Exhibit 10.15

EXECUTION VERSION

Mortgage Loan No.: 17602

MASTER LOAN AGREEMENT

between

TPHGREENWICH OWNER LLC,

as Borrower

and

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

as Lender and Administrative Agent

Dated as of December 22, 2017

Relating to Property Located at:

77 Greenwich Street

(also known as 67 Greenwich Street and 28-42 Trinity Place) (Block 19, Lots 11 and 13)

and Air Rights acquired from 81 Greenwich Street (Block 19, Lot 18)

New York, New York

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

LIST OF EXHIBITS

EXHIBIT A	-	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	-	APPROVED BUDGET
EXHIBIT C	-	RESIDENTIAL UNIT MINIMUM SALES PRICE SCHEDULE
EXHIBIT D	-	SALES PACE COVENANT
EXHIBIT E	-	CONSTRUCTION TIMELINE
EXHIBIT F	-	LIST OF APPROVED PLANS AND SPECIFICATIONS
EXHIBIT G	-	FORM OF DRAW REQUEST
EXHIBIT H	-	BORROWER CERTIFICATION
EXHIBIT I	-	DISBURSEMENTS FOR DEPOSITS
EXHIBIT J	-	SURVEY REQUIREMENTS

-v-

(continued)

Page

EXHIBIT K	-	PHASE I REQUIREMENTS
EXHIBIT L	-	LIST OF OPERATING AGREEMENTS
EXHIBIT M	-	LIST OF EASEMENT AGREEMENTS
EXHIBIT N	-	BORROWER ORGANIZATIONAL CHART
EXHIBIT O	-	PROFORMA OPERATING BUDGET
EXHIBIT P	-	FORM OF ASSIGNMENT OF EXCLUSIVE SALES AGREEMENT
EXHIBIT Q	-	FORM OF ASSIGNMENT OF MANAGEMENT AGREEMENT
EXHIBIT R	-	FORM OF CONDOMINIUM DECLARATION AND BYLAWS
EXHIBIT S	-	FORM OF PURCHASE AGREEMENT DEPOSIT ESCROW AGREEMENT
EXHIBIT T	-	FORM OF PURCHASE AGREEMENT DEPOSIT ESCROWEE ACKNOWLEDGMENT
EXHIBIT U	-	BUSINESS PLAN
EXHIBIT V	-	FORM OF ASSIGNMENT OF INTEREST RATE PROTECTION AGREEMENT
EXHIBIT W	-	SCHEDULE OF AMORTIZING NOTIONAL AMOUNTS

-vi-

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Agreement”) is entered into as of December 22, 2017 by and between TPHGREENWICH OWNER LLC, a Delaware limited liability company (“Borrower”) and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY a Massachusetts corporation (“Lender” and, to the extent applicable pursuant to Article 15, “Administrative Agent”).

RECITALS:

A.           Borrower is the owner of certain real property containing approximately 1.23 acres located at 77 Greenwich Street (also known as 67 Greenwich Street and 28-42 Trinity Place) designated as Block 19, Lots 11 and 13 in the New York City Tax Map in the City, County and State of New York as more particularly described on Exhibit A attached hereto (the “Land”) and the existing improvements located thereon. The Land is part of a “zoning lot”, as defined in the Zoning Resolution of the City of New York consisting of the Land and the parcel of real property designated on the New York City Tax Map in the City, County and State of New York as Lot 18, Block 19.

B.           Borrower and the New York City School Construction Authority, a public benefit corporation of the State of New York (the “SCA”) are parties to (i) that certain School Design, Construction, Funding and Purchase Agreement dated as of the date hereof, together with that certain letter agreement dated as of the date hereof between Borrower and SCA (collectively, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “School Unit Purchase Agreement”) pursuant to which Borrower shall, inter alia, complete the construction of the School Improvements (as defined below), (ii) that certain Agreement of Lease dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Master Lease”) pursuant to which Borrower, as landlord, ground leases the Land to the SCA, as tenant, subject to Borrower’s right to perform its obligations under the School Unit Purchase Agreement and the Sublease, and (iii) that certain Sublease dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Sublease”) pursuant to which the SCA, as sublandlord, subleases the Land excluding what is intended to be the School Unit to Borrower, as subtenant.

C.           Borrower intends to construct (i) a new mixed-use building containing approximately 300,400 square feet of gross floor area on the Land (the “Building”) which Building shall include (1) approximately 207,000 square feet of gross floor area of residential space to be located predominantly on portions of floors 11 through 38 (the “Residential Improvements”), (2) the core and shell of the approximately 86,000 square feet of gross floor area of school improvements to be located predominantly on a portion of the cellar and ground floor and portions of floors 2 through 8 of the Building as more particularly described in the School Unit Purchase Agreement (the “School Improvements”), the completion of such School Improvements to include, without limitation (a) certain modifications to the existing Robert and Anne Dickey House which has been designated a landmark by the New York City Landmarks Preservation Commission (the “Dickey House”), (b) certain modifications to the exterior of the Dickey House, and (c) the incorporation of a portion of the Dickey House into the School Unit, (3) approximately 4,900 square feet of gross floor area for retail space to be located on a portion of the cellar and ground floor of the Building (the “Retail Improvements”), and (ii) construction of a new subway stair and/or elevator entrance on Trinity Place pursuant to the terms and conditions of the Transit Improvement Agreement (the “Subway Entrance”; together with the Building, the “Improvements”). The construction work contemplated by the Approved Plans and the 100% School Base Building CD’s, including without limitation, the construction of the Improvements is referred to herein collectively as the “Project”.

D.           The Improvements are to be (i) constructed substantially in accordance with the Approved Plans, including without limitation, the 100% School Base Building CD’s, pursuant to a certain Construction Management Agreement dated March 16, 2017 by and between Borrower, as owner, and Gilbane Residential Construction LLC (the “Contractor”), as construction manager, as amended by that certain Amendment No. 1 to Agreement between Owner and at Risk Construction Manager for Construction of 42 Trinity Place, New York, New York dated October 24, 2017 (as the same may be amended, modified, supplemented or replaced, from time to time, in accordance with this Agreement, the “Construction Contract”), and substantially in accordance with the Business Plan and the Approved Budget, and (ii) Completed prior to the Completion Date.

E.           Upon substantial completion of the School Improvements pursuant to the School Unit Purchase Agreement, the Project shall be submitted to the provisions of the Condominium Act to create a condominium of the Project (excluding the Subway Entrance) which shall be governed by and subject to the provisions of this Agreement, the Condominium Laws and the Condominium Documents. The Condominium shall initially be comprised of the following Condominium Units: (i) one (1) residential condominium unit (the “Residential Unit”) containing the Residential Improvements, which Residential Unit may be further subdivided subject to the terms of this Agreement into not fewer than ninety (90) and not greater than ninety-three (93) residential condominium units in connection with the Residential Subdivision (each such subdivided residential unit being herein referred to as a “Subdivided Residential Unit”; and collectively, the “Subdivided Residential Units”), (ii) one (1) school condominium unit containing the School Improvements (the “School Unit”), and (iii) one (1) retail condominium unit containing the Retail Improvements (the “Retail Unit”; together with the Residential Unit (or the Subdivided Residential Units subsequent to the Residential Subdivision, as the case may be) and the School Unit, the “Condominium Units” and each, a “Condominium Unit”). Simultaneously therewith, (i) Borrower shall convey its fee interest in the School Unit to the SCA in accordance with the provisions of the School Unit Purchase Agreement, (ii) the Master Lease and Sublease shall terminate and terminations of the memoranda thereof shall be recorded in the Register’s Office, and (iii) the Loan Documents may be amended (to reference the termination of the leasehold and subleasehold interests created under the Master Lease and Sublease, to reflect the conversion of the Premises to Condominium Units and their appurtenant interests, and to secure development and declarant rights).

F.           In order to finance the development of the Project and the construction of the Improvements, Borrower has applied to Lender for a loan and subject to the terms of this Agreement and the other Loan Documents, Lender has agreed to make (i) a Term Loan to Borrower in the original principal amount of $32,302,285.00, (ii) a Building Loan to Borrower in the maximum principal amount of up to $128,197,878.00 to reimburse Borrower for (or to pay directly) certain construction costs in connection with the construction of the Improvements on the Land in accordance with the Approved Plans, and (iii) a Project Loan to Borrower in the maximum principal amount of up to $28,999,837.00 to reimburse Borrower for (or to pay directly) certain other costs incurred by Borrower in connection with the construction of the Improvements on the Land in accordance with the Approved Plans, each such loan which shall be secured, in part, by all of Borrower’s assets.

G.           Under the terms of the School Unit Purchase Agreement, the SCA is obligated to make the following payments to the Borrower in connection with the completion of the School Unit: an amount equal to the aggregate of (i) $41,546,032.00 in monthly installments beginning on the Closing Date in accordance with the guidelines set forth in Exhibit H of the School Unit Purchase Agreement (collectively, the “Land Value Payment”) representing SCA’s payment to Borrower for a portion of the Land value determined in accordance with Exhibit G of the School Unit Purchase Agreement, (ii) Pre-Development Costs, interest on SCA’s allocable share of Pre-Development Costs, and all soft costs incurred for the School Improvements more particularly set forth in Exhibit O of the School Unit Purchase Agreement in an amount equal to $6,912,523 (as such amount may be adjusted pursuant to the terms of the School Unit Purchase Agreement, the “School Base Building Soft Costs”), as such School Base Building Soft Costs have been allocated to the School Improvements in accordance with Exhibit G of the School Unit Purchase Agreement (the “School Base Building Soft Cost Payment”), (iii) a construction supervision fee (the “School Construction Supervision Fee”) of five percent (5%) of each Requisition (as defined in the School Unit Purchase Agreement) (subject to the holdback provisions of Section 5.02(f) of the School Unit Purchase Agreement) payable by the SCA in periodic installments in accordance with and subject to the guidelines set forth in Exhibit H of the School Unit Purchase Agreement (the “School Construction Supervision Fee Payment”), and (iv) up to $50,933,787.00 payable based on percentage completion (as such amount may be adjusted pursuant to the terms of the School Unit Purchase Agreement, the “School Base Building Hard Cost Payment”; together with the Land Value Payment, the School Construction Supervision Fee Payment, the School Base Building Soft Cost Payment and any other payment made by the SCA under the School Unit Purchase Agreement, the “School Cost Payments”) to pay Borrower SCA’s portion of hard costs attributable to the School Improvements in accordance with Exhibit G of the School Unit Purchase Agreement (excluding the School Construction Supervision Fee and the Land Value Payment, the “School Base Building Hard Costs”; together with the Pre-Development Costs, the School Base Building Soft Costs, and any other Public School Project Costs, the “School Costs”). As a condition to making the Loan, Lender has required that all amounts required to be paid by the SCA under the School Unit Purchase Agreement representing Land Value Payments and School Construction Supervision Fee Payments be deposited into the School Purchase Control Account and that all remaining amounts required to be paid by the SCA under the School Unit Purchase Agreement (including, without limitation, the Pre-Development Costs, the School Base Building Soft Costs and the School Base Building Hard Costs) be deposited into the School Cost Control Account pursuant to the terms of this Agreement and the Triparty Agreement.

H.           The Recitals are a material part of this Agreement.

NOW, THEREFORE, in consideration of the terms and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed to, the parties agree to be bound as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, the following terms shall mean:

“100% School Base Building CD’s” is defined in the School Unit Purchase Agreement.

“Acceleration Event” is defined in Section 2.5(b).

“Acceptable Invoice” means an invoice or bill that (i) is in writing, (ii) contains the vendor’s name and address, (iii) contains the Project name and location, and (iv) except in the case of the initial Draw Request, is dated not more than 90 days prior to the date of the applicable Draw Request.

“Access Laws” means the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities, as may heretofore or hereafter may be amended.

“ACH” is defined in Section 2.7(a).

“Actual Debt Service” means with respect to any particular period of time, principal (if applicable) and interest payments made under the Notes and this Agreement for such period.

“Additional Equity” means amounts credited to Borrower as additional equity contributions after the Closing Date as provided hereunder and which will include, without limitation, the SCA Contributed Equity.

“Adjusted Rate” means the Federal Funds Rate as such Federal Funds Rate may change from time to time, plus the Rate Spread.

“Administrative Agent” means Massachusetts Mutual Life Insurance Company, or any successor pursuant to Article 15.

“Administrator” means PNC Bank, N.A.

“Advances” means (other than (i) Loan proceeds, (ii) equity contributed by Borrower to the Project, (iii) School Cost Payments, and (iv) all other amounts funded by Borrower or any Affiliate thereof) all amounts of money advanced or paid and all costs and expenses incurred by Administrative Agent or Lender, as provided in this Agreement or in any other Loan Document, upon failure of Borrower to pay or perform any obligation or covenant contained herein or in such other Loan Document.

“Affiliate” means any Person Controlled by, in Control of or under common Control with any other Person.

“Agreement” means this Master Loan Agreement, as amended from time to time.

“Anti-Money Laundering Laws” means the USA Patriot Act of 2001, as amended, the Bank Secrecy Act, as amended, Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include OFAC Prohibited Persons), specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Application” means the Term Sheet dated as of April 5, 2017, executed by or on behalf of Borrower and Lender for the Loan.

“Approved Budget” means the Line Item breakdown of the total direct and indirect costs of the Project attached hereto as Exhibit B and made a part hereof, including all Hard Costs, all Soft Costs and the Interest Holdback under the Loan, as the same shall be amended by Lender from time to time to reflect (i) Change Orders approved by Lender in accordance with this Agreement or that do not require Lender’s approval hereunder and (ii) reallocations of Available Cost Savings and from the Contingency Line Item which are expressly permitted in accordance with the terms of this Agreement.

“Approved Form of Contract of Sale” is defined in Section 16.2(a).

“Approved Plans” means the final signed architectural, civil, structural, foundation, plumbing, electrical and mechanical plans and specifications listed on Exhibit F, as the same may be amended and supplemented from time to time in accordance with Section 3.3(a)(ii) and to reflect Change Orders approved by Lender (or which do not require Lender’s approval) in accordance with the terms of this Agreement.

“Appurtenances” is defined in the Granting Clauses of the Mortgage.

“Architect” means FXFowle Architects, LLP, and any other architect for the construction of the Improvements approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Architect’s Consent” means the consent executed and delivered by the Architect to Lender in connection with the Loan, pursuant to which the Architect has, among other things, consented to the assignment of the Architect’s Contract from Borrower to Lender.

“Architect’s Contract” means that certain Architectural Services Agreement dated as of December 18, 2015 between Borrower and Architect, as may be amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Borrower and Architect approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Assignment of Architect Contract” means the Assignment of Architect Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Construction Contract” means the Assignment of Construction Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Demolition Contract” means the Assignment of Demolition Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Design Contract” means the Assignment of Interior Design and Architectural Services Agreement of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Engineer’s Contract” means collectively, (i) with respect to the Stantec Contract, the Assignment of Professional Services Agreement of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time, (ii) with respect to the Langan Contract, the Assignment of Engineer’s Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time, and (iii) with respect to the Tomasetti Contract, the Assignment of Engineer’s Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assignment of Exclusive Sales Agreement” means the Assignment and Subordination of Exclusive Sales and Marketing Agreement to be executed by Borrower, Lender and the Sales Agent in connection with the Loan substantially in the form attached hereto as Exhibit P, pursuant to which the Sales Agent shall, among other things, consent to the assignment and subordination of the Sales Agreement.

“Assignment of Leases and Rents” means collectively, the Term Loan Assignment of Leases and Rents, the Building Loan Assignment of Leases and Rents and the Project Loan Assignment of Leases and Rents.

“Assignment of Licenses and Contracts” means the Assignment of Licenses, Permits, Approval, Contracts and Agreements of even date herewith from Borrower to Lender, as it may be amended, modified, consolidated or extended from time to time.

“Assignment of Management Agreement” means the Assignment and Subordination of Management Agreement to be executed by and among Borrower, Lender and the Property Manager in connection with the Loan substantially in the form attached hereto as Exhibit Q, pursuant to which the Property Manager shall, among other things, consent to the assignment and subordination of the Management Agreement.

“Assignment of Rate Cap Agreement” is defined in Section 8.17(d).

“Assignment of Services Contract” means the Assignment of Services Contract of even date herewith from Borrower to Lender, as it may be amended, supplemented or otherwise modified, from time to time.

“Assumed Debt Service” means the product of the most recent regularly scheduled monthly payment of interest on the Loan and the applicable number of months for which the Assumed Debt Service is being calculated; provided, however, Assumed Debt Service shall be measured at the maximum interest rate as set forth in the Interest Rate Cap Agreement or if no Interest Rate Cap Agreement is required or in place then the greater of the then current Contract Rate and nine and 25/100 percent (9.25%).

“Attorney General” means the New York State Office of the Attorney General, Department of Law, Real Estate Finance Bureau.

“Available Cost Savings” means any cost savings achieved by Borrower with respect to any Line Item in the Approved Budget which has not previously been reallocated as permitted in this Agreement. Borrower shall not be deemed to have achieved any cost savings in any Line Item in the Approved Budget unless the work or the materials to which those cost savings relate has been completed or purchased in accordance with the requirements of this Agreement or until such cost savings have been otherwise documented to the reasonable satisfaction of Lender.

“Bankruptcy Proceeding” means any proceeding, action, petition or filing under the Federal Bankruptcy Code or any similar state or federal law now or hereafter in effect relating to bankruptcy, reorganization or insolvency, or the arrangement or adjustment of debts.

“Barings” means Barings LLC, a Delaware limited liability company.

“Borrower” is defined in the introductory paragraph on page one of this Agreement, and also includes any subsequent owner of the Mortgaged Property and its or their respective permitted successors and assigns.

“Borrower Certification” means a certification in the form attached to this Agreement as Exhibit H, together with all accompanying documentation reasonably required by Lender.

“Building” is defined in paragraph C of the Recitals.

“Building Loan” means that certain loan evidenced by the Building Loan Note in the maximum principal amount of up to $128,197,878.00 made by Lender to Borrower to finance Hard Costs, which Building Loan is secured by, among other things, the Building Loan Mortgage.

“Building Loan Advance(s)” is defined in Section 2.1(b).

“Building Loan Agreement” means that certain Building Loan Agreement of even date herewith between Borrower and Lender, as the same may be amended, restated, or modified from time to time.

“Building Loan Assignment of Leases and Rents” means the Building Loan Assignment of Leases and Rents from Borrower to Lender of even date herewith, as the same may be amended, modified, consolidated or extended from time to time.

“Building Loan Documents” means collectively, this Agreement, the Building Loan Agreement, the Building Loan Note, the Building Loan Mortgage, the Building Loan Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Equity Funding Guaranty, the Carry Guaranty, and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the repayment of the Indebtedness or the performance of Borrower in connection with the Building Loan.

“Building Loan Interest Holdback” is defined in Section 3.6.

“Building Loan Note” means that certain Building Loan Promissory Note of even date herewith executed and delivered by Borrower to Lender in the original principal amount of up to $128,197,878.00, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Building Loan Mortgage” means the Fee and Leasehold Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Bulk Sale” means the sale of more than five Subdivided Residential Units to any one Residential Unit Purchaser.

“Breakage Fee” is defined in Section 2.5(a)(iii).

“Business Day” means any day other than a Saturday, Sunday or other day on which national banks in the State are not open for business.

“Business Plan” means the business plan as shown on Exhibit U attached hereto and made a part hereof, as the same is updated annually by Borrower in accordance with the provisions of Section 9.1(a)(i) and approved by Lender (not to be unreasonably withheld, conditioned or delayed other than with respect to requests to amend the Major Points of Business Plan, which may be granted or withheld in Lender’s sole and absolute discretion), and such other updates as approved by Lender (not to be unreasonably withheld, conditioned or delayed other than with respect to requests to amend the Major Points of Business Plan, which may be granted or withheld in Lender’s sole and absolute discretion).

“Bylaws” means the by-laws of the Condominium approved by Lender in the form attached as part of Exhibit R, which by-laws shall be attached as an exhibit to the Declaration, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.

“Carry Guaranty” means the Carry Guaranty of even date herewith from Indemnitor for the benefit of Lender, as amended from time to time.

“Change Order” is defined in Section 4.2.

“Closed Period Prepayment Fee” is defined in Section 2.5(b).

“Closed Prepayment Date” is defined in Section 2.5(a).

“Closed Refinancing Prepayment Date” is defined in Section 2.5(a).

“Closing Date” means the date that the Loan (or the initial portion thereof) is advanced to Borrower.

“Collateral” is defined in the Granting Clauses of the Mortgage.

“Collusive Insolvency” is defined in Section 13.1(c).

“Comparable Condominium Projects” means first class condominium projects located in Manhattan that are comparable to the Project in location, price, size, facilities, amenities and quality.

“Completion”, “Complete” or “Completed” means the substantial completion of the Project and Construction Work (excluding SCA Pre- and Post-Turnover Work) free and clear of mechanics’ liens and comparable liens (other than those that have been bonded, otherwise discharged or are being contested pursuant to Section 4.7 hereof) in accordance with the Approved Budget (taking into account Available Cost Savings and permitted reallocations from Contingency as set forth in Section 3.9), the Approved Plans, with all necessary Permits and certificates of occupancy for the Subdivided Residential Units (which may be temporary) and in compliance in all material respects with all applicable Legal Requirements and Permits, and subject only to the completion of Punch List Items. Completion shall specifically require that the Condominium Documents (other than the Offering Plan) have been submitted for recordation in Register’s Office, the School Unit has been conveyed to the SCA in accordance with the School Unit Purchase Agreement, the Master Lease and the Sublease have been terminated and terminations of the memoranda thereof have been recorded in the Register’s Office, and that the Borrower has satisfied all of its obligations under the School Unit Purchase Agreement (other than the SCA Pre- and Post-Turnover Work and any obligation that the SCA has waived).

“Completion Date” means June 19, 2021, as the same may be extended to the Outside Completion Date solely due to Force Majeure.

“Completion Guaranty” means the Guaranty of Completion and Payment of even date herewith from Indemnitor for the benefit of Lender, as amended from time to time.

“Condominium” means the condominium to be established by Borrower pursuant to the Condominium Declaration consisting of the Condominium Units and common elements and limited common elements described therein, in accordance with the terms and conditions of this Agreement.

“Condominium Act” means Article 9-B of the New York Real Property Law (339-d et seq.), together with the administrative rules promulgated thereunder, and all amendments and replacements thereof, and all regulations with respect thereto now or hereafter promulgated.

“Condominium Association” means the condominium association to be established pursuant to the Condominium Documents.

“Condominium Board of Managers” means the persons to be responsible for the administration and operation of the Condominium Association who are to be designated by the Unit Owners in accordance with the Bylaws of the Condominium to be attached to the Declaration.

“Condominium Documents” means, collectively, the Declaration, the Bylaws, the Condominium Plans, the Offering Plan, drawings and any other documents relating to the submission of the Improvements to the condominium form of ownership and the regulation and administration of the Improvements after submission, all of which must be reasonably acceptable to Lender and accepted for filing by any agency whose approval and acceptance is required by the Condominium Laws, including without limitation, the Attorney General.

“Condominium Laws” means all applicable local and state laws, rules and regulations which affect the establishment and maintenance of condominiums in the State and the offering and sale of condominiums in the State, including, without limitation, the Condominium Act and the Martin Act, as same may be amended and in effect from time to time.

“Condominium Plans” means the floor plans of the Condominium Units to be prepared and certified by the Architect and to be approved by the Tax Map Unit and filed in the Division of Land Records Office of the Department of Finance of the City of New York, and also filed in the Register’s Office as a Condominium Plan, all in accordance with the terms and conditions of this Agreement.

“Condominium Unit” is defined in paragraph E of the Recitals.

“Construction Contract” is defined in paragraph D of the Recitals.

“Construction Work” means the construction of the Project in accordance with the Approved Plans, which includes, without limitation, the construction of the Improvements.

“Contingency Line Item” is defined in Section 3.9.

“Contractor” is defined in paragraph D of the Recitals.

“Contract Rate” is defined in Section 2.2(a).

“Control” means the power to direct the decision-making, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise; and the terms “Controlling” or “Controlled” have meanings correlative to the foregoing.

“Control Account(s)” means collectively, (i) the School Cost and Purchase Control Account, (ii) the School Purchase Control Account, (iii) the School Cost Control Account, (iv) any deposit account established pursuant to Section 2.11(d), and (v) any other control account established for the benefit of Lender in accordance with the terms of this Agreement.

“Control Agreement” means collectively, any deposit control account established in connection with the Loan and controlled by Lender, which may be subject to the terms of a deposit account control agreement in a form reasonably acceptable to Lender, to be executed and delivered by Borrower, Lender and the bank at which the account that is the subject of such agreement is held, as each of the foregoing may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control Bank” means as of the date hereof, PNC Bank, N.A., so long as it satisfies the Rating Criteria, or any other bank designated by Lender and reasonably acceptable to Borrower that satisfies the Rating Criteria.

“Conversion Costs” is defined in Section 2.8(c).

“Conveyance” is defined in Section 10.1.

“CP” is defined in the School Unit Purchase Agreement.

“Cure Notice” is defined in Section 11.1(c).

“Current LIBOR” is defined in Section 2.5(a)(iii).

“Declaration” means the declaration establishing a plan for condominium ownership approved by Lender in the form attached as Exhibit R in accordance with the terms and conditions of Section 8.20 of this Agreement and to be recorded in the Register’s Office, all in conformance with the Condominium Act, with such modifications thereto as shall be approved by Lender in accordance with this Agreement.

“Default Rate” is defined in Section 2.2(c).

“Defaulting Lender” means any Lender that fails or refuses to perform its obligation to fund its share of a Disbursement to Borrower in accordance with the terms and conditions of this Agreement within the time period specified for such funding and such failure or refusal continues for a period of ten (10) Business Days following written notice from Borrower to said Lender and to the Administrative Agent.

“Deficiency Amount” is defined in Section 5.2(d)(iv).

“Demolition Contract” means that certain AIA101-2007 Standard Form of Agreement Between Owner and Contractor executed as of March 30, 2016 between Borrower and Demolition Contractor, as may be amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Borrower and Demolition Contractor approved by Lender under this Agreement.

“Demolition Contractor” means Alba Services, Inc., and any other demolition contractor approved by Lender under this Agreement.

“Demolition Contractor’s Consent” means the consent executed and delivered by the Demolition Contractor to Lender in connection with the Loan, pursuant to which the Demolition Contractor has, among other things, consented to the assignment of the Demolition Contract from Borrower to Lender.

“Designer” means Deborah Berke & Partners Architects LLP, and any other designer approved by Lender under this Agreement.

“Designer’s Consent” means the consent executed and delivered by the Designer to Lender in connection with the Loan, pursuant to which the Designer has, among other things, consented to the assignment of the Designer’s Contract from Borrower to Lender.

“Designer’s Contract” means that certain Agreement for Interior Design and Architecture Services dated as of August 5, 2015 between Borrower and Designer, as may be amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Borrower and Designer approved by Lender under this Agreement.

“Developer Event of Default” means any event of default by Borrower under the Triparty Agreement, the School Unit Purchase Agreement, the Master Lease or the Sublease, following any required notice to Borrower and following the expiration of any applicable cure periods specified therein.

“Developer Fee” is defined in Section 3.10.

“Dickey House” is defined in paragraph C of the Recitals.

“Disbursement to Borrower” means the disbursement of Funds by Lender to Borrower in accordance with the provisions of Article 3, from the Loan Reserve, Reserve Account or as a Loan Advance.

“Disbursement Date” is defined in Section 3.1(b).

“Dollars” and “$” means lawful money of the United States of America.

“Draw Request” means a request for payment in the form attached to this Agreement as Exhibit G, together with all accompanying documentation reasonably required by Lender.

“Easement Agreements” is defined in Section 8.3.

“Easements” is defined in Section 8.3.

“Engineer” means collectively, Stantec Consulting Services Inc. (“Stantec”), Langan Engineering, Environmental, Survey and Landscape Architecture, DPC (“Langan”) and Thornton Tomasetti, Inc. (“Tomasetti”) or any substitute or replacement engineer designated by Borrower and approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Engineer’s Consent” means the consent executed and delivered by each Engineer to Lender in connection with the Loan, pursuant to which each Engineer has, among other things, consented to the assignment of the applicable Engineer’s Contract from Borrower to Lender.

“Engineer’s Contract” means collectively, (i) that certain Professional Services Agreement dated March 13, 2017 by and between Borrower, as Owner, and Stantec, as Consultant (the “Stantec Contract”), (ii) that certain Proposal to Owner dated September 10, 2015 from Langan and agreed to by Borrower, as supplemented by that certain letter agreement dated November 5, 2015 from Borrower to Langan (the “Langan Contract”), (iii) that certain Letter Agreement dated December 18, 2015 by and between Borrower, as Owner, and Tomasetti, as Consultant, as supplemented by that certain Proposal to Provide Engineering Services dated August 9, 2017 accepted by Colliers International, as agent for Borrower (the “Tomasetti Contract”), and (iv) any other agreement between (or on behalf of) Borrower and any other Engineer approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Enumerated Permitted Prepayment” is defined in Section 2.5(a).

“Environmental Indemnification Agreement” means the Environmental Indemnification Agreement of even date executed by Borrower and Indemnitor in favor of Lender and the Lender Parties and Administrative Agent, as applicable, as amended from time to time.

“Equipment” is defined in the Granting Clauses of the Mortgage.

“Equity Deposit” means any amount required from time to time after the date hereof to be deposited in cash with Lender to pay the costs of the Project which are (i) not paid out of the proceeds of the Loan, (ii) necessary to pay for Change Orders, (iii) required to be made under Section 3.3(t), or (iv) to satisfy Borrower’s Required Equity obligations under Section 3.2(b), including any equity payments required to be made by Borrower under Section 3.11 in order to prevent the Loan from being Out of Balance.

“Equity Funding Guaranty” means that certain Equity Funding Guaranty of even date herewith from Indemnitor for the benefit of Lender, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the IRS Code, of which Borrower is a member, and (b) solely for purposes of potential liability or any lien arising under Section 302 of ERISA and Section 412 of the IRS Code, described in Section 414(m) or (o) of the IRS Code, of which Borrower is a member.

“Evidence of Sufficient Funds” is defined in the School Unit Purchase Agreement.

“Event of Default” means any one or more of the events described in Section 11.1.

“Excess Rate” is defined in Section 8.17(e).

“Exit Fee” is defined in Section 2.5(a)(ii).

“Extended Term” is defined in Section 2.4(b).

“Extension Conditions” is defined in Section 2.4(b).

“Extension Fee” means an extension fee equal to one-half of one percent (.5%) of the outstanding principal balance of the Loan on the Initial Maturity Date, as reasonably calculated by Lender.

“Extension Notice” is defined in Section 2.4(b).

“Extension Option” is defined in Section 2.4(b).

“Federal Bankruptcy Code” means Title 11 of the United States Code, as the same may be amended from time to time or any successor statute.

“Federal Funds Rate” means the rate published in The Wall Street Journal as the average federal funds rate in the Money Rates section as of the applicable date. If The Wall Street Journal is not in publication on the applicable date, or ceases to publish such average rates, then any other publication acceptable to Lender quoting daily market average federal funds rates will be used.

“Final Architect’s Certificate” means an AIA Certificate of Completion issued by the Architect and verified by the Inspector, indicating that the Project is in compliance with all applicable Legal Requirements and that based upon personal inspections at adequate intervals (not less frequently than monthly) during construction, the Construction Work has been completed in a good and workmanlike manner and substantially in accordance with the Approved Plans and in accordance with all applicable Legal Requirements.

“Financial Information” is defined in Section 9.1.

“Financial Information Fee” is defined in Section 9.1(c).

“First Month” is defined in Section 2.2(a).

“Fiscal Year” means each calendar year during the term of this Agreement, or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. During the first year of the term of this Agreement, Borrower’s Fiscal Year shall be deemed to have commenced on the date of this Agreement and shall end on the regular Fiscal Year ending date as indicated in the immediately preceding sentence.

“Foreign Taxes” is defined in Section 2.8(d).

“Force Majeure” means a delay or inability of Borrower to perform its obligations under the Loan Documents that is not the result of any failure to timely satisfy any monetary obligation of Borrower, the Principals or their respective Affiliates, but rather is the result of Acts of God, acts of nature, strikes or similar labor disturbance, acts of terrorism, embargo or blockades, delays in transportation or information distribution, governmental regulation or restriction, strike, riot, fire or explosions, or inability to obtain labor or materials, arbitrary or capricious interpretations or actions of governmental authorities including, without limitation, moratoriums, delays in issuing Permits or making inspections (which delays are not caused by the failure to timely make requests or application, Borrower error or incomplete filings), or changes in laws, or any substantively like event, if and to the extent beyond the reasonable control of Borrower or Indemnitor.

“Funds” means the proceeds of the Loan, Required Equity and any other amounts in the Loan Reserve or Reserve Account.

“Governmental Authority” is defined in Section 2.8(d).

“Hard Costs” means amounts payable to the Contractor under the Construction Contract for the Construction Work and other budgeted hard costs, excluding without limitation, any School Costs.

“Impositions” means all taxes or payments in lieu of taxes of every kind and nature, sewer rents, charges for water, for setting or repairing meters and for all other utilities serving the Premises, and assessments, levies, inspection and license fees and all other charges imposed upon or assessed against the Mortgaged Property or any portion thereof (including the Property Income but specifically excluding income, franchise and doing business taxes) by a Governmental Authority, in each case relating to the Mortgaged Property, and any stamp, mortgage or other taxes which might be required to be paid, or with respect to any of the Loan Documents, any of which might, if unpaid, affect the enforceability of any of the remedies provided in this Agreement or any other Loan Documents or result in a lien on the Mortgaged Property or any portion thereof, regardless of to whom assessed.

“Improvements” is defined in paragraph C of the Recitals.

“Increased Costs” is defined in Section 2.8(b).

“Indebtedness” means the aggregate of all principal and interest payments that accrue or are due and payable in connection with the Loan, together with all other obligations and liabilities and all amounts of money advanced or paid or due and all costs and expenses incurred by Lender hereunder or under any other Loan Document.

“Indemnitor” means Trinity Place Holdings Inc.

“Indemnitor’s Financial Covenants” means the financial covenants to be satisfied by Indemnitor as same are set forth in Section 12 of the Recourse Guaranty Agreement.

“Initial Maturity Date” is defined in Section 2.4(a).

“Initial Required Equity” means an amount equal to or greater than $61,754,677.00.

“Inspector” means the independent inspector retained by Lender for the benefit of Lender at Borrower’s cost to perform the functions described in Section 4.5.

“Institutional Real Estate Investor” means (i) any bank, insurance company, pension fund or other similar non-individual investor, provided that said entity conducts business in the United States, or (ii) a United States based real estate fund that is comprised of investors that are Institutional Real Estate Investors.

“Intangibles” is defined in the Granting Clauses of the Mortgage.

“Interest Holdback” is defined in Section 3.6.

“Interest Reserve” is defined in Section 2.9.

“Interest Period” means the initial period commencing on and including the Closing Date to and including the last day in the month in which the Closing Date occurs, and thereafter, each one (1) calendar month period to the Maturity Date.  Each Interest Period shall commence on the day immediately following the last day of the next preceding Interest Period, and shall end on the day immediately prior to the first day of the next Interest Period, and, provided further that, if any such Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

“Interest Rate Cap Agreement” is defined in Section 8.17(a).

“Investor” is defined in Section 14.13.

“IRS Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Issuer” is defined in Section 8.17(a).

“Land” is defined in paragraph A of the Recitals.

“Land Value Payment” is defined in paragraph G of the Recitals.

“Late Charge” is defined in Section 2.2(b).

“Lease Period” means any period during the Loan Term when the Master Lease or the School Unit Purchase Agreement is in full force and effect.

“Leases” is defined in the Granting Clauses of the Mortgage and shall include, without limitation, the Master Lease and the Sublease.

“Legal Requirements” means all applicable existing and future federal, state and local laws, ordinances, rules and regulations and court orders affecting the Mortgaged Property, the Borrower or the Indemnitor including those pertaining to zoning, landmarks, historical sites, wetlands, subdivision, land use, environmental, traffic, fire, building, union collective bargaining agreements (which are binding upon trade contractors performing work at the Mortgaged Property), occupational safety and other applicable labor laws (including any applicable minimum or prevailing wage laws), health and Americans with Disabilities Act.

“Lender” means, collectively, Massachusetts Mutual Life Insurance Company, any other holders from time to time of the Note and their respective successor and assigns.

“Lender Parties” means Lender, Barings, any present and future Administrative Agent, loan participants, co-lenders, loan servicers, custodians and trustees, and each of their respective directors, officers, employees, shareholders, agents, affiliates, heirs, legal representatives, successors and assigns.

“LIBOR” means the interest rate per annum equal to the 1-month London Interbank Offered Rate, as reported by the ICE Benchmark Administration Limited (the “IBA”) (or the successor thereto if IBA is no longer making LIBOR available), on Bloomberg (or such other financial service acceptable to Lender as may be nominated by the IBA as the information vendor for the purpose of displaying IBA’s interest settlement rates for U.S. Dollar deposits) and except as expressly set forth herein, LIBOR shall be determined at 11:00 a.m. (New York time) on the day that is two (2) Business Days prior to the date that the applicable LIBOR is to be effective pursuant to the terms hereof (or the last day prior thereto on which Bloomberg is published, if it is not published on the applicable Business Day).

“Lien” means any security interest or encumbrance of or in the Mortgaged Property securing an obligation owed to, or a claim by, any Person other than the owner of the Mortgaged Property, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, or under any ground leases and any other lease forming a part of the Mortgaged Property, or arising from any claims and demands of mechanics, materialmen, laborers and others.

“Line Item” means a line item of cost and expense, as set forth in the Approved Budget.

“Loan” means collectively, the Term Loan, the Building Loan and the Project Loan made by Lender to Borrower under this Agreement and the other Loan Documents and all other amounts secured by the Loan Documents.

“Loan Advance” means Building Loan Advances and Project Loan Advances.

“Loan Documents” means collectively, this Agreement, the Building Loan Agreement, the Project Loan Agreement, the Notes, the Mortgage, the Assignments of Leases and Rents, the Assignment of Licenses and Contracts, the Assignment of Architect Contract, the Assignment of Construction Contract, the Assignment of Demolition Contract, the Assignment of Design Contract, the Assignment of Engineer’s Contract, the Assignment of Services Contract, the Architect’s Consent, the Contractor’s Consent, the Demolition Contractor’s Consent, the Engineer’s Consent, the Designer’s Consent, the Owner’s Representative Consent, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Assignment of Management Agreement (once entered into), the Carry Guaranty, the Equity Funding Guaranty, the Triparty Agreement, the Assignment of Exclusive Sales Agreement (once entered into), the Assignment of Rate Cap Agreement, the Pledge Agreement, the Power of Attorney, the Uniform Commercial Code Financing Statement naming Indemnitor as debtor and Lender as secured party, the Uniform Commercial Code Financing Statements naming Borrower as debtor and Lender as secured party and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the payment of the Indebtedness or the performance of Borrower or otherwise now or hereafter executed in connection with the Loan and all amendments, modification, restatements, extensions, renewals and replacements of the foregoing.

“Loan Reserve” means an interest bearing reserve account established with Lender or Administrator at a financial institution selected by Lender (subject to Borrower’s approval, not to be unreasonably withheld, conditioned or delayed), which financial institution must meet the Rating Criteria, in which Lender holds a perfected security interest for the benefit of Lender, and into which all Equity Deposits, Punch List Sub Reserves, and Set Aside Funds will be deposited pursuant to Sections 3.16 and 3.17.

“Loan Term” means the term of the Note from the date of the Note through and including the Maturity Date.

“Loan to Value Ratio” means, as reasonably determined by Lender, the ratio, expressed as a percentage, of (a) the Maximum Loan Amount less (i) any portion of the Loan that is not available to be funded to Borrower, and (ii) the amount of any Loan repayments from Residential Unit Net Sale Proceeds or the sale of the Retail Unit or otherwise in accordance with this Agreement, to (b) the value of the Mortgaged Property based on an appraisal of the Mortgaged Property made within thirty (30) days of the applicable date of calculation that is reasonably acceptable to Lender, prepared by an independent appraiser holding the MAI designation, and engaged directly by Lender, at Borrower’s sole cost.

“Losses” means all actual claims, suits, liabilities, actions, proceedings, obligations, debts, losses, costs, fines, penalties, charges, fees, expenses, judgments, awards, and damage amounts paid in settlement and damages of every kind and nature (including, but not limited to, reasonable out-of-pocket attorneys' fees and the costs and all expenses of collection and enforcement), but excluding punitive damages.

“Major Points of Business Plan” means the following: (i) building a luxury residential condominium project materially in accordance with the Approved Plans and all applicable Legal Requirements, (ii) obtaining Attorney General’s acceptance for filing of the Offering Plan, (iii) constructing the School Improvements in accordance with the School Unit Purchase Agreement, (iv) materially adhering to the Approved Budget, (v) selling Subdivided Residential Units in accordance with the Sales Pace Covenant at or above the Residential Unit Minimum Sales Price (subject to the provisions of Section IV of the Business Plan), (vi) achieving the Milestone Construction Hurdles on or before the respective Milestone Deadlines, subject to extension for Force Majeure.

“Major Subcontractor” means any sub-contractor or material supplier with a contract value in excess of Five Hundred Thousand Dollars ($500,000.00) and for the avoidance of doubt, will include (notwithstanding such contract value) any contract relating to the drywall, carpentry, electrical, plumbing and HVAC Line Items in the Approved Budget.

“Management Agreement” means the management agreement to be entered into by Borrower and Property Manager in accordance with the terms and conditions of this Agreement.

“Martin Act” means Article 23-A of New York General Business Law (352-e et seq.) and the regulations promulgated pursuant thereto, all as amended from time to time, governing the offering and sale of cooperative and condominium interest in real property in the State.

“Master Lease” is defined in paragraph B of the Recitals.

“Master Leased Premises” is defined in the Triparty Agreement.

“Material Adverse Effect” means any set of circumstances or events which singly or in conjunction with any other circumstances or events (i) has caused a material adverse change regarding the validity or enforceability of any Loan Document, (ii) is material and adverse to the Project, (iii) would materially impair the ability of Borrower or Indemnitor to duly and punctually pay and/or perform its respective Obligations, (iv) would materially impair Lender’s ability to enforce its legal and/or contractual rights and remedies pursuant to any Loan Document, or (v) has caused a material adverse change in the financial condition of the Borrower or Indemnitor. For the avoidance of doubt, changes in general market conditions shall not be taken into account in determining whether a Material Adverse Effect has occurred.

“Maturity Date” means the Initial Maturity Date, as may be extended in accordance with Section 2.4.

“Maximum Loan Amount” is defined in Section 2.1(d).

“Milestone Construction Hurdle” is defined in Section 4.1(b).

“Milestone Deadline” is defined in Section 4.1(b).

“Minimum Cap Amount” is defined in Section 8.17(a)(i).

“Minimum Multiple Fee” is defined in Section 2.5(a)(i).

“Monthly Developer Fee” is defined in Section 3.10.

“Mortgage” means collectively, the Term Loan Mortgage, the Building Loan Mortgage and the Project Loan Mortgage, as the same may be amended, modified, consolidated, extended, substituted or replaced from time to time.

“Mortgaged Property” means the Premises and the Collateral.

“Net Effective Rent” means, with respect to any Lease demising all or any portion of the Retail Unit entered into by the Borrower after the date of this Agreement, the quotient of (a) all base rent payable under such Lease (taking into account scheduled escalations of base rent (including without limitation, contractual increases in rent set forth in such Lease)) during the initial term of such Lease (not taking into account any portion of the term that is subject to a tenant termination option (other than a termination option that may only be exercised if and when a certain event (such as casualty, condemnation or landlord event of default occurs) or a certain circumstance exists (such as a failure of a tenant to receive utility service for some period of time)) as of the date that such Lease was executed (a “Tenant Termination Option”)) minus all tenant improvement expenses and tenant improvement allowances (if any) payable by Borrower, as landlord, thereunder (but only to the extent such tenant improvement expenses and tenant improvement allowances exceed the amount therefor set forth in the Approved Budget) divided by (b) the rentable square footage demised by such Lease divided by (c) the number years (or fractions thereof) in the initial term of such Lease (not taking into account any portion of the term that is subject to a Tenant Termination Option (other than a termination option that may only be exercised if and when a certain event (such as casualty, condemnation or landlord event of default occurs) or a certain circumstance exists (such as a failure of a tenant to receive utility service for some period of time)) as of the date that such Lease was executed). For the avoidance of doubt, “base rent” under the immediately preceding sentence shall not include any so-called “free rent”.

“NFIP” is defined in Section 5.1(a).

“Note” or “Notes” means collectively, the Term Loan Note, the Building Loan Note and the Project Loan Note, each of even date executed and delivered by Borrower in the aggregate maximum principal amount of $189,500,000.00, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time in accordance with the terms hereof.

“Obligations” means all amounts now or hereafter payable by Borrower or Indemnitor under the Loan Documents and any and all obligations of Borrower or Indemnitor under or related to any Loan Documents.

“OFAC” means the United States Department of the Treasury, Office of Foreign Assets Control, or any successor or replacement agency.

“OFAC Prohibited Person” means, a country, territory or Person that is or that is owned, controlled by, acting on behalf of or affiliated with any Person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which is obligated to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from any of the Mortgaged Property, directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or prohibited by such laws.

“Offering Plan” means that certain Condominium Offering Plan for the sale of Units in the Condominium, which is to be approved by Lender and accepted for filing by the Attorney General, as the same may be further amended, restated or modified from time to time pursuant to Section 16.1.

“Operating Account” means an operating account established, maintained by and under the exclusive dominion and control of Borrower at a financial institution selected by Lender (subject to Borrower’s approval, not to be unreasonably withheld, conditioned or delayed), which financial institution must meet the Rating Criteria. As of the Closing Date, the Operating Account shall be maintained at PNC National Bank, N.A.

“Operating Agreements” means the management agreements, easement agreements, reciprocal easement agreements, leasing commission agreements, and other agreements concerning the Mortgaged Property set forth in Exhibit L.

“Origination Fee” means an amount equal to one and a quarter percent (1.25%) of the Maximum Loan Amount, payable by Borrower to Lender at Closing.

“Organizational Chart” means the organizational chart attached hereto as Exhibit N that sets forth the direct and indirect ownership interests in Borrower and the Upstream Owners.

“Out of Balance” is defined in Section 3.11.

“Outside Completion Date” is defined in Section 4.1.

“Owner’s Representative” means Gorton & Partners LLC, doing business as Colliers International.

“Owner’s Representative’s Consent” means the consent executed and delivered by Owner’s Representative to Lender in connection with the Loan, pursuant to which the Owner’s Representative has, among other things, consented to the assignment of the Services Contract from Borrower to Lender.

“Participation” is defined in Section 14.13.

“Payment and Performance Bond” means with respect to any subcontractor that does not qualify for Subcontractor Default Insurance, a dual obligee payment and performance bond in the form of AIA Document 312, issued by a surety company or companies authorized to do business in the state in which the Improvements are located, having a minimum rating of “A”, with no less than $5,000,000 of Treasury listing capacity or $50,000,000 of Statutory GAAP Equity and otherwise acceptable to Lender in its reasonable discretion, and in an amount not less than the full contract price under the applicable contract and otherwise in form and substance reasonably acceptable to Lender.

“Payment Date” means February 1, 2018 and the first Business Day of each calendar month thereafter to and including the Maturity Date.

“Permits” means, collectively, all authorizations, consents and approvals given by and licenses and permits issued by Governmental Authorities that are required for the construction of the Improvements in accordance with the Approved Plans, this Agreement, the School Unit Purchase Agreement, the other Loan Documents, all Legal Requirements, all Condominium Laws, the Condominium Documents (to the extent they contain requirements applicable to the construction of the Improvements, including without limitation the following work permit number 121191021-01-FO issued on August 30, 2017 by the New York City Department of Buildings).

“Permitted Encumbrances” means with respect to the Premises, only the outstanding Liens, easements, restrictions, security interests and other exceptions to title expressly set forth in Schedule B of the Title Policies approved by Lender on or prior to the Closing Date issued by the Title Company insuring the Mortgage for the benefit of Lender, together with the Liens and security interests in favor of Lender created by the Loan Documents and such other matters as are expressly set forth in the Loan Documents.

“Person” means and includes any individual, corporation, partnership, joint venture, limited liability company, association, bank, joint-stock company, trust, unincorporated organization or government, or an agency or political subdivision thereof.

“Plan Assets Regulation” is defined in Section 8.10(a).

“Pledge Agreement” means that certain Pledge Agreement of even date herewith from Pledgor for the benefit of Lender.

“Pledgor” means TPHGreenwich Holdings LLC, a Delaware limited liability company.

“Potential Event of Default” means any event or occurrence with respect which Lender has provided Borrower with written notice that Borrower’s failure to take all corrective action prior to the expiration of an applicable cure period would be or become an Event of Default under any Loan Document.

“Power of Attorney” means collectively, (i) that certain Power of Attorney of even date herewith from Pledgor to Lender and (ii) that certain Power of Attorney of even date herewith from Borrower to Lender.

“Pre-Development Costs” is defined in the School Unit Purchase Agreement.

“Premises” means the Land, the Improvements and the Appurtenances.

“Prepayment Date” means the date set forth in Borrower’s written notice to Lender (as required under Section 2.5) of Borrower’s intention to make a prepayment of the Loan, or if no such notice is required or provided, the date of any prepayment of the Loan, in whole or in part.

“Price Change Amendment” shall have the meaning set forth in Section 8.20(b)(i) hereof.

“Principal” means (a) Borrower, (b) Indemnitor, and (c) in the event that Indemnitor is no longer a publicly traded company, each Person that directly or indirectly Controls Borrower or Indemnitor.

“Proceeds” is defined in the Granting Clauses of the Mortgage.

“Proforma Operating Budget” means the proforma operating budget for 2018 as set forth in the business plan approved by Lender and attached as Exhibit U.

“Project” is defined in paragraph C of the Recitals.

“Project Loan” means that certain loan evidenced by the Project Loan Note in the maximum principal amount of up to $28,999,837.00 made by Lender to Borrower to finance certain Soft Costs, which Project Loan is secured by, among other things, the Project Loan Mortgage.

“Project Loan Advance(s)” is defined in Section 2.1(c).

“Project Loan Agreement” means that certain Project Loan Agreement of even date herewith between Borrower and Lender, as the same may be amended, restated, or modified from time to time.

“Project Loan Assignment of Leases and Rents” means the Project Loan Assignment of Leases and Rents from Borrower to Lender of even date herewith, as it may be amended, modified, consolidated or extended from time to time.

“Project Loan Documents” means collectively, this Agreement, the Project Loan Agreement, the Project Loan Note, the Project Loan Mortgage, the Project Loan Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Equity Funding Guaranty, the Carry Guaranty, and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the repayment of the Indebtedness or the performance of Borrower now or hereafter executed in connection with the Project Loan.

“Project Loan and Term Loan Interest Holdback” is defined in Section 3.6.

“Project Loan Mortgage” means the Fee and Leasehold Project Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Project Loan Note” means that certain Project Loan Promissory Note of even date herewith executed and delivered by Borrower to Lender in the original principal amount of up to $28,999,837.00, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Projected Repayment Date” shall mean January 1, 2021.

“Property Income” is defined in the Granting Clauses of the Mortgage.

“Property Manager” means a property manager designated by Borrower in accordance with the terms and provisions of this Agreement and approved by Lender.

“Public School Project Costs” is defined in the School Unit Purchase Agreement.

“Punch List Items” means Lender’s list of normal and customary punch list items totaling not more than $4,000,000 to complete in the aggregate.

“Punch List Sub Reserve” is defined in Section 3.17.

“Purchase Agreement Deposit” means a deposit pursuant to a Residential Unit Contract of Sale or a Retail Unit Contract of Sale, as applicable.

“Purchase Agreement Deposit Accounts” means the escrow/trust account(s) established pursuant to the Residential Unit Contract of Sale or a Retail Unit Contract of Sale, as applicable.

“Purchase Agreement Deposit Agreement” is defined in Section 16.3(e).

“Purchase Agreement Deposit Escrowee” means Kramer Levin Naftalis & Frankel LLP or such other Person as shall be compliant with Legal Requirements and reasonably acceptable to Lender to act as escrow agent under a Residential Unit Contract of Sale or Retail Unit Contract of Sale, as applicable, and hold the Purchase Agreement Deposits and the Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds, as applicable.

“Purchase Agreement Deposit Escrowee Acknowledgment” means the acknowledgement of Purchase Agreement Deposit Escrowee in the form attached hereto as Exhibit T.

“Purchase Agreement Deposit Escrowee Bank” means any financial institution selected by Borrower (and subject to reasonable approval of Lender) where the Purchase Agreement Deposit under each Residential Unit Contract of Sale and/or Retail Unit Contract of Sale will be deposited by Purchase Agreement Deposit Escrowee.

“Qualified Real Estate Investor” means, with respect to any proposed transferee or its principal or Affiliate, as applicable, any reputable entity (as determined by Lender in the exercise of its reasonable discretion) which is domiciled in the U.S. and which is reasonably determined by Lender to have satisfied all of the following conditions: said entity or entities, as applicable (1) shall be an Institutional Real Estate Investor or another Person approved in writing by Lender, which approval shall not be unreasonably withheld, conditioned or delayed, with an allocation to United States commercial real estate and prior experience investing in commercial real estate in the United States; (2) have (a) total assets, excluding the Mortgaged Property, with a current market value of not less than $200,000,000, (b) have a net worth, excluding the Mortgaged Property of not less than $100,000,000, and (c) liquid assets of not less than $35,000,000; and (3) is not and has not been (w) in default beyond any required notice and the expiration of any applicable cure period on any indebtedness or loan from Lender or any affiliate of Lender, (w) involved as a debtor or as the principal of a debtor in any bankruptcy, reorganization or insolvency proceeding, (x) the subject of any criminal charges or proceedings, (y) involved in litigation which is reasonably deemed to (i) cause Lender reputational risk in the commercial real estate market, (ii) prevent or materially impair Borrower’s ability to achieve the Milestone Construction Hurdles prior to the Milestone Deadlines, or (iii) if adversely determined would cause said entity to be unable to satisfy the financial thresholds set forth in clause (2) herein, or (z) listed on, included within or associated with any of the persons or entities referred to in Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended by the United States Department of the Treasury, Office of Foreign Assets Control through the date the determination of Qualified Real Estate Investor is made.

“Rate Cap Rating Criteria” is defined in Section 8.17(e).

“Rate Spread” means the positive difference, if any, between (a) the Contract Rate then in effect during the Interest Period in which the conversion of the Interest Rate takes place and (b) the Federal Funds Rate on the day that is two (2) Business Days prior to the first day of such Interest Period. The Rate Spread shall be determined one time (i.e., shall not be adjusted during the Loan Term).

“Rating Agency” means any nationally-recognized statistical rating agency which has been approved by Lender.

“Rating Criteria” with respect to any Person shall mean that (i) the short-term unsecured debt obligations or commercial paper of which are rated at least A-3 by S&P, P-3 by Moody’s and F3 by Fitch, if deposits are held in the account for a period of less than 30 days or (ii) the long-term unsecured debt obligations of which are rated at least “BBB-” by S&P and Fitch and Baa3 by Moody’s, if deposits are held in the account for a period of 30 days or more. Notwithstanding the foregoing, Sterling National Bank shall be deemed to satisfy the Rating Criteria so long as its long-term unsecured debt obligations are rated at least “BBB” by Kroll Bond Rating Agency (regardless of any rating by S&P, Moody’s or Fitch).

“Recourse Guaranty Agreement” means that certain Recourse Guaranty Agreement of even date from Indemnitor for the benefit of Lender, as amended from time to time.

“Register” is defined in Section 14.15.

“Register’s Office” means the Office of the City Register of the City of New York.

“Reserve Account” is defined in Section 2.9.

“Residential Improvements” is defined in paragraph C of the Recitals.

“Residential Subdivision” is defined in the Bylaws.

“Residential Unit” is defined in paragraph E of the Recitals.

“Residential Unit Contract of Sale” means any executed contract for the sale of a Subdivided Residential Unit, to be in the form required pursuant to the Condominium Documents and Section 16.2 of this Agreement.

“Residential Unit Minimum Sales Price” means an amount no less than the per unit sale price detailed in the Residential Unit Minimum Sales Price Schedule attached hereto as Exhibit C.

“Residential Unit Net Sale Proceeds” means the difference between (a) the actual gross sales price for the sale of the Subdivided Residential Unit in question to a third party in an arm’s length transaction (or subject to Lender’s approval rights in Section 16.2(b)(x), to an Affiliate of Borrower, Indemnitor or a Principal), which gross sales price shall not be less than the Residential Unit Minimum Sales Price and (b) the reasonable and customary expenses incurred by Borrower and paid to unaffiliated third parties (or subject to Lender’s approval rights in Section 16.2(b)(x), to an Affiliate of Borrower, Indemnitor or a Principal) in connection with the sale of the Subdivided Residential Unit and any credit given to unaffiliated arm’s length third party purchaser in connection with the sale of the applicable Subdivided Residential Unit (i) shall not exceed eight percent (8%) of the gross sales price for said Subdivided Residential Unit, (ii) may include items such as transfer taxes, attorney’s fees and commissions to salespersons or brokers, if such items are customarily paid by seller, and (iii) shall exclude any costs in excess of those customarily and reasonably incurred by sellers in connection with the sale of residential condominium units in Comparable Condominium Projects.

“Residential Unit Purchaser” means any person or entity that purchases a Subdivided Residential Unit. Any partners, Affiliates, related entities, subsidiaries, entities under common ownership or control of the applicable Residential Unit Purchaser, as well as any relations or relatives of natural persons by blood or marriage of the applicable Residential Unit Purchaser shall constitute one and the same Residential Unit Purchaser for purposes of this Agreement.

“Retail Improvements” is defined in paragraph C of the Recitals.

“Retail Unit” is defined in paragraph E of the Recitals.

“Retail Unit Contract of Sale” is defined in Section 16.2(c).

“Retail Unit Minimum Sales Price” means an amount no less than $7,000,000.00.

“Retail Unit Net Sale Proceeds” means the difference between (a) the actual gross sales price for the sale of the Retail Unit in question to a third party in an arm’s length transaction (or subject to Lender’s approval rights in Section 16.2(c)(vii), to an Affiliate of Borrower, Indemnitor or a Principal), which gross sales price shall not be less than the Retail Unit Minimum Sales Price and (b) the reasonable and customary expenses incurred by Borrower and paid to unaffiliated third parties (or subject to Lender’s approval rights in Section 16.2(c)(vii), to an Affiliate of Borrower, Indemnitor or a Principal) in connection with the sale of the Retail Unit, which expenses (i) shall not exceed eight percent (8%) of the gross sales price for said Retail Unit, (ii) may include items such as transfer taxes, attorney’s fees and commissions to salespersons or brokers, if such items are customarily paid by seller, and (iii) shall exclude any costs in excess of those customarily and reasonably incurred by sellers in connection with the sale of non-residential condominium units in Comparable Condominium Projects.

“Retainage” is defined in Section 3.5 (c).

“Required Equity” means an amount equal to or greater than $102,827,998.00.

“Requisition” is defined in the School Unit Purchase Agreement.

“Sales Agent” means The Marketing Directors, Inc.

“Sales Agreement” means that certain Exclusive Sales Agreement dated as of July 1, 2015 by and among Sales Agent and Borrower.

“Sales Pace Covenant” is defined in Section 8.21.

“Sales Projections” is defined in Section 8.17(a).

“SCA” is defined in paragraph B of the Recitals.

“SCA Change Order” is defined in Section 4.2.

“SCA Contributed Equity” means amounts available to be disbursed by Lender to Borrower from the School Purchase Control Account and applied towards the payment of costs of the Project (actually billed) other than School Costs.

“SCA Pre- and Post-Turnover Work” is defined in the School Unit Purchase Agreement.

“SCA’s Project Representative” is defined in the School Unit Purchase Agreement.

“School Base Building Hard Cost Payment” is defined in paragraph G of the Recitals.

“School Base Building Hard Costs” is defined in paragraph G of the Recitals.

“School Base Building Soft Cost Payment” is defined in paragraph G of the Recitals.

“School Base Building Soft Costs” is defined in paragraph G of the Recitals.

“School Construction Supervision Fee” is defined in paragraph G of the Recitals.

“School Construction Supervision Fee Payment” is defined in paragraph G of the Recitals.

“School Cost” is defined in paragraph G of the Recitals.

“School Cost and Purchase Control Account” is defined in Section 2.11.

“School Cost Control Account” is defined in Section 2.11(c).

“School Cost Payments” is defined in paragraph G of the Recitals.

“School Improvements” is defined in paragraph C of the Recitals.

“School Payment Disbursement” is defined in Section 2.11(b).

“School Purchase Control Account” is defined in Section 2.11(b).

“School Unit” is defined in paragraph E of the Recitals.

“School Unit Purchase Agreement” is defined in paragraph B of the Recitals.

“Securities” is defined in Section 14.13.

“Securitization” is defined in Section 14.13.

“Services Contract” means that certain Owner’s Representative Agreement dated January 1, 2016 by and between Borrower and Owner’s Representative, as may be amended, supplemented or otherwise modified, from time to time, in accordance with this Agreement or any other contract between Owner’s Representative and Borrower approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Soft Costs” means all costs and expenses of construction of the Improvements, as set forth in the Approved Budget, other than Hard Costs, Actual Debt Service paid from the Interest Holdback and any School Costs, but including the Developer Fee.

“SPE Requirements” is defined in Section 8.12.

“State” means the state or commonwealth in which the Land is situated.

“Stored Materials” is defined in Section 3.5(d).

“Strike Price” is defined in Section 8.17(a).

“Subcontractor Default Insurance” means the insurance policies covering subcontractors under the Construction Contract that is provided by Zurich Insurance Company, or such other provider that Lender may approve (which approval shall not be unreasonably withheld, conditioned or delayed) from time to time, satisfying the requirements of Section 5.1(d).

“Subdivided Residential Unit” is defined in paragraph E of the Recitals.

“Sublease” is defined in paragraph B of the Recitals.

“Subway Entrance” is defined in paragraph C of the Recitals.

“Supplemental Interest Rate Cap Agreement” is defined in Section 8.17(a).

“TBTA Agreement” means that certain Agreement dated March 22, 2017 by and between Borrower and Triborough Bridge and Tunnel Authority, as may be amended, restated and replaced in accordance with the terms and provisions of Section 8.3.

“Term Loan” means that certain loan evidenced by the Term Loan Note in the principal amount of $32,302,285.00 made by Lender to Borrower to finance the repayment of an existing mortgage loan secured by the Mortgaged Property, which Term Loan is secured by, among other things, the Term Loan Mortgage.

“Term Loan Assignment of Leases and Rents” means the Term Loan Assignment of Leases and Rents from Borrower to Lender of even date herewith, as it may be amended,

“Term Loan Documents” means collectively, this Agreement, the Term Loan Note, the Term Loan Mortgage, the Term Loan Assignment of Leases and Rents, the Environmental Indemnification Agreement, the Recourse Guaranty Agreement, the Completion Guaranty, the Equity Funding Guaranty, the Carry Guaranty, and all other documents now or hereafter executed by Borrower, Indemnitor or any other Person to evidence or secure the repayment of the Indebtedness or the performance of Borrower now or hereafter executed in connection with the Term Loan.

“Term Loan Mortgage” means the Amended, Restated and Consolidated Fee and Leasehold Term Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Lender, as the same may be modified, amended, split, consolidated, replaced, substituted or extended from time to time.

“Term Loan Note” means the Amended, Restated and Consolidated Term Loan Promissory Note of even date herewith executed and delivered by Borrower to Lender in the original principal amount of up to $32,302,285.00.

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” means collectively, (i) the title policy insuring the Term Loan Mortgage, (ii) the title policy insuring the Building Loan Mortgage, and (iii) the title policy insuring the Project Loan Mortgage, each as approved by Lender and issued by the Title Company.

“Transit Improvement Agreement” means that certain Transit Improvement Agreement dated as of April 5, 2017 by and between Borrower and New York City Transit Authority.

“Transfer” is defined in Section 14.13.

“Treasury Issue” means United States Treasury issued bills, notes and bond instruments specifically excluding any strips, inflation indexed issues and other types of derivative instruments.

“Triparty Agreement” means that certain Interparty Agreement of even date by and among Borrower, Lender and the SCA, as amended, supplemented or otherwise modified from time to time.

“TRIPRA” is defined in Section 5.1(a).

“Unit Owners” is defined in the Declaration.

“Upstream Owner” means any Person having a direct or indirect legal, beneficial or other ownership interest in Borrower (e.g., if Borrower is a limited liability company, and one of Borrower’s members is a limited partnership, whose partner is a corporation, then such limited partnership, corporation and the shareholders of such corporation would each be an Upstream Owner); provided, however, to the extent Indemnitor remains a publicly traded company, Upstream Owner shall not include any shareholder of, or Person having a direct or indirect legal and/or beneficial ownership interest in, Indemnitor.

“Work” is defined in Section 5.2(a).

Section 1.2           Interpretation.

For all purposes under and pursuant to this Agreement and each other Loan Document, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

(a)          the capitalized terms defined in this Article have the meanings assigned to them in this Article, include the plural as well as the singular, and, when used with respect to any instrument, contract or agreement, include all extensions, modifications, amendments and supplements from time to time thereto;

(b)          the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement and each other Loan Document as a whole and not to any particular Article, Section, or other subdivision;

(c)          the words “include” and “including” and other words of similar import shall be construed as if followed by the phrase “, without limitation,”;

(d)          Lender’s consent, approval, acceptance or determination under the Loan Documents shall be in Lender’s sole discretion, unless a different standard for consent, approval, acceptance or determination is expressly set forth in the Loan Documents; and

(e)          any provision of the Loan Documents permitting the recovery of “attorneys’ fees”, “attorneys’ fees and expenses”, “attorneys’ fees and costs” or “attorneys’ fees, costs and expenses” or any similar term shall: (i) include all reasonable out-of-pocket costs and expenses, including attorneys’ fees, costs and expenses related or incidental to, or incurred in any judicial, arbitration, administrative, probate, appellate, bankruptcy, insolvency or receivership proceeding, as well as in any post-judgment proceeding to collect or enforce any judgment or order relating to the Indebtedness or any of the Loan Documents, as well as any defense or assertion of the rights or claims of Lender in respect of any thereof, by litigation or otherwise; and (ii) be separate and several and survive merger into judgment.

(f)          references to any Section, Article or Exhibit in a Loan Document shall mean a section, article or exhibit to such Loan Document, unless provided otherwise.

ARTICLE 2

LOAN TERMS

Section 2.1           The Loan and the Note.

(a)          Lender agrees, on the terms and conditions of this Agreement, to advance the Term Loan, and Borrower agrees to accept the entire principal amount of the Term Loan, in the amount of THIRTY TWO MILLION THREE HUNDRED TWO THOUSAND TWO HUNDRED EIGHTY FIVE AND 00/100 DOLLARS ($32,302,285.00), and to repay the Term Loan in accordance with this Agreement, the Term Loan Note and the other Term Loan Documents. The Term Loan Note evidences the indebtedness of Borrower under the Term Loan. Borrower acknowledges and agrees that the entire principal amount of the Term Loan was advanced by Lender and received by Borrower on the date of this Agreement and that the Term Loan is fully funded in the stated principal amount thereof.

(b)          Lender agrees, on the terms and conditions of this Agreement, to make advances of proceeds from the Building Loan (each, a “Building Loan Advance”), and Borrower agrees to accept Building Loan Advances, in the maximum, aggregate principal amount of up to ONE HUNDRED TWENTY EIGHT MILLION ONE HUNDRED NINETY SEVEN THOUSAND EIGHT HUNDRED SEVENTY EIGHT AND 00/100 DOLLARS ($128,197,878.00) and to repay the Building Loan in accordance with this Agreement, the Building Loan Agreement, the Building Loan Notes and the other Building Loan Documents. All Building Loan Advances shall be made upon the terms and conditions set forth in Article 3. The Building Loan Note evidences the indebtedness of Borrower under the Building Loan.

(c)          Lender agrees, on the terms and conditions of this Agreement, to make advances of proceeds from the Project Loan (each, a “Project Loan Advance”), and Borrower agrees to accept Project Loan Advances, in the maximum, aggregate principal amount of up to TWENTY EIGHT MILLION NINE HUNDRED NINETY NINE THOUSAND EIGHT HUNDRED THIRTY SEVEN AND 00/100 DOLLARS ($28,999,837.00) and to repay the Project Loan in accordance with this Agreement, the Project Loan Agreement, the Project Loan Note and the other Project Loan Documents. All Project Loan Advances shall be made upon the terms and conditions set forth in Article 3. The Project Loan Note evidences the indebtedness of Borrower under the Project Loan.

(d)          The maximum, aggregate principal amount of the Loan shall not exceed ONE HUNDRED EIGHTY-NINE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($189,500,000.00) (the “Maximum Loan Amount”), which Loan shall be evidenced by the Term Loan Note, the Building Loan Note and the Project Loan Note.

(e)          For the avoidance of doubt, the outstanding principal balance of the Loan shall not include any Loan proceeds that have not been advanced until such time as the same are advanced pursuant to the terms and conditions of this Agreement.

Section 2.2           Interest Rate; Late Charge; Default Rate.

(a)          Except for any time when the Default Rate or the Adjusted Rate is applicable pursuant to the terms of this Agreement, the outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Contract Rate. All interest accruing on the Loan shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days in the applicable period for which interest is being calculated. The “Contract Rate” shall be (unless otherwise calculated pursuant to the provisions of Section 2.8(a)(i)) (i) for the period from and including the Closing Date until and including the last day of the calendar month in which the Closing Date occurs (the “First Month”), an interest rate per annum equal to the greater of (A) eight and one-fourth percent (8.25%) in excess of LIBOR on the day that is two (2) London Banking Days prior to the Closing Date and (B) nine and one-fourth percent (9.25%), and (ii) for each Interest Period thereafter, an interest rate per annum equal to the greater of (A) eight and one-fourth percent (8.25%) in excess of LIBOR on the day that is two (2) London Banking Days prior to the commencement of such Interest Period and (B) nine and one-fourth percent (9.25%).

(b)          If any regular monthly installment of principal or interest due under this Agreement, or any monthly deposit for taxes, ground rent, insurance, replacements and other sums if required under any Loan Document (other than the principal balance of the Loan on the Maturity Date), shall not be paid as required under this Agreement or any other Loan Document within five (5) days following the date the same is due (except to the extent that there are sufficient funds available in the Interest Holdback or the Reserve Account and Borrower otherwise satisfies the conditions to a Disbursement to Borrower in accordance with Section 3.6), Borrower shall pay to Lender a late charge (the “Late Charge”) of four cents ($0.04) for each dollar so overdue in order to compensate Lender for its loss of the timely use of the money and frustration of Lender in the meeting of its financial commitments and to defray part of Lender’s incurred cost of collection occasioned by such late payment. Any Late Charge incurred shall be immediately due and payable. If, however, during any consecutive twelve (12) month period Borrower on more than two (2) occasions shall pay any such installment or deposits after the due date thereof (whether prior to or after the time that the Late Charge is payable as above), then the time period after which a Late Charge will be charged and paid shall thereafter be reduced from five (5) days to two (2) Business Days after the applicable due date. Nothing herein contained shall be deemed to constitute a waiver or modification of the due date for such installments or deposits or the requirement that Borrower make all payment of installments and deposits as and when the same are due and payable. If there are sufficient funds in the Interest Holdback and the Interest Reserve and Borrower has satisfied all conditions to the disbursement by Lender of an amount sufficient to pay a regular monthly installment of interest in accordance with the provisions of Sections 2.9 and 3.6 of this Agreement at least one (1) Business Day prior to the date such monthly installment is due and payable, Borrower shall not be deemed to have made a late payment under this Section 2.2(b).

(c)          Upon an Event of Default or on the Maturity Date, the unpaid principal balance of the Loan shall thereafter bear interest at the per annum interest rate (the “Default Rate”) equal to the lesser of:

(i)	the highest rate permitted by law to be charged on a promissory note secured by a commercial mortgage, or

(ii)	the sum of five percent (5%) plus the Contract Rate.

Interest at the Default Rate as provided in this Section shall be immediately due and payable to Lender and shall constitute additional Indebtedness evidenced by the Note and secured by the Loan Documents.

(d)          Each determination of the Contract Rate (i.e. LIBOR (plus the applicable spread) or the Adjusted Rate, as the case may be) shall be made by Lender and shall be conclusive and binding upon Borrower absent manifest error.

Section 2.3           Terms of Payment. The Loan shall be payable by Borrower as follows:

(a)          On the date the Loan is made, a payment of interest only shall be due and payable for the period from such date to, but not including, the first (1st) day of the next calendar month;

(b)          Successive monthly installments of interest (in arrears) only shall be made on each Payment Date;

(c)          Upon the sale of each Subdivided Residential Unit in accordance with the provisions of Article 16, Borrower shall pay Lender the Residential Unit Net Sale Proceeds, to be applied by Lender on the date Lender actually receives such funds in accordance with the provisions of Section 2.7(d); provided, however, so long as no Event of Default exists, Borrower may elect upon the sale of any Subdivided Residential Unit to deliver the Residential Unit Net Sale Proceeds to Lender to be held in escrow by Lender in a non-interest bearing account until the last day of the then current Interest Period, at which time, the Residential Unit Net Sale Proceeds shall be applied by Lender in accordance with the provisions of Section 2.7(d). If Borrower does not elect to have the Residential Condominium Unit Net Sale Proceeds held in escrow by Lender, as aforesaid, and the Residential Condominium Unit Net Sale Proceeds are paid to Lender on a day other than the last day of an Interest Period, then Borrower shall also pay Lender the Breakage Fee with respect to the partial prepayment of the Loan;

(d)          On the Maturity Date or on any earlier date as a result of an Acceleration Event, Borrower shall pay all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Borrower acknowledges that, since the Loan is interest only and no principal payments are required to be made prior to the Maturity Date or an earlier date as a result of an Acceleration Event, all or a substantial portion of the principal amount of the Loan will be due on the Maturity Date.

Section 2.4           Loan Term.

(a)          Initial Loan Term. The Loan Term shall commence on the date hereof and terminate on January 2, 2022 (the “Initial Maturity Date”), unless otherwise extended under the provisions of Section 2.4(b).

(b)           Extension Option. Upon satisfaction of all of the terms and conditions set forth in this Subsection 2.4(b), Borrower shall have one (1) option (an “Extension Option”) to extend the Loan Term for an additional one (1) year beyond the Initial Maturity Date (the “Extended Term”). During the Extended Term and except for any time when the Default Rate or the Adjusted Rate is applicable pursuant to the terms of this Agreement, the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Contract Rate. In order to exercise the Extension Option, Borrower must provide Lender with written notice (the “Extension Notice”) of Borrower’s intent to exercise the Extension Option not less than sixty (60) days prior to the Initial Maturity Date but no more than ninety (90) days prior to the Initial Maturity Date, TIME BEING OF THE ESSENCE. In consideration thereof, Borrower shall pay Lender the Extension Fee on or prior to the first day of the Extended Term, which Extension Fee shall be earned by Lender as of the date of the Extension Notice; provided, however, if Borrower does not satisfy the Extension Conditions below, no Extension Fee shall be payable, although Borrower shall remain liable for the payment of the costs set forth in Section 2.4(b)(xi).

In connection with the exercise by Borrower of the Extension Option, Borrower must satisfy each of the following conditions (the “Extension Conditions”):

(i)	No Event of Default or Potential Event of Default shall exist as of the date of the Extension Notice and on the first day of the Extended Term;

(ii)	Borrower has Completed the Improvements;

(iii)	(A) The Declaration and Condominium Plans have been recorded and the SCA has taken title to the School Unit, (B) Borrower has no further liability associated with the construction and/or delivery of the School Unit (other than the SCA Pre- and Post-Turnover Work), (C) the Master Lease and Sublease have been terminated and memoranda of termination have been submitted for filing in the forms attached to the School Unit Purchase Agreement or in another form(s) reasonably satisfactory to Lender.

(iv)	The Offering Plan has been submitted to and accepted for filing by the Attorney General and the Subdivided Residential Units are being marketed for sale;

(v)	The Improvements shall be in compliance, in all material respects, with the Business Plan and the Approved Budget;

(vi)	Borrower is in compliance with the Sales Pace Covenant.

(vii)	All financial statements required to be delivered pursuant to Section 9.1(a) and 9.1(b) of this Agreement have been received and Indemnitor continues to satisfy the Indemnitor’s Financial Covenants;

(viii)	Lender shall have received a title continuation from the Title Company that issued the Title Policy indicating that there has been no undischarged new or intervening liens or encumbrances or other matter not previously approved or consented to by Lender in writing (unless contested in accordance with the terms of this Agreement), any cost of such title continuation being the sole responsibility of Borrower;

(ix)	The Loan to Value Ratio, measured as of the Initial Maturity Date, shall not be greater than fifty percent (50%). Subject to payment by Borrower of any applicable Breakage Fee, but otherwise without Borrower being required to pay the Minimum Multiple Fee or other fee or penalty, Borrower shall be permitted to prepay the Loan or post cash security or a letter credit, acceptable to Lender in each case, in an amount necessary to satisfy the foregoing Loan to Value Ratio requirement.

(x)	If required under Section 8.17, Borrower has entered into an Interest Rate Cap Agreement satisfying the terms of Section 8.17 (or extended the term of the Interest Rate Cap Agreement in place if one was required at the time of the Extension Term so that it is coterminous with the remaining Loan Term), which Interest Rate Cap Agreement shall be issued by an Issuer satisfying the Rate Cap Rating Criteria and otherwise reasonably satisfactory to Lender; and

(xi)	Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection with Borrower exercising its rights under this Section 2.4(b).

Section 2.5           Prepayment. There are no full or partial prepayment privileges of the principal amount of the Loan except as set forth in this Agreement:

(a)          Except for a prepayment resulting from a casualty or condemnation pursuant to Section 5.2 or 5.3, from a sale of Subdivided Residential Units pursuant to Section 16.2, from a sale of the Retail Unit pursuant to Section 16.2, from a prepayment made to satisfy the Sales Pace Covenant, or from a prepayment made pursuant to Section 2.8(b) (each of the foregoing, collectively, an “Enumerated Permitted Prepayment”), Borrower shall not prepay the Loan in full or in part prior to June 22, 2020 (the “Closed Prepayment Date”). Borrower shall pay Lender a Breakage Fee in connection with any Enumerated Permitted Prepayment that occurs on a day that is not the last day of an Interest Period prior to the Closed Prepayment Date (subject to the further provisions of this paragraph (a)) . From and after the Closed Prepayment Date, Borrower shall have the right to prepay the Loan (i) in full on any Business Day in connection with an arm’s length sale of the Mortgaged Property to a third party (and specifically excluding any refinancing of the Loan or a sale of the Mortgaged Property to any Affiliate of Borrower, Indemnitor or a Principal), provided that Borrower gives Lender at least thirty (30) days prior written notice of its intention to make any such prepayment, the Prepayment Date and the amount to be prepaid, and that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, the Exit Fee and the Minimum Multiple Fee and, if the Prepayment Date is not the last day of an Interest Period, that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, a Breakage Fee, (ii) in part on any Business Day in connection with a sale of a Subdivided Residential Unit to a Residential Unit Purchaser pursuant to Section 16.2 or a sale of the Retail Unit pursuant to Section 16.2, provided that Borrower satisfies all applicable conditions set forth in Sections 16.2 and 16.3, and, if the Prepayment Date is not the last day of an Interest Period, that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, a Breakage Fee, and (iii) in whole or part (as applicable) in respect of any other Enumerated Permitted Prepayment and if the Prepayment Date is not the last day of an Interest Period, that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, a Breakage Fee. In lieu of paying the Breakage Fee pursuant to clauses (i), (ii) and (iii) above in this Section 2.5(a), or any Enumerated Permitted Prepayment prior to the Closed Prepayment Date, Borrower may elect by at least three (3) Business Days prior written notice to Lender to have Lender hold the amount prepaid in the Reserve Account for the sole purpose of applying said amount to the prepayment of the Loan on the last day of the then current Interest Period, as long as no Event of Default exists. If Borrower makes the foregoing election, interest will continue to accrue and be payable by Borrower on the amount held by Lender in the Reserve Account until said amount is applied to the prepayment of the Loan in accordance with the provisions of this Section 2.5. Unless the Loan is repaid in full with insurance or casualty Proceeds, if the Exit Fee shall be due and payable by Borrower at the time of the repayment of the Loan in full, the payment of the Exit Fee shall be a condition precedent to the release by Lender of the Mortgages and other collateral securing the Loan, except for the release of the School Unit, the Retail Unit and individual Subdivided Residential Units, each in accordance with the terms and conditions of this Agreement. Borrower shall not have the right to prepay the Loan in full or in part in connection with any refinancing of the Loan until September 22, 2021 (the “Closed Refinancing Prepayment Date”). From and after the Closed Refinancing Prepayment Date, without limiting Borrower’s rights set forth above, Borrower shall have the right to prepay the Loan in full (but not in part) on any Business Day as long as no Event of Default exists and Borrower gives Lender at least thirty (30) days prior written notice of its intention to make any such prepayment, the Prepayment Date and the amount to be prepaid, and Borrower also pays to Lender, as consideration for the privilege of making such prepayment, the Exit Fee and the Minimum Multiple Fee and, if the Prepayment Date is not the last day of an Interest Period, that Borrower also pays to Lender, as consideration for the privilege of making such prepayment, a Breakage Fee. In connection with any prepayment permitted under this Section 2.5(a) or Section 2.4(b)(ix), Borrower shall also reimburse Lender for any actual out-of-pocket costs Lender may incur in connection with such prepayment. For the avoidance of doubt, the Minimum Multiple Fee shall not be payable (x) in connection with a prepayment of the Loan pursuant to subclause (ii) of this Section 2.5(a), even if the Loan is ultimately repaid in full through the sale of Subdivided Residential Units and/or the Retail Unit pursuant to Section 16.2, or in connection with a prepayment made to satisfy the Sales Pace Covenant; provided, however, that such prepayment is limited to the Residential Unit Net Sale Proceeds, Retail Unit Net Sale Proceeds or an amount sufficient to satisfy the Sales Pace Covenant, as applicable, or (y) subject to the provisions of Section 2.5(d), in connection with any other Enumerated Permitted Prepayment. For the avoidance of doubt, no Exit Fee shall be payable in connection with a prepayment to satisfy the Sales Pace Covenant or Section 2.4(b)(ix).

(i)          The “Minimum Multiple Fee” shall mean an amount equal to the (A) the product of (1) .18 multiplied by (2) the Maximum Loan Amount, less (B) the sum of the following payments actually received by Lender: (1) all interest payments through the date of prepayment at the Contract Rate (but specifically excluding any Default Interest or Late Charge), (2) the Origination Fee, and (3) the Exit Fee.

(ii)        The “Exit Fee” shall mean an amount equal to one-quarter of one percent (.25%) of the Maximum Loan Amount.

(iii)        The “Breakage Fee” shall be calculated as follows:

Breakage Fee =            ((R-L) x P) x D

               360

Where:

1.	R = Contract Rate on the Prepayment Date

2.	L = Current Libor

3.	P = The amount to be prepaid on the Prepayment Date

4.	D = Number of days remaining in the Interest Period

As used herein, “Current LIBOR” means LIBOR determined as reported at 11:00 a.m. on the day that is two (2) London Banking Days prior to the Prepayment Date for the period commencing with the Prepayment Date and extending through the end of the Interest Period.

(b)          If the Maturity Date is accelerated by Lender because of the occurrence of an Event of Default prior to the Closed Prepayment Date (an “Acceleration Event”), the acceleration shall be deemed to be an election on the part of Borrower to prepay the Loan. Accordingly, there shall be added to the amount due after an Event of Default prior to the Closed Prepayment Date and resulting acceleration, the Closed Period Prepayment Fee and the Breakage Fee (but not the Minimum Multiple Fee or the Exit Fee), each, calculated as set forth in this Section 2.5 and using as the Prepayment Date the date on which any tender of payment is made, and Borrower agrees to pay same. Any tender of payment made (or judgment entered) after such acceleration, by or on behalf of Borrower (including payment by any guarantor or purchaser at a foreclosure sale), shall include the Closed Period Prepayment Fee, as applicable and the Breakage Fee (but not the Minimum Multiple Fee or the Exit Fee), each computed as provided in this Section 2.5.

(i)	The “Closed Period Prepayment Fee” shall be an amount equal the product of (A) one hundred thirty percent (130%) and (B) the Minimum Multiple Fee.

(c)          There will be due with any principal prepayment, all accrued and unpaid interest on the portion of the principal being prepaid and all other fees, charges and payments due under the Loan Documents.

(d)          No Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, shall be required to be paid in connection with payment of fire, casualty, or condemnation Proceeds to Lender which Lender requires to be applied to the Indebtedness in accordance with the provisions of this Agreement, except if such application to the Indebtedness is after an Event of Default.

(e)          Borrower acknowledges and agrees that all of the economic terms set forth in the Loan Documents, including the Contract Rate, have been agreed to by Lender based on Lender’s expectation that the Loan will not be repaid prior to the Maturity Date. However, in order to accommodate Borrower, Lender has agreed to permit Borrower to repay the Loan prior to the Maturity Date in accordance with, and subject to, the terms set forth above provided that, and as consideration for such agreement, Borrower agrees to pay Lender the Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable. Borrower acknowledges and agrees that, even if Lender is able to loan the amount prepaid by Borrower to another Person on the same terms and conditions as herein provided, Lender shall not have fully recovered Lender’s lost profits, costs, expenses and damages suffered as a result of such early prepayment; therefore, Borrower and Lender have agreed on the Minimum Multiple Fee and Exit Fee (or the Closed Period Prepayment Fee) as compensation for Lender’s estimated lost profits, costs, expenses and damages resulting from such prepayment. The Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under this Agreement or the other Loan Documents, or pursuant to the provisions of law.

Section 2.6           Security. The Loan shall be secured by inter alia (i) the Mortgage creating a first priority lien on the Mortgaged Property, (ii) the Assignment of Leases and Rents creating a first priority lien on the Leases and the Property Income, (iii) the Environmental Indemnification Agreement, (iv) the Recourse Guaranty Agreement, (v) the Carry Guaranty, (vii) the Equity Funding Guaranty, (vii) the Completion Guaranty, and (viii) the other Loan Documents.

Section 2.7           Payments.

(a)          All payments of principal, interest and other amounts to be made by Borrower under the Loan Documents, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender. Unless otherwise made from the Interest Holdback or the Interest Reserve, all such payments that are regularly scheduled monthly payments of principal, interest or reserves shall be made by Borrower by automatic clearing house (“ACH”) debit of a bank account of Borrower of which Lender has received at least thirty (30) days’ prior written notice. All other payments from Borrower to Lender shall be made by wire transfer of immediately available funds to an account designated by Lender in writing to Borrower.

(b)          If the due date of any payment under the Loan Documents would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall accrue and be payable for any principal so extended for the period of such extension.

(c)          Except for payments received by Lender from the sale by Borrower of Subdivided Residential Units or the Retail Unit and applied by Lender in accordance with the provisions of Section 2.7(d) below, each payment received by Lender under the Loan Documents which is not paid by Borrower with respect to a specific Obligation, shall be applied in the following order:

(i)	First, to the interest due on any Advances made by Lender under the Loan Documents;

(ii)	Next, to the principal amount of any Advances made by Lender under the Loan Documents;

(iii)	Next, to Late Charges, attorneys’ fees or any other amount due under any Loan Document save for the amounts described in clauses (iv), (v) and (vi) immediately below;

(iv)	Next, to any Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable and any Breakage Fee then due and payable under this Agreement;

(v)	Next, to accrued interest due Lender under the Loan Documents; and

(vi)	Finally, to the principal balance of the Loan.

Notwithstanding the foregoing, during the continuance of an Event of Default or in the event that Borrower does not pay the outstanding principal balance and accrued interest due under this Agreement, when due, whether on the Maturity Date or on any earlier date as a result of any Acceleration Event, Lender, at its option, shall apply any payments it then receives in such order as Lender deems appropriate in its sole discretion.

(d)          To the extent Borrower has sold a Subdivided Residential Unit or the Retail Unit and pays Residential Unit Net Sale Proceeds or the Retail Unit Net Sales Proceeds, as applicable, to Lender in accordance with this Agreement, such payments shall be applied in the following order:

(i)	First, to the interest due on any Advances made by Lender under the Loan Documents;

(ii)	Next, to the principal amount of any Advances made by Lender under the Loan Documents;

(iii)	Next, to Late Charges, attorneys’ fees or any other amount due under any Loan Document save for the amounts described in clauses (iv) and (v) immediately below;

(iv)	Next, to any Exit Fee or Closed Period Prepayment Fee, as applicable and any Breakage Fee then due and payable under this Agreement;

(v)	Next, to the payment of accrued interest then due Lender under the Loan Documents, to the extent that the Interest Holdback or Interest Reserve is insufficient, in Lender’s reasonable discretion; and

(vi)	Finally, to the principal balance of the Loan.

Section 2.8           LIBOR Provisions.

(a)          If (i) any requirement of law or any change therein, or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the Loan bearing interest at LIBOR (plus the applicable spread), or (ii) Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, U.S. dollar deposits, in an amount approximately equal to the outstanding principal balance of the Loan, are not generally available at such time in the interbank Eurodollar market or that adequate and reasonable means do not exist for ascertaining LIBOR for any particular Interest Period, then (x) the obligation of Lender hereunder to make the Loan bearing interest at LIBOR (plus the applicable spread) shall be canceled forthwith and (y) the Contract Rate shall (notwithstanding anything provided in Section 2.2 to the contrary) automatically convert to the Adjusted Rate commencing on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any reasonable third party costs incurred by Lender in making any conversion in accordance with this Agreement, including any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan. Upon written demand from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Rate and any additional costs incurred by Lender in making the conversion, which, upon written notice thereof from Lender, as certified to Borrower, shall be conclusive absent manifest error. In the event Lender shall determine in its good faith (which determination shall be conclusive and binding upon Borrower) that the aforesaid circumstances no longer exist, the Contract Rate shall be converted back to LIBOR plus the applicable spread (determined as provided in Section 2.2(a)) commencing on the first day of the Interest Period which occurs at least three (3) days after such determination by Lender.

(b)          In the event that any change in any requirement of law or in the interpretation or application thereof other than charges relating to income, excise, franchise or other taxes applicable to Lender, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued by any central bank or other Governmental Authority:

(i)	shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds, by any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)	shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)	shall hereafter impose on Lender any other condition

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable as determined by Lender (collectively, “Increased Costs”). Any determination under this Section 2.8(b) shall be made in good faith and not on an arbitrary or capricious basis. If Lender becomes entitled to claim any Increased Costs pursuant to this Section, Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully-compensate Lender for such Increased Costs. A certificate as to any Increased Costs submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Such certificate shall set forth Lender’s method of calculating the amount of such Increased Costs. In the event Lender makes a request for compensation of Increased Costs in an amount that is greater than ten percent (10%) of the principal balance of the Loan, Borrower shall, upon payment of the same, have the right to prepay the Loan in full without penalty or premium. This provision shall survive the repayment of the Loan and the satisfaction of all other obligations of Borrower under the Loan Documents.

(c)          Borrower shall indemnify Lender and hold Lender harmless from, and be responsible for paying, any Conversion Costs, which obligation shall survive payment of the Loan in full and the satisfaction of all other obligations of Borrower under the Loan Documents. As used herein “Conversion Costs” means any reasonable interest, cost, loss or expense which Lender sustains, incurs or must pay as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at LIBOR (plus the applicable spread), including any such interest, fee and expense arising from interest or fees payable by Lender to any lender providing Lender with its LIBOR funds, (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day other than on last day of an Interest Period, or without sufficient prior written notice as required under this Agreement (without duplication of the Breakage Fee), and (iii) the conversion (for any reason whatsoever and whether voluntary or involuntary) of LIBOR (plus the applicable spread) to the Adjusted Rate on a day other than on the last day of the Interest Period with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR (plus the applicable spread), including any arising from interest or fees payable or which would be payable by Lender to any lender providing Lender with its LIBOR funds. Conversion Costs shall include any applicable Prepayment Fee or Closed Period Prepayment Fee, calculated by multiplying (A) the Prepayment Fee or Closed Period Prepayment Fee, as applicable required to be paid under Section 2.5 determined as if the entire principal amount of the Loan were being prepaid, by (B) a fraction the numerator of which shall be the amount then being prepaid and the denominator of which shall be the then outstanding principal balance of the Loan prior to such prepayment.

(d)          All payments made by Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, Foreign Taxes, excluding, in the case of Lender, taxes measured by its income, and franchise taxes imposed on it. If any non-excluded Foreign Taxes are required to be withheld from any amounts payable to Lender under the Loan Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non-excluded Foreign Taxes) interest or any such other amounts payable under the Loan Documents at the rate or in the amounts specified hereunder. Whenever any non-excluded Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such non-excluded Foreign Tax. Borrower shall indemnify Lender and hold Lender harmless from, and be responsible for paying, any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non-excluded Foreign Tax when due to the appropriate taxing authority, or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence. Lender’s inability to notify Borrower of any such Foreign Tax in accordance with the immediately preceding sentence shall in no way relieve Borrower of its obligations under this Section. As used herein “Foreign Taxes” means, collectively, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof. As used herein “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever, or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether new or hereafter in existence. Notwithstanding anything contained herein to the contrary, the foregoing obligation to pay such additional amounts resulting from the payment of Foreign Taxes and to indemnify Lender shall not apply to any Foreign Tax that is imposed on amounts payable to the Lender under the Loan Documents on the date of this Agreement (or on the date that it becomes a Lender hereunder) or is attributable solely to Lender’s failure to provide Borrower with proper and sufficient evidence under the IRS Code to establish that it is exempt from (or eligible for a reduced rate of) Foreign Tax with respect to amounts payable under the Loan Documents.

Section 2.9           Interest Reserve. Whenever the amount of unfunded Loan Advances available to Borrower under the Interest Holdback is less than One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00), Borrower shall fund a reserve (the “Interest Reserve”) within five (5) Business Days following Lender’s request in an amount equal to Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00). The Interest Reserve funds shall be held by Lender in an interest bearing account established by and under the sole control of Lender at a financial institution selected by Lender (subject to Borrower’s approval, not to be unreasonably withheld, conditioned or delayed), which financial institution must meet the Rating Criteria (the “Reserve Account”). If at any time the balance in the Interest Reserve falls below One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00), Borrower shall make an additional deposit sufficient to replenish the balance of the Interest Reserve to an amount equal to Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00) within five (5) Business Days following Lender’s request; provided, however, that once the Maximum Loan Amount (or if Borrower waives the right to request any further Disbursements to Borrower in writing, the outstanding principal balance of the Loan on the date that Borrower has so waived its right) has been repaid through Residential Unit Net Sale Proceeds and/or Retail Unit Net Sales Proceeds (i) by fifty percent (50%), if the balance in the Interest Reserve falls below $1,250,000, Borrower shall be required to make an additional deposit sufficient to replenish the balance of the Interest Reserve to an amount equal to Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) within five (5) Business Days following Lender’s request, and (ii) by seventy-five percent (75%), if the balance in the Interest Reserve falls below $1,250,000, Borrower shall be required to make an additional deposit sufficient to replenish the balance of the Interest Reserve to an amount equal to One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) within five (5) Business Days following Lender’s request, in the case of each of clauses “(i)” and “(ii)”, in lieu of being required to replenish the Interest Reserve to an amount equal to $3,750,000. The Interest Reserve and Borrower’s replenishment obligation hereunder will terminate and any funds remaining in the Interest Reserve shall be returned to Borrower upon full repayment of the Indebtedness.

Section 2.10         Reserve Account. The Reserve Account shall be under the sole dominion and control of Lender. All interest earned on the Reserve Account shall be allocated to Borrower for income tax purposes, but it shall be added to and disbursed as a part of the Interest Reserve. Borrower hereby assigns and grants Lender a security interest in the Interest Reserve funds in the Reserve Account as security for payment and performance of Borrower’s obligations under the Loan Documents. All Interest Reserve funds in the Reserve Account shall be additional security for the Loan, and upon the occurrence of an Event of Default, Lender shall be authorized to apply such funds to Borrower’s obligations under the Loan Documents in such order and priority as Lender may elect in its sole discretion. Lender shall have a perfected first priority security interest in the Reserve Account.

Section 2.11         Control Accounts. The Control Accounts shall be under the sole dominion and control of Lender. The Control Accounts shall be opened in the name of Lender, provided that Borrower shall be the owner of all funds on deposit in such Control Accounts for federal and applicable state and local tax purposes. The Control Bank at which the Control Accounts will be held shall be selected by Lender (subject to Borrower’s approval, not to be unreasonably withheld, conditioned or delayed). Other than as otherwise set forth in this Agreement, neither Borrower nor Indemnitor nor any party claiming on behalf of, or through Borrower or Indemnitor, shall have any right to transfer, withdraw, access or otherwise direct the disposition of funds on deposit in the Control Accounts or have any other right or power with respect to the Control Accounts and all out-of-pocket costs and expenses for establishing and maintaining the Control Accounts shall be paid by Borrower. Lender shall have no liability for any loss or damage with respect to such funds (including, without limitation, with regard to the Control Bank) (except to the extent such funds are actually disbursed into the Control Accounts and either (i) Lender fails to disburse same in accordance with the terms of this Agreement after Borrower has satisfied all conditions precedent to a Disbursement to Borrower or a School Payment Disbursement, as applicable, or (ii) Lender disburses such funds in a manner which is inconsistent with the provisions of this Agreement and such disbursement was not otherwise agreed to or requested by Borrower in writing), the disbursement thereof in accordance with the terms of this Agreement or the application of any such funds by Borrower or SCA to the extent disbursed to either of them.

(a)          School Cost and Purchase Control Account. Pursuant to the terms of Section 2.2 of the Triparty Agreement, and unless otherwise directed by Lender after an Event of Default occurs, all School Cost Payments shall be paid by SCA depositing such funds on or before the due date thereof under the School Unit Purchase Agreement directly into an account designated by Lender in writing at the Control Bank (the “School Cost and Purchase Control Account”).

(b)          School Purchase Control Account. Lender shall instruct the Control Bank to transfer all School Cost Payments representing Land Value Payments and School Construction Supervision Fee Payments into a subaccount (the “School Purchase Control Account”) with the Control Bank. Provided that Borrower has satisfied all of the conditions to a Disbursement to Borrower under this Agreement, amounts deposited into the School Purchase Control Account shall be available as a disbursement to Borrower (such disbursement, a “School Payment Disbursement”) from the School Purchase Control Account to pay (or reimburse Borrower) the costs of the Project (actually billed) other than School Costs in accordance with the Line Items specified in the Approved Budget. School Payment Disbursements shall be credited towards the Additional Equity contributions required to be made by Borrower under this Agreement. At any time when an Event of Default exists, Lender shall be entitled to disburse amounts deposited into the School Purchase Control Account directly to the payment of costs associated with the Project in any manner and in such amounts determined by Lender in its sole and absolute discretion. All funds in the School Purchase Control Account shall be additional security for the Loan, and upon the occurrence of an Event of Default, Lender shall be authorized to apply such funds to Borrower’s obligations under the Loan Documents in such order and priority as Lender may elect in its sole discretion.

(c)          School Cost Control Account. Lender shall instruct the Control Bank to transfer all other School Cost Payments (i.e., School Cost Payments that do not consist of Land Value Payments and School Construction Supervision Fee Payments) into a subaccount (the “School Cost Control Account”) with the Control Bank. Provided that no Event of Default or Potential Event of Default has occurred, on each Business Day on which available funds are on deposit in the School Cost Control Account, Control Bank shall transfer all such available funds to Borrower’s Operating Account. Borrower shall use all amounts disbursed from the School Cost Control Account into Borrower’s Operating Account solely for (or to reimburse Borrower for) the payment of School Costs in accordance with the applicable Requisition and terms and conditions of the School Unit Purchase Agreement. At any time while an Event of Default or Potential Event of Default exists, Lender shall have the right, in its sole discretion, to instruct the Control Bank, to immediately cease all transfers from the School Cost Control Account into Borrower’s Operating Account and, while an Event of Default exists, to disburse amounts deposited directly to the payment of School Costs for which such funds were deposited (to the extent such School Costs were not already paid) as identified in the applicable Requisition or to return such funds to the SCA.

(d)          At any time when an Event of Default exists or if Borrower does not otherwise satisfy the conditions precedent to a Disbursement to Borrower from the Interest Reserve or the Interest Holdback set forth in Section 3.6 of this Agreement, Lender may deduct interest payments due under this Agreement from the School Purchase Control Account.

(e)          Upon Borrower’s conveyance of the School Unit to the SCA in accordance with the terms of the School Unit Purchase Agreement, any funds remaining in the School Purchase Control Account and School Cost Control Account will be transferred to a deposit account established by Lender with the Control Bank or a bank reasonably acceptable to Lender and Borrower and satisfying the Rating Criteria, which shall be under Lender’s sole dominion and control or that of Lender’s agent and pursuant to the terms of a deposit control account agreement acceptable to Lender. Funds shall be disbursed from such Control Account in the same manner and under the same conditions as a Disbursement to Borrower but must first be exhausted prior to making any Disbursement to Borrower pursuant to the terms of this Agreement.

ARTICLE 3

DISBURSEMENTS TO BORROWER

Section 3.1           Funding of Disbursements to Borrower.

(a)          Disbursements to Borrower of Loan Advances shall be made by Lender to pay the costs of the Project (actually billed) net of School Costs in accordance with the Line Items specified in the Approved Budget on the terms and conditions herein provided. At no point shall Loan Advances exceed ONE HUNDRED TWENTY EIGHT MILLION ONE HUNDRED NINETY SEVEN THOUSAND EIGHT HUNDRED SEVENTY EIGHT AND 00/100 DOLLARS ($128,197,878.00) under the Building Loan and TWENTY EIGHT MILLION NINE HUNDRED NINETY NINE THOUSAND EIGHT HUNDRED THIRTY SEVEN AND 00/100 DOLLARS ($28,999,837.00) under the Project Loan. Subject to the terms and conditions of this Agreement, Line Items on the Approved Budget shall be funded in an amount equal to 100% of the costs paid, or to be paid by Borrower, net of School Costs, less Additional Equity then required to be contributed under this Agreement.

(b)          Each date of a Disbursement to Borrower is herein referred to as a “Disbursement Date”.

(c)          Each Disbursement to Borrower shall be added to the outstanding principal balance of the applicable Loan and will be subject to the terms and provisions of the Loan Documents.

Section 3.2           Required Equity.

(a)          Initial Required Equity at Closing. Borrower shall not be entitled to the Term Loan proceeds until (in addition to satisfying all other conditions applicable to such disbursement) Borrower has delivered evidence, satisfactory to Lender in its reasonable discretion, that Borrower has contributed the Initial Required Equity into the Project. Borrower acknowledges that, as of the Closing Date, the evidence provided by Borrower remains subject to verification and that the foregoing sentence shall not be deemed an acknowledgement by Lender that such Initial Required Equity has in fact been contributed to the Project. Lender shall not be obligated to make any Disbursements to Borrower under this Agreement until any shortage in the Initial Required Equity required to be contributed as of the Closing Date is actually contributed.

(b)          Additional Equity Requirements after the Closing Date. No later than October 22, 2021, Borrower shall have either (i) contributed the Required Equity into the Project or (ii) deposited with Lender the positive difference, if any, between (A) Required Equity less (B) the sum of (1) the Initial Required Equity, (2) the School Construction Supervision Fee which is still scheduled to be contributed under the School Unit Purchase Agreement, and (3) all Additional Equity contributed to date.

Section 3.3         Conditions to Disbursements to Borrower. Lender shall have no obligation to make any Disbursements to Borrower under the Building Loan and/or the Project Loan unless each of the following conditions has been and remains satisfied as of the date of the Disbursement to Borrower. Each of said funding conditions is for the benefit of Lender and may be waived by Lender in Lender’s sole discretion. Lender may make a Disbursement to Borrower without requiring satisfaction of each condition, but in the absence of a written waiver signed by Lender, Lender may condition further Disbursements to Borrower upon satisfaction of all such conditions. The waiver of a condition by Lender with respect to a Disbursement shall not be deemed a waiver of such condition in the future in the absence of such written waiver signed by Lender. All of the documents and agreements required below shall be in form and substance satisfactory to Lender in its reasonable discretion.

(a)	Project Documents.

(i)	Budget and Business Plan. The Approved Budget and Business Plan shall remain in full force and effect and shall not have been modified without Lender’s prior written consent in Lender’s reasonable discretion (other than with respect to requests to modify the Major Points of Business Plan, which may be granted or withheld in Lender’s sole and absolute discretion) or as otherwise permitted in accordance with this Agreement. A rental strategy shall not be permitted.

(ii)	Plans. Neither the Approved Plans nor the certification from the Architect that the Improvements will comply with all applicable laws, including all applicable Access Laws, if constructed substantially in accordance with the Approved Plans, shall have been modified without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to requests to modify the Major Points of Business Plan or with respect to requests to modify the Approved Plans that require SCA’s approval under the School Unit Purchase Agreement but have not been approved by the SCA, which may be granted or withheld in Lender’s sole and absolute discretion). Notwithstanding the foregoing but subject to Lender’s prior written approval, Borrower may revise the Approved Plans to provide 91, 92 or 93 Subdivided Residential Units and in connection therewith, the Residential Unit Minimum Sales Price Schedule attached hereto as Exhibit C shall be adjusted accordingly so that the total Residential Unit Minimum Sales Price will remain the same but will be allocated based on the new unit-mix and square footage.

(iii)	Permits and Utilities. All Permits shall remain in full force and effect and all other permits, approvals and clearances then required for the continued construction of the Improvements shall have been issued and provided to Lender, together with evidence reasonably satisfactory to Lender that (A) the Project continues to comply with all applicable zoning ordinances, building and use restrictions and codes and any requirements with respect to licenses, permits, and agreements necessary for the lawful use and operation of the Project, and (B) all necessary utilities and municipal services required for the Project are in place, or will be in place by the Completion of the Construction Work and are available at budgeted cost.

(iv)	Architect’s Contract. Until all work thereunder has been performed, the Architect’s Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Architect under the Architect’s Contract (following any required notice to Architect and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Architect absent such event of default.

(v)	Engineer’s Contract. Until all work thereunder has been performed, the Engineer’s Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by an Engineer under an Engineer’s Contract (following any required notice to such Engineer and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to such Engineer absent such event of default.

(vi)	Designer’s Contract. Until all work thereunder has been performed, the Designer’s Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Designer under the Designer’s Contract (following any required notice to such Designer and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Designer absent such event of default.

(vii)	Demolition Contract. Until all work thereunder has been performed, the Demolition Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Demolition Contractor under the Demolition Contract (following any required notice to such Demolition Contractor and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Demolition Contractor absent such event of default.

(viii)	Construction Contract. Until all work thereunder has been performed, the Construction Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to requests to modify the Construction Contract that require SCA’s approval under the School Unit Purchase Agreement but have not been approved by the SCA, which may be granted or withheld in Lender’s sole and absolute discretion), and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by the Contractor under the Construction Contract (following any required notice to the Contractor and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Contractor absent such event of default. The Construction Contract must be on a guaranteed maximum price basis with a minimum of 65% buyout of subcontracts, and with allowances totaling not more than 10% of total trade costs. The Construction Contract must also include a contingency of not less than four percent (4%) of trade costs which will be independent from the Contingency Line Item in the Approved Budget.

(ix)	Services Contract. Until all work thereunder has been performed, the Services Contract shall remain in full force and effect, shall not have been modified without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and no material default or event of default shall exist thereunder by Borrower. During the continuance of an event of default by Owner’s Representative under the Services Contract (following any required notice to Owner’s Representative and the expiration of any applicable cure period), Lender shall be entitled to withhold the portion of a Disbursement to Borrower which would be otherwise payable to the Owner’s Representative absent such event of default.

(x)	Subcontractors and Material Suppliers. All changes to the list of Major Subcontractors that was approved by Lender as of the Closing Date shall have been approved by Lender in writing, which approval shall not be unreasonably withheld, conditioned or delayed. With respect to each such change to a subcontractor or material supplier, the list shall include the name, address and telephone number, a general statement of the nature of the work to be performed, the labor and materials to be supplied, and the cost of the labor and work. Borrower shall promptly advise Lender of new names as such subcontracts are awarded or any changes in the information regarding such subcontractors and suppliers.

(xi)	Consents to Assignments. The Architect’s Consent, the Designer’s Consent, the Demolition Contractor’s Consent, the Engineer’s Consent, the Owner’s Representative’s Consent and the Contractor’s Consent shall each remain in full force and effect with no event of default (following any required notice to the Architect, the Designer, the Demolition Contractor, the Engineer, the Owner’s Representative or the Contractor, as applicable, and the expiration of any applicable cure period) thereunder.

(xii)	Zoning. The zoning status of the Land and the Project shall continue to permit the Construction Work to be Completed and permit the intended use of the Improvements.

(xiii)	Bonding. Lender shall have received and approved (which approval shall not be unreasonably withheld, conditioned or delayed) a Payment and Performance Bond for each subcontractor which does not qualify for Subcontractor Default Insurance.

(xiv)	Subcontractor Default Insurance. Subject to the next following sentence, the Subcontractor Default Insurance for all subcontractors (including, without limitation, all Major Subcontractors) shall have been delivered to and approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed) and shall remain in full force and effect in accordance with Section 5.1(d). Notwithstanding the foregoing, if any subcontractor does not qualify for Subcontractor Default Insurance, a Payment and Performance Bond shall be obtained.

(b)          Borrower has delivered evidence, satisfactory to Lender in its reasonable discretion, that Borrower has contributed the Required Equity then required in accordance with Section 3.2.

(c)          No Potential Event of Default or Event of Default exists.

(d)          The Loan is not Out of Balance, such determination to be made in Lender’s reasonable discretion and will be based upon information provided to Lender by the Inspector, Administrator, Borrower and Lender’s own analysis.

(e)          Within forty-five (45) days following the first Disbursement to Borrower subsequent to the completion of foundations and footings, Lender shall have received and approved (which approval shall not be unreasonably withheld, conditioned or delayed) a supplemental survey that complies with Lender’s reasonable survey requirements showing that all foundations and footings of the Project are within the boundaries of the Land and comply with all applicable setback lines and showing that no buildings or improvements are to be constructed within the area of any easement, together with, to the extent then available, a survey endorsement to the Title Policy. Provided Borrower ordered the supplemental survey promptly upon the commencement of the foregoing forty-five (45) day period, Lender will extend said forty-five (45) day period to sixty (60) days subsequent to the completion of the foundations and footings if the survey is not completed within said forty-five (45) day period.

(f)           Within thirty (30) days after the pouring of concrete for any Improvements, Borrower shall cause break tests to be completed with respect to said poured concrete, and Borrower shall use commercially reasonable efforts to cause the written reports containing the break test results to be delivered to Lender promptly following said tests. Said test results must be reasonably satisfactory to Lender and the Inspector. Borrower shall also provide Lender with ongoing break tests over the ensuing one hundred twenty (120) days, the results of which break tests shall be provided to Lender and shall be reasonably satisfactory to Lender and Inspector. Lender acknowledges and agrees that if the results yield a low break, Lender and Inspector shall approve such results if Borrower’s structural engineer of record approves same based on the structural design of the Improvements.

(g)          The requested Disbursement to Borrower, together with the Term Loan and all prior Disbursements to Borrower and the Interest Holdback, shall not cause the outstanding principal balance of the Loan to exceed the Maximum Loan Amount, such determination to be made in Lender’s reasonable discretion.

(h)          Lender is reasonably satisfied that the percentage of the Approved Budget allocated to the Hard Costs already funded (the sum of Building Loan Advances, Project Loan Advances and Additional Equity funded for the payment of Hard Costs on or after the date of this Agreement) is no more than the percentage of the Improvements already completed, and that the sum of the Funds allocated to Hard Costs and not yet advanced as Disbursements to Borrower and the then unfunded portion of Additional Equity allocated to Hard Costs and are sufficient to pay all the unpaid Hard Costs set out in the Approved Budget.

(i)           Lender, in its reasonable opinion, is not prohibited from advancing Funds as Disbursements to Borrower under any Legal Requirements (including, without limitation, applicable lien laws or stop notice statutes).

(j)           Intentionally omitted.

(k)          All representations and warranties of Borrower and Indemnitor under this Agreement and under the other Loan Documents are true and correct in all material respects as of the date of each Disbursement to Borrower (subject to such changes as may have resulted from acts, omissions, events or circumstances that do not have a Material Adverse Effect and does not constitute a Potential Event of Default or Event of Default hereunder).

(l)           Other than Disbursements to Borrower from the Interest Holdback and Interest Reserve, which shall be disbursed by Lender to pay interest under the Notes in accordance with Section 3.6, Borrower has submitted to Lender a Draw Request and a Borrower Certification for such Disbursements to Borrower, together with all supporting documents required under this Agreement.

(m)         None of the Milestone Construction Hurdles remain unsatisfied beyond the applicable Milestone Deadline, subject to extension for Force Majeure in accordance with Section 4.1(b).

(n)          Borrower has provided Lender with evidence of payment to the Contractor and each Major Subcontractor for the amounts covered by all prior Disbursements to Borrower for which payment is due.

(o)          The Improvements are being constructed in a good and workmanlike manner substantially in accordance with the Plans and all required inspections and approvals pursuant to Legal Requirements and this Agreement have been obtained as and when necessary.

(p)          Inspector has received a title search continuation which shows no new or intervening liens or encumbrances, other than those approved in writing by Lender or which are bonded or otherwise discharged in accordance with Legal Requirements and shows the payment status of all Impositions.

(q)          If any Permits are issued after the initial disbursement of the Loan, Lender shall have received copies of all such Permits.

(r)           No notice of a material default by Borrower (as determined by Lender in its reasonable discretion) that remains outstanding has been received by Borrower or Lender under the School Unit Purchase Agreement, the Master Lease or the Sublease.

(s)          Borrower shall have paid (or concurrently with the requested Disbursement to Borrower shall pay) all of Lender’s reasonable costs and expenses incurred in connection with the Disbursement to Borrower including, without limitation, actual outside reasonable attorneys’ fees (if any), costs and expenses to inspect the Project, recording and filing charges, title company charges and the costs of any endorsements to Lender’s Title Policy.

(t)           If any Change Order increases the payment obligation of SCA under the School Unit Purchase Agreement, Lender may condition any approval required or permitted of Lender under this Agreement or the other Loan Documents and any Disbursement to Borrower upon the receipt by Lender of Evidence of Sufficient Funds with respect to said increased payment obligation. If pursuant to the terms of the School Unit Purchase Agreement, Borrower is obligated to pay any increase in the hard costs related to the School Fit-Out Work (as defined in the School Unit Purchase Agreement), Lender may condition any approval of any Change Order which has the result of increasing such costs or any Disbursement to Borrower upon the receipt by Lender of an Equity Deposit in an amount equal to such increased cost, disbursable by Lender to pay (or reimburse Borrower for the payment of) such increased cost, once due and payable.

(u)          In the event that the Master Lease, Sublease and School Unit Purchase Agreement are not executed contemporaneously with the Closing Date, prior to Lender making the initial Disbursement to Borrower following the Closing Date, Borrower shall provide Lender with an estoppel certificate from the SCA, as tenant under the Master Lease, as sublandlord under the Sublease and as SCA under the School Unit Purchase Agreement, stating that (i) each of the School Unit Purchase Agreement, the Sublease and the Master Lease is in full force and effect and is unmodified; (ii) there is no violation of or default by the SCA or, to SCA’s knowledge, Borrower under the Master Lease, the Sublease or the School Unit Purchase Agreement; (iii) there is no presently exercisable credit or offset and that the SCA has no knowledge of any circumstances which would give rise to any credit or set-off against any future obligations of the SCA under the Master Lease or School Unit Purchase Agreement; (iv) there is no voluntary or involuntary Bankruptcy Proceeding pending against the SCA; (v) the term of each of the Master Lease and the Sublease has commenced and the full rental thereunder has been paid; (vi) the SCA has accepted possession of the Master Leased Premises, subject to the terms of the Master Lease, the School Unit Purchase Agreement and the Sublease; (vii) there are no tenant allowances under the Master Lease and that there are no current payments to be made by Borrower to the SCA thereunder or under the Master Agreement which have not been paid; (viii) the address for notices to be sent to the SCA is as set forth therein; (ix) the SCA has not subleased all or any part of the Master Leased Premises other than to Borrower, as subtenant, pursuant to the Sublease; (x) the SCA has not assigned the Master Lease, the Sublease or the School Unit Purchase Agreement or any interest therein or any of its rights or obligations thereunder, nor has the SCA granted any mortgage, deed of trust, security agreement or security interest in, on or to the SCA’s leasehold estate under the Master Lease or the SCA’s interest in the Master Lease or the Master Leased Premises; (xii) Borrower has no obligations to SCA under the Master Lease, Sublease or School Unit Purchase Agreement other than as set forth therein; and (xiii) the SCA has not subordinated its interest in the Master Lease to any mortgage, deed of trust or security agreement other than as set forth in the Triparty Agreement.

Section 3.4           Requests for Disbursements to Borrower.

(a)          Between the Closing Date and September 22, 2021, Borrower may request a Disbursement to Borrower to pay costs of the Project set forth in the Approved Budget by delivering a Draw Request to Lender.

(b)          Each Draw Request (i) must specifically request the portion of the Disbursement to Borrower to be made under the Building Loan, the portion of the Disbursement to Borrower to be made under the Project Loan, and the amount of the School Payment Disbursement to be made from the School Purchase Control Account (which allocation shall be subject to confirmation by Lender and shall be made in accordance with the terms of this Agreement), (ii) except for the final Disbursement to Borrower, must be for an amount equal to or greater than $250,000.00, and (iii) shall not be submitted more often than once a month. Lender shall diligently and reasonably promptly process each Draw Request following receipt by Lender of the Draw Request and all required accompanying information and materials in compliance with the provisions of this Article 3. Lender shall use reasonable efforts to confirm the satisfaction all conditions precedent to a given Disbursement set forth in this Agreement within five (5) Business Days following such satisfaction, and, in all events, Lender shall confirm the satisfaction of such conditions precedent within seven (7) Business Days following such satisfaction. Lender shall make such Disbursement to Borrower within five (5) Business Days after Lender has confirmed the satisfaction of the conditions precedent thereto set forth herein as set forth in the immediately preceding sentence. Disbursements to Borrower and School Payment Disbursements are not permitted to be used for the payment of any School Costs.

(c)          Each Draw Request shall be accompanied by (i) a progress report (as described in Section 4.3 hereof), (ii) to the extent not previously furnished to Lender, the most current quarterly or annual, as applicable, financial statements for Borrower, as well as a balance sheet, (iii) to the extent not previously furnished to Lender, copies of certified income and expense statements for the Property; (iv) detailed line item descriptions of the costs to be reimbursed or paid with the Disbursement to Borrower and School Payment Disbursement and the corresponding Line Items under which such costs fall, (v) any Additional Equity, if required to be deposited with Lender under this Agreement or an Equity Deposit, if required to be deposited under Section 3.3(t) relating to an increase in the hard costs related to the School Fit-Out Work (as defined in the School Unit Purchase Agreement); and (vi) such documents and instruments as Lender may reasonably request to establish that each person performing labor or supplying materials has been paid or will be paid (to the extent payment is due) from the funds advanced pursuant to said Draw Request for all work performed and materials supplied through the date of the Draw Request, including without limitation, Acceptable Invoices, paid invoices, applicable AIA forms, and conditional or unconditional lien waivers from the Contractor, Major Subcontractors and other subcontractors, as applicable. Each Draw Request shall be deemed to be a renewal of all Borrower’s warranties and representations in this Agreement and the other Loan Documents, as updated to reflect changed facts which do not have a Material Adverse Effect. To the extent an Equity Deposit has been made by Borrower into the Loan Reserve, Disbursements to Borrower shall be made first from such Equity Deposits.

(d)          Each Draw Request must also include a Borrower Certification, which, inter alia, includes a representation and warranty (i) that SCA has approved and funded (or Borrower has funded or caused to be funded) the Public School Project Costs included in all prior Requisitions and attaching a copy of each Requisition delivered to and approved by the SCA with respect to said Public School Project Costs, to the extent required under the School Unit Purchase Agreement, (ii) that identifies the Public School Project Costs paid (or reimbursed) from the Control Accounts, (iii) that such Draw Request does not violate the provisions of the School Unit Purchase Agreement, and (iv) that all Change Orders to date either have not required SCA’s prior consent or if such consent was required pursuant to the terms of the School Unit Purchase Agreement, such consent has been obtained in writing and that a copy of any such consent has been delivered to Lender in connection with the applicable Change Order request. School Payment Disbursements shall be made from the School Purchase Control Account, to the extent funds are available in the School Purchase Control Account. To the extent that Borrower satisfies all of the conditions precedent to a Disbursement to Borrower, Lender shall first disburse funds in the School Purchase Control Account until all such funds are exhausted prior to making any Disbursements to Borrower pursuant to the terms of this Agreement. Any School Payment Disbursements made from the School Purchase Control Account shall not constitute a Disbursement to Borrower so as to increase the outstanding principal balance of the Loan. School Payment Disbursements to Borrower shall be used to pay the Contractor concurrently with the payments to the Contractor for costs of the Project (other than School Costs) that are covered by the applicable Draw Request.

(e)          In the event that (x) the SCA fails to fund any School Cost Payments when required under the terms of the School Unit Purchase Agreement, or (y) Lender determines in its reasonable discretion that the SCA will not fund a particular Requisition, as a result of Borrower failing to satisfy a condition precedent to such obligation of the SCA to fund said School Cost Payments or otherwise (the parties agreeing that Lender’s determination shall be deemed reasonable if the SCA has not funded any School Cost Payments for more than seventy-five (75) days after Borrower submitted to SCA a Requisition with respect to such School Cost Payment pursuant to subsection 5.02(c)(iii) of the School Unit Purchase Agreement (but if SCA’s failure to so fund any School Cost Payment falls within an annual payment moratorium of The City of New York pursuant to Section 9.02(a) of the School Unit Purchase Agreement, Lender’s determination shall only be deemed reasonable if the SCA has not funded any School Cost Payments by the later to occur of (i) seventy-five (75) days after Borrower submitted to SCA a Requisition with respect to such School Cost Payment pursuant to subsection 5.02(c)(iii) of the School Unit Purchase Agreement, and (ii) seventy-five (75) days after the date of the expiration of such annual moratoriam)), Borrower shall have twenty (20) Business Days from the date that the SCA is required to fund said unfunded School Cost Payments pursuant to the terms of the School Unit Purchase Agreement in the case of (x) and ten (10) days from said Lender’s determination in the case of (y), to fund such unfunded School Cost Payments into the School Purchase Control Account. Said funds in the School Purchase Control Account shall not be available as a School Payment Disbursement unless and until all of Borrower’s Required Equity shall be contributed. Lender shall not be required to make any Disbursement to Borrower until such unfunded School Cost Payment has been made by Borrower or the SCA. Borrower acknowledges that Lender shall not be deemed to have waived any of its rights and remedies against the SCA relating to said failure by the SCA to fund any School Cost Payment.

Section 3.5           Disbursements to Borrower for Hard Costs.

(a)          Each Draw Request for Hard Costs shall be accompanied by a Contractor’s Application for Payment together with AIA form G702 and AIA form G703 signed by the Contractor and the Architect, and indicating the percentage of completion of each Hard Cost Line Item set forth in the Approved Budget;

(b)          Each Draw Request for Hard Costs shall be based upon the percentage of completion of the Hard Cost Line Items. The percentage of completion shall be based upon the Architect’s certificate of job progress, or the report of the Inspector, whichever is less;

(c)          From each Disbursement to Borrower for the payment of Hard Costs (other than the Contractor’s fee and general conditions costs), Lender shall withhold ten percent (10%) retainage (the “Retainage”); provided, however, upon the completion of fifty percent (50%) of the work with respect to any given subcontract, as determined by Borrower (subject to Lender and Inspector approval (not to be unreasonably withheld, conditioned or delayed)), Lender shall withhold zero percent (0%) retainage thereafter with respect to such subcontract.  Additionally, upon substantial completion of the work with respect to any given subcontract substantially in accordance with the Approved Plans, as certified by Borrower and confirmed by the Inspector (not to be unreasonably withheld, conditioned or delayed), Lender shall permit Retainage with respect to such subcontract to be disbursed subject to the satisfaction of the other applicable disbursement conditions herein; provided that after substantial completion and until final completion of such subcontractor’s work, Retainage for such subcontract shall equal two and one-half percent (2.5%) of the work under such subcontractor plus 200% of the remaining punch-list work to be performed by such subcontractor.

(d)          If any Draw Request covers, in whole or in part, a payment for materials not incorporated into the Improvements (“Stored Materials”), Lender shall have no obligation to make such disbursement unless Lender determines, in its reasonable discretion, from evidence provided by Borrower, that (i) the materials are stored at a location on the Land reasonably acceptable to Lender, (ii) the materials are fully insured under a reasonably satisfactory insurance policy naming Lender and Borrower as loss payees, (iii) the materials are identifiable, and are properly segregated from materials not intended for the Construction Work, (iv) if required by Lender, the Inspector shall have inspected such materials and verified satisfaction of the foregoing requirements (which verification shall not be unreasonably withheld, conditioned or delayed), and (v) Lender has a perfected security interest in the Stored Materials. Subject to the satisfaction of the foregoing conditions but notwithstanding anything herein to the contrary, Lender will fund no more than $5,000,000.00 for Stored Materials at any one time; and

(e)          Prior to any Disbursements to Borrower to pay for Hard Costs, Lender must receive, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the substance and conclusions of, a written report from the Inspector which will include a review and comment on Borrower’s monthly Draw Request, construction progress, percentage complete, conformity with Approved Plans and Legal Requirements, the activity and coordinating among trades, the quality of workmanship, the accuracy of the Borrower’s estimates of the percentage of work completed, a list of all pending and approved Change Orders and confirmation of whether remaining Funds not yet advanced as Disbursements to Borrower, together with School Cost Payments not yet advanced by the SCA, are sufficient for Borrower to achieve Completion of the Construction Work. Lender shall use commercially reasonable efforts to cause Inspector to timely provide the foregoing report.

Section 3.6           Disbursements for Payment of Interest from the Interest Holdback and Interest Reserve. The Approved Budget contains a Line Item for interest payments payable under the Building Loan Note to be advanced under the Building Loan in the amount of up to SEVENTEEN MILLION NINETY FOUR THOUSAND SEVEN HUNDRED TEN AND 00/100 DOLLARS ($17,094,710.00) (the “Building Loan Interest Holdback”) and a Line Item for interest payments payable under the Project Loan Note and the Term Loan Note to be advanced under the Project Loan in the amount of up to TWELVE MILLION NINE HUNDRED FIVE THOUSAND TWO HUNDRED NINETY AND 00/100 DOLLARS ($12,905,290.00) (the “Project Loan and Term Loan Interest Holdback”; collectively with the Building Loan Interest Holdback, the “Interest Holdback”). To the extent there is cash flow from the Property, Borrower shall use said cash flow to pay all Actual Debt Service under the Notes. To the extent that the cash flow from the Property is insufficient to pay the Actual Debt Service, Funds in the Interest Holdback (or if Borrower has funded the Interest Reserve under Section 2.9, Funds in the Reserve Account, until such Funds are exhausted) shall be applied by Lender as a Disbursement to Borrower to make the monthly interest payments on the Loan that become due and payable prior to the date on which all Disbursements to Borrower from the Interest Holdback have been made provided that the following conditions remain satisfied: (i) no Event of Default exists, (ii) the Loan is not Out of Balance, and (iii) Borrower continues to satisfy the provisions of Section 2.9. Each Disbursement to Borrower from the Interest Holdback shall increase the outstanding principal balance of the applicable Loan. Nothing herein is intended or shall be construed to alter or limit Borrower’s obligation to make the monthly interest payments on the Loan if the Interest Holdback and the Interest Reserve are inadequate or the conditions under Section 3.3 are not satisfied.

Section 3.7          Final Disbursement to Borrower for Hard Costs and Soft Costs. The final Disbursement to Borrower from the Building Loan and the Project Loan, including the Retainage (but excluding the Funds necessary pursuant to Section 3.17 below to establish the Punch List Sub Reserve), shall be disbursed only upon Lender’s receipt of the following:

(a)          Evidence that the Borrower has achieved Completion of the Construction Work and Project;

(b)          Evidence reasonably satisfactory to Lender that Hard Costs other than with respect to Punch List Items shall, upon making the final Disbursement to Borrower, have been paid in full;

(c)          An endorsement to the title policy issued by the Title Company updating the coverage through the date of the final disbursement and showing no exceptions to title other than those previously approved by Lender;

(d)          Evidence (which may consist of a certified statement by Borrower) that Borrower has accepted the Improvements as complete from the Contractor, subject to completion of Punch List Items; and

(e)          Evidence reasonably satisfactory to Lender that the undisbursed portion of the Interest Holdback and, if applicable, the Interest Reserve, is sufficient to pay all Assumed Debt Service on the Loan until the date that Subdivided Residential Units are projected to start to be conveyed to Residential Unit Purchasers.

Section 3.8          Deliveries after Completion of the Construction Work. Within thirty (30) days following Completion of the Construction Work, Borrower shall use commercially reasonable efforts to deliver the following items in form and content acceptable to Lender:

(a)          Three copies of an ALTA/ACSM “Class A” Land Title Survey of the Project describing the dimensions and location of all Improvements constructed in place prepared in accordance with the terms of Exhibit J attached hereto;

(b)          One set of “as built” plans and specifications for the Improvements (or construction drawings marked to show changes in the course of construction);

(c)          A final personal property inventory and evidence of full payment for personal property in which Lender has or is to have a security interest;

(d)          An itemized statement showing the costs of construction incurred for construction of the Project, which statement shall be certified to Lender as materially true and correct by an officer of Borrower and other such additional information Lender may reasonably request in order to verify such cost of construction;

(e)          Such certificates and other evidence as Lender may reasonably require that Borrower is in compliance with all insurance requirements under the Loan Documents;

(f)           An updated Phase I environmental report dated after Completion of the Construction Work satisfying the requirements set forth in Exhibit K attached hereto and otherwise acceptable to Lender in all material respects as determined in Lender’s reasonable discretion; and

(g)          Lender shall have reviewed and approved (which approval shall not be unreasonably withheld, conditioned or delayed) a true, correct and complete copy of the Management Agreement relating to the Project in accordance with the provisions of Section 7.5.

Section 3.9           Contingency: Reallocations. Borrower shall have the right to recognize up to $500,000.00 per any one Line Item of Available Cost Savings and a total Available Cost Savings of up to $2,000,000.00. Any Available Costs Savings realized in excess of the foregoing amounts must be approved by Lender in its reasonable discretion. Subject to this Section 3.9, Borrower shall have the right to reallocate Available Cost Savings in Line Items to cost overruns in other Line Items. The Line Item designated “Contingency” (the “Contingency Line Item”) represents an amount necessary to provide reasonable assurances to Lender that additional Funds are available to be used if the allowances for certain items in the Construction Contract are not sufficient or if additional costs and expenses are incurred or additional interest accrues on the Loan, or unanticipated events or problems occur. The Approved Budget shall contain a Contingency Line Item equal to a minimum of six and one-half percent (6.5%) of the unpaid Hard Costs to Complete the Project as of the date hereof and five percent (5.0%) of unpaid Soft Costs to Complete the Project as of the date hereof. Borrower may from time to time request that portions of the Contingency Line Item be reallocated to other Line Items. Such requests shall be subject to Lender’s written approval which shall not be unreasonably withheld, conditioned or delayed and shall be granted provided that, in Lender’s reasonable judgment, there are sufficient amounts remaining in the Contingency Line Item, to protect against cost overruns and other unanticipated events or circumstances. Notwithstanding anything to the contrary contained above in this Section 3.9, Borrower shall in no event or under any circumstances have the right (i) to reallocate any Available Cost Savings in a Line Item for any Hard Costs to a Line Item other than another Line Item for Hard Costs, without in each instance obtaining Lender’s prior written approval, (ii) to reallocate any Available Cost Savings in a Line Item for Soft Costs to a Line Item for Hard Costs without in each instance obtaining Lender’s prior written approval, (iii) to reallocate Funds in the Interest Holdback to other Line Items, or (iv) in any event, to cause a reallocation to occur that in the reasonable opinion of Lender, its counsel or the Title Company, will be in contravention of the Lien Law, or that in the reasonable opinion of Lender, its counsel or the Title Company will adversely affect or impair the lien or the priority of lien of the Mortgage.

Section 3.10         Developer Fee. The Developer Fee set forth in the Approved Budget shall not exceed $4,500,000.00 (the “Developer Fee”) in the aggregate and subject to the satisfaction of all the conditions of a Disbursement to Borrower, will be funded as follows: (i) not more than $1,000,000 of the Developer Fee shall be funded by Lender on the Closing Date and (ii) the remainder of the Developer Fee shall be paid on a straight line monthly basis in equal installments over the 42-month period of construction of the Project (the “Monthly Developer Fee”), commencing as of the date of issuance to the Contractor of a notice to proceed. In the event of any revision to the Construction Timeline approved by Lender, the amount of the Monthly Developer Fee to be paid to Borrower each month shall be equitably recalculated, and Borrower shall submit for Lender’s approval a revised payment schedule which uniformly allocates the applicable unpaid portion of the then projected Monthly Developer Fee to the remaining duration of the applicable Construction Timeline. The timing and amount of such installment of the Monthly Developer Fee may be further adjusted, from time to time, based on Borrower’s reasonable revisions to the Construction Timeline that are approved in writing by Lender.

Section 3.11         Balancing; Loan Reserve. If at any time during the term of the Loan, Lender reasonably determines that the Loan is Out of Balance (taking into account any Interest Rate Protection Agreements in place, amounts remaining in the Contingency Line Item available for the Project on a percentage complete basis and Available Cost Savings), Borrower shall, prior to any further Disbursements to Borrower being made by Lender, make an additional Equity Deposit in an amount sufficient to bring the Loan “in balance” for deposit into the Loan Reserve within twenty (20) Business Days following demand from Lender. Such additional Equity Deposits shall not be counted towards Borrower’s Required Equity. Anything contained in this Agreement to the contrary notwithstanding: (i) it is expressly understood and agreed that Borrower shall cause the Loan to be “in balance” at all times, and (ii) Lender shall not be obligated to make any Disbursements to Borrower if the Loan is Out of Balance. The Loan shall be deemed “Out of Balance” if the ratio, expressed as a percent, of (a) the remaining costs to achieve Completion of the Construction Work, inclusive of required interest due under the Loan at the Contract Rate, each as reasonably determined by Lender, to (b) the sum of (i) the unfunded portion of the Building Loan and the Project Loan (inclusive of any undisbursed portion of the Interest Holdback but specifically excluding, however, unfunded amounts of the Building Loan and the Project Loan that are budgeted for the payment of leasing commissions, tenant improvement allowances and tenant improvement work), (ii) the remaining Additional Equity to be funded by Borrower plus the Equity Deposits, if any, then held by Lender, (iii) the Interest Reserve and (iv) the School Cost Payments that remain to be funded by the SCA under the School Unit Purchase Agreement (so long as no default by the SCA shall have occurred thereunder which continues after the giving of any applicable notice and expiration of the applicable cure period; provided, however, that School Cost Payments that the SCA fails to fund when required under the terms of the School Unit Purchase Agreement or which Lender reasonably determines under Section 3.4(e)(y) will not be funded by the SCA shall not be taken into account in the forgoing calculation), is greater than one-hundred percent (100%). The unfunded portions of the Building Loan, the Project Loan and the Additional Equity will include the required Contingency, as reasonably determined by Lender based upon the then current percent of completion, and Available Cost Savings. Notwithstanding anything to the contrary contained in Section 3.4(e) or this Section 3.11, the Loan shall not be deemed to be Out of Balance due to the fact that a default by SCA under the School Unit Purchase Agreement shall have occurred which continues after the giving of any applicable notice and expiration of the applicable cure period, SCA shall have failed to fund any School Cost Payments when required under the terms of the School Unit Purchase Agreement or Lender has reasonably determined under Section 3.4(e)(y) that certain School Cost Payments will not be funded by SCA, in any such case, so long as Borrower or SCA thereafter funds each School Cost Payment on or prior to the later to occur of (x) the date upon which such School Cost Payment would have been payable by SCA under the School Unit Purchase Agreement if not for such default by SCA, failure to fund by SCA or determination by Lender or (y) the date upon which Borrower is required to make such payment pursuant Section 3.4(e)(y).

Section 3.12         Manner of Disbursement. Lender shall make Disbursements to Borrower directly into Borrower’s Operating Account; provided, that if an Event of a Default exists and Lender elects to make a Disbursement to Borrower in its sole discretion, Lender may, at its option, make said Disbursement to Borrower through a title insurance company, or directly or by joint payee check to contractors, material suppliers, laborers and other persons entitled thereto.

Section 3.13         Expenses, Fees and Interest. Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the Disbursements to Borrower, including, without limitation, the Control Accounts, Administrator’s fees, Inspector’s fees, actual out-of-pocket attorneys’ fees, actual out-of-pocket costs and expenses to inspect any new or renovated Improvements, any recording and filing charges and any title insurance company charges. Notwithstanding any other provision of this Agreement, upon ten (10) days prior notice to, but without authorization from, Borrower, Lender may elect to use the Funds to pay when due any fees owed by Borrower to Lender, the Administrator or the Inspector under this Agreement or any other Loan Document, interest on the Loan, reasonable legal fees and costs of Lender’s or Lender’s attorneys which are payable by Borrower, and such other sums as may be payable from time to time by Borrower to Lender or the Administrator under the Loan Documents if such payment is not made by Borrower within such ten (10)-day period. Such payments, at the option of Lender, may be made by debiting or charging the Funds in the amount of such payments without first disbursing such amount to Borrower and shall be deemed to be a Disbursement to Borrower.

Section 3.14         Use of Funds. All Disbursements to Borrower shall be used only to pay the costs set out in the Approved Budget and only in accordance with a Draw Request approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 3.15        Responsibility For Application of Funds. Lender shall not have any obligation to assure that Disbursements to Borrower are applied against the costs shown in the Draw Request, and Borrower accepts sole and full responsibility for and warrants proper application of all such disbursements. Borrower hereby releases and agrees to hold harmless, protect, indemnify, and defend Lender and its officers, directors, employees, attorneys, and agents from all Losses, demands, claims, and expenses that arise out or are related to any alleged misapplication or misuse of Funds by Borrower or anyone acting on behalf of Borrower.

Section 3.16         Governmental Set Asides. In the event that any Funds are set aside (“Set Aside Funds”) for purposes of meeting any governmental requirements to pay for performance obligations imposed on Borrower, such Set Aside Funds shall be treated as Disbursements to Borrower on the date they are set aside. The Set Aside Funds shall, in Lender’s sole discretion, either be held in the Loan Reserve (and not be eligible to be used for Disbursements to Borrower), and shall be under the sole dominion and control of Lender. Borrower hereby grants to Lender a security interest in the Set Aside Funds to secure the Obligations. Upon the satisfaction by Borrower of all work and other governmental requirements that are secured by the Set Aside Funds, as long as no Event of Default exists, the Set Aside Funds shall be released by Lender from the Loan Reserve and disbursed by Lender from the Loan Reserve in accordance with the terms of this Agreement.

Section 3.17         Punch List Sub Reserve. Upon Completion, Borrower shall deposit into the Loan Reserve (which deposit, as long as the Loan is not Out of Balance, may be funded by available Loan proceeds from the applicable line items for the costs in question as well as contingency line item in the Approved Budget) an amount equal to one hundred twenty-five percent (125%) of Lender’s estimate of costs to complete the Punch List Items (such amounts deposited in the Loan Reserve, the “Punch List Sub Reserve”). Funds in the Punch List Sub Reserve shall be disbursed to Borrower, in a single disbursement, upon completion of the Punch List Items in accordance with the requirements of Section 4.10 of this Agreement, as confirmed by Lender in its reasonable discretion.

Section 3.18         Funding for Deposits. If any Draw Request covers, in whole or in part, the payment of a deposit or deposits to a vendor or supplier of construction materials, supplies or components for the Construction Work, Lender shall have no obligation to make such disbursement unless (i) said deposit and the vendor or supplier that is the payee are identified in the Draw Request, and (ii) said deposit is identified on and does not exceed the amount set forth on Exhibit I.

Section 3.19         Personal to Borrower. Disbursements to Borrower are personally available to and for the sole benefit of TPHGreenwich Owner LLC, a Delaware limited liability company, and shall not be available to or assignable to any other person or party. Any right to request a Disbursement to Borrower shall terminate and become null and void upon any transfer of title to the Mortgaged Property, or any portion thereof in violation of this Agreement, or upon any unauthorized Conveyance.

Section 3.20         EB-5 Investments. EB-5 investors shall not be permitted to contribute any equity to the Project without Lender’s prior written approval, which approval may be withheld in Lender’s sole and absolute discretion.

Section 3.21         Union Labor. Lender encourages Borrower to seek competitive union bids where applicable on any subcontracts for Construction Work estimated to cost over Five Million and 00/100 Dollars ($5,000,000.00).

Section 3.22         Change in Scope of Project. In the event that the SCA has materially defaulted under the School Unit Purchase Agreement, Borrower may request that Lender consent to a change in the scope of the Project, which consent may be withheld in Lender’s sole and absolute discretion.

ARTICLE 4

CONSTRUCTION OF IMPROVEMENTS

Section 4.1           Commencement and Completion of Construction.

(a)          If not already commenced, Borrower shall use good faith efforts to commence the Construction Work within thirty (30) days following the Closing Date and Borrower shall thereafter diligently and continuously pursue the achievement of Completion. The Construction Work shall be performed and the Improvements shall be constructed in a good and workmanlike manner, free from all material defects in materials or workmanship. The Construction Work shall conform in all material respects to the Business Plan, the School Unit Purchase Agreement, the Approved Plans and all Legal Requirements, as same may be modified in accordance with the terms of this Agreement. The Construction Work shall proceed diligently and Borrower shall achieve Completion of the Construction Work and the Improvements on or before the Completion Date. In the case that there is a Force Majeure event, the Completion Date shall be extended on a day-for-day basis for each calendar day that Borrower is unable to complete the Construction Work by the Completion Date provided that (i) written notice of each such delaying cause is received by Lender within twelve (12) Business Days after Borrower first becomes aware of the commencement of each such delaying cause and again within twelve (12) Business Days after Borrower becomes aware of any termination or cessation thereof and (ii) the Completion Date shall in no event be extended beyond the date which is 45 months following the Closing Date (i.e., September 19, 2021) (the “Outside Completion Date”), TIME BEING OF THE ESSENCE, and (iii) the Loan is not Out of Balance (or sufficient Additional Equity has been contributed such that the Loan is no longer Out of Balance).

(b)          Borrower shall achieve each of the following conditions on or before the date specified therefor (each such condition shall be referred to individually as a “Milestone Construction Hurdle” and the corresponding dates for Borrower to achieve such Milestone Construction Hurdle are referred to individually as a “Milestone Deadline”) in each case, as such date may be extended due to Force Majeure on a day-for-day basis for each day that Borrower is unable to achieve the applicable Milestone Construction Hurdle by the applicable Milestone Deadline; provided, however, no Milestone Deadline shall be extended due to a Force Majeure event (i) beyond the applicable “Outside Milestone Date” set forth below, or (ii) beyond the Outside Completion Date:

	ID	Milestone Construction Hurdle	Schedule Date	Milestone Deadline	Outside Milestone Date
	(from Construction Timeline)	(from Construction Timeline)	(from Construction Timeline)

1	24	SOE Work completed	2/2/2018	6/30/2018	12/30/2018

2	26	Caisson Operation completed	5/21/2018	9/30/2018	3/30/2019

3	28 & 29	Foundation walls complete and Slab on grade poured	10/4/2018	2/28/2019	8/28/2019

4	38	Superstructure completed through Flr 9 and 9M	2/12/2019	6/30/2019	12/30/2019

5	44, 45 & 58	Superstructure topped out, crane removed and Curtainwall installation complete through curtainwall crown	9/23/2019	1/30/2020	4/30/2020

6	109	SCA Turnover aka Substantial Completion of School Base Building Work – T1	9/17/2019	12/31/2019	3/31/2020

7	75 & 110	MEP Work Completed and SCA Post Turnover Work – T2	3/5/2020	6/30/2020	9/30/2020

8	111 & 114	SCA Post Turnover Work – T3 and Resi TCO1	9/21/2020	12/31/2020	3/31/2021

9	116	Project Completion	12/29/2020	Completion Date	Outside Completion Date

Section 4.2           Change Orders. All requests for changes (“Change Orders”) in the Approved Plans (other than minor field changes involving no extra cost (provided that if SCA’s approval of such change is required under the School Unit Purchase Agreement, Borrower shall have obtained SCA’s written approval thereof and provided a copy thereof to Lender )) shall be in writing, signed by Borrower and the Architect, and delivered to Lender and to the Administrator promptly after execution. Borrower shall obtain the SCA’s approval or consent to all Change Orders that affect the School Unit or the School Program (as defined in the School Unit Purchase Agreement) (an “SCA Change Order”) in writing and a copy of such approval or consent shall be delivered to Lender as an attachment to the applicable Change Order request. Borrower agrees to not permit any work pursuant to any “material” Change Order without Lender’s prior written approval. A Change Order shall be deemed “material” if it (i) adversely affects the value or changes the use of the Improvements, (ii) alters the unit count below ninety (90) residential units or above ninety-three (93) residential units, (iii) is inconsistent with a luxury residential condominium development as set forth in the Business Plan, (iv) increases or decreases the cost of the Construction Work by more than $500,000.00, (v) when added to other Change Orders not requiring the approval of Lender (other than Change Orders that Lender approved in writing), it increases or decreases the cost of the Construction Work by more than $2,500,000.00 (except that Change Orders necessary to satisfy Legal Requirements of Governmental Authorities shall be permitted to be in excess of the foregoing limit subject to an aggregate cap of $3,000,000.00), (vi) will cause Borrower to be unable to achieve Completion of the Construction Work on or before the Completion Date, (vii) requires any consent or approval of the SCA under the School Unit Purchase Agreement that was not obtained, (viii) causes an increase in the hard costs of the School Fit-Out Work (as defined in the School Unit Purchase Agreement) for which Borrower is responsible under the School Unit Purchase Agreement, or (ix) constitutes an SCA Change Order. If the cost of the Construction Work is increased by any Change Order and there are insufficient Funds (after any permitted re-allocations of Available Cost Savings and excluding the Contingency Line Item in the Approved Budget) to pay the increased cost, Borrower shall make an Equity Deposit in the amount of the increased cost with Lender in cash before permitting any work pursuant to the Change Order. The cash deposited with Lender shall be added to the Loan Reserve.

Section 4.3          Progress Reports. Borrower shall deliver to Lender not less frequently than monthly during construction, a report of the progress of construction of the Improvements, the cost of the Improvements compared to the Line Items in the Approved Budget, the Change Order and pending Change Order logs, the promotion and merchandising efforts for marketing the Subdivided Residential Units of the Project, current leasing reports (if applicable) with respect to the Retail Unit, and such other data and information concerning the Project as may be reasonably requested by Lender. Such reports shall be provided on a monthly basis or more frequently if required by Lender.

Section 4.4           Access to Borrower’s Books and Records. Lender and its representatives shall have reasonable access to the books, records, contracts, sub contracts, invoices, bills and statements of Borrower, including any supporting or related vouchers or other instruments. If Lender so requires, copies of such items shall be delivered to Lender or its representatives for audit, examination, inspection, and photocopying.

Section 4.5          Inspections. Lender, Administrator, Inspector and their respective representatives shall at reasonable times upon reasonable prior notice and, at Borrower’s option, accompanied by a representative of Borrower, have the right of entry and access to the Project, and the right to inspect all work done, labor performed and materials furnished on or about the Project; provided that such entry and access to any Condominium Unit that has been conveyed shall be subject to the terms of the Condominium Documents. The Inspector will make periodic inspections of the Construction Work and the Improvements during construction to review and comment on the construction progress and percentage of completion, the conformity with the Approved Plans and Legal Requirements, the activity and coordination among trades, the quality of workmanship, and the accuracy of Borrower’s estimates of the percentage of work completed. The Inspector will review monthly Borrower Draw Requests and perform such other duties as Lender deems necessary or desirable. Borrower shall pay the reasonable fees of the Inspector in connection with Borrower’s request for a Disbursement to Borrower. Borrower acknowledges and agrees that all inspections by Lender or its representatives, including but not limited to Inspector, are solely for the purpose of protecting the security of Lender. No such inspection shall constitute a representation by Lender to any person that the Improvements comply with the Approved Plans and the Legal Requirements, or that the construction is free from faulty materials or workmanship, nor shall any inspection by Lender or its representatives, including but not limited to Inspector, constitute approval of any certification or representation given to Lender or relieve any person making such certification or representation from the responsibility therefor. Lender shall use commercially reasonable efforts not to interfere with (and shall cause its representatives and agents not to interfere with) the Construction Work.

Section 4.6           Corrective Work. If any portion of the Construction Work does not materially conform with the requirements of this Agreement, Lender shall have the right to require corrective work by delivery of written demand to Borrower. If Lender reasonably determines that the corrective work is likely to delay completion of the Construction Work beyond the Completion Date, no further construction except corrective work shall be performed without the prior written consent of Lender, and the corrective work shall be completed to Lender’s reasonable satisfaction within fifteen (15) days from the date of the written demand or, if the corrective work is not reasonably capable of being completed within fifteen (15) days, within such additional time as is reasonably necessary, but not exceeding sixty (60) days, unless Borrower demonstrates to Lender’s reasonable satisfaction that any time in excess of sixty (60) days to complete the corrective work will not cause Borrower to fail to satisfy a Milestone Construction Hurdle by the applicable Milestone Deadline.

Section 4.7           Liens. Borrower shall keep the Project free from all Liens (other than Permitted Encumbrances), whether or not superior to the Mortgage, other than as expressly set forth in this Section 4.7. If any Lien that is not a Permitted Encumbrance is filed or placed against the Project, Borrower shall obtain a release or discharge of the Lien in accordance with all applicable Legal Requirements, within thirty (30) days following the earlier of the date on which Borrower first receives notice of such lien or the date of written notice by Lender to Borrower of the existence of the Lien. At any time within such thirty (30) day period, Lender may refuse to make any disbursements of Funds until the Lien is so released or discharged in accordance with all applicable Legal Requirements. If Borrower does not cause the release or discharge of such Lien within said thirty (30) days, Lender may elect to disburse Funds to pay such Lien. Lender’s rights under this Section shall not be affected by any claim of Borrower that the Lien is invalid, it being understood that the decision of Lender to pay or withhold is to be made by Lender in its sole discretion, subject only to Borrower’s right to obtain the release and satisfaction of, or discharge of, such Lien as provided above.

Section 4.8           Disputes Endangering Completion. If an Event of Default exists and any dispute arises under a contract or subcontract for which there is either no expedited arbitration or such arbitration proceeding has not concluded in the time frames set forth in such contract or subcontract, Lender may: (i) disburse Funds for the account of Borrower without prejudice to Borrower’s rights, if any, to recover from the party to whom paid, and (ii) without limitation, indemnify a title insurer against possible assertion of Liens, or agree to pay any disputed amounts to contractors or subcontractors if Borrower is unable or unwilling to pay the same. All sums paid or agreed to be paid under this Section 4.8 shall be for the account of Borrower and constitute an Advance, and Borrower agrees to reimburse Lender for all such Advances, together with interest at the Default Rate until the date of reimbursement. Such Advances, whether or not in excess of the Funds, shall be secured by the Mortgage.

Section 4.9           Restriction. Without Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not purchase or install any materials, equipment, fixtures, or any other part of the Improvements under conditional sales agreements or other arrangements wherein the right is reserved to remove or repossess any such items.

Section 4.10         Punch List Items. Borrower shall complete all Punch List Items no later than one hundred twenty (120) days following the date on which Completion of the Construction Work occurs (subject to reasonable extensions if Borrower is diligently pursuing the completion of such Punch List Items), or such earlier date as required under the School Unit Purchase Agreement.

Section 4.11        Completion. Borrower shall achieve Completion of the Construction Work on or before the Completion Date, or, if applicable due to a Force Majeure event, the Outside Completion Date.

ARTICLE 5

INSURANCE AND CONDEMNATION

Section 5.1            Insurance Requirements.

(a)          Property Insurance. During any period of construction, renovation, or alteration of the Improvements or the performance by Borrower of the Construction Work, Borrower shall maintain Builders Risk insurance insuring one hundred percent (100%) of the insurable replacement cost of the Improvements, including coverages for Hard and Soft Costs, materials used for construction whether located on-site or off-site and while in transit, Delay in Completion, Permission To Occupy, Collapse During Construction, Terrorism, Named Windstorm, Flood, Sinkhole (if applicable) and Earthquake (if applicable). Borrower shall cause the Contractor to maintain the following coverages: Commercial General Liability, Auto Liability (if applicable), Workers Compensation including Employers Liability, Contractor Pollution Liability, Crane Liability, and Umbrella or Excess Liability. In addition, Lender will require proof of the Architect’s and Designer’s Professional Liability Insurance.

Upon Completion of the Construction Work, Borrower shall maintain or cause the Condominium Association to maintain either “All Risk” or “Special Form” real and personal property insurance and “Boiler and Machinery Insurance”, insuring one hundred percent (100%) of the insurable replacement cost value of the Improvements and the Equipment, excluding foundations, and with a deductible not to exceed $100,000 with the exception for Earthquake, Named Windstorm and Flood, providing no coinsurance or similar penalty. Such insurance shall also cover “Rent Loss” or “Business Interruption” and “Extra Expense” on an “Actual Loss Sustained Basis” (including Rent Loss), in an amount equal to at least eighteen (18) months of the Property Income, and an extended period of indemnity of at least three hundred sixty-five (365) days. Covered perils shall include, but not be limited to, “Windstorm” (including “Named Windstorm”), “Boiler and Machinery Insurance” and “Acts of Terrorism”; provided that for so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended (“TRIPRA”), is in effect (including any extensions), Lender shall accept terrorism insurance which covers against “covered acts” as defined therein, and during any period in which TRIPRA or other similar government legislation is no longer in effect, Borrower shall only be required to maintain, or cause to be maintained, the amount of terrorism insurance which can be purchased with a premium that does not exceed an amount equal to two (2) times the amount of the then-current premium for the property insurance required hereunder (excluding any terrorism component thereof) and further provided that such insurance shall not have a deductible in excess of fifty thousand and 00/100 dollars ($50,000.00). Lender may from time to time also require that Borrower maintain insurance acceptable to Lender for “Builder’s Risk” during the period of any construction, renovation or alteration of the Improvements. If the Mortgaged Property is defined to be in Seismic Zone 3 or 4, or its equivalent, earthquake insurance shall also be maintained by Borrower. If the Mortgaged property is located within a Special Hazard Flood Area, National Flood Insurance Program (“NFIP”) insurance is required. In addition, the Property policy must provide an maintain a Flood Limit in excess of NFIP that is acceptable to Lender.

(b)          All insurance coverages, limits and deductibles must be reasonably satisfactory to Lender.

(c)          Liability Insurance.

(i)	During any period of construction, renovation, or alteration of the Improvements or the performance by Borrower or Contractor, Borrower shall maintain or cause the Contractor to maintain General Liability insurance (including contractual liability and “Acts of Terrorism”) in an amount equal to at least $2,000,000 per occurrence, $4,000,000 in the aggregate and $4,000,000 products completed operations aggregate, which must be in effect throughout the statute of repose in New York, with a Per Location/Contractor Per Project aggregate endorsement. In addition, Borrower shall maintain or cause the Contractor to maintain Umbrella or Excess Liability insurance in an amount Lender determines to be reasonable from time to time but in no event less than $50,000,000. If applicable, Lender may, from time to time also require that Borrower maintain insurance acceptable to Lender for “Commercial Auto”, “Workers Compensation”, and such other insurance as Lender may reasonably require. In addition, Lender will require proof of the Architect’s and Designer’s Professional Liability Insurance. Further, Borrower shall maintain railroad protective liability insurance in amounts and limits required by any Permits or Operating Agreements.

(ii)	Upon Completion of the Construction Work, Borrower shall maintain or cause the Condominium Association to maintain General Liability insurance (including “Acts of Terrorism”) in an amount equal to at least $1,000,000 per occurrence and $2,000,000 in the aggregate, with a Per Location aggregate endorsement. In addition, Borrower shall maintain or cause the Condominium Association to maintain Umbrella or Excess Liability insurance in an amount Lender determines to be reasonable from time to time but in no event less than $50,000,000.

(iii)	Contractor Liability. Borrower shall cause the General Contractor to maintain the following insurance coverages: (i) Workers Compensation with statutory limits including Employers Liability insurance, and (ii) Contractor Pollution Liability in an amount equal to $15,000,000 per occurrence, and $20,000,000 in the aggregate naming both Borrower and Lender as additional insured. General Contractor will cause the Crane Operator to maintain and provide lender with proof of Crane Operators Liability coverage with limits as required by the municipality in New York City, New York.

(d)          Subcontractor Default Insurance. Borrower shall obtain and thereafter maintain in full force and effect Subcontractor Default Insurance for all subcontractors with limits of no less than $50,000,000 per claim and $100,000,000 in the aggregate and include a “Financial Interest Endorsement” naming Lender as insured party. The Project will be enrolled as of the commencement of the Construction Work. In addition, Borrower must provide Lender with semi-annual reporting on Subcontractor Default Insurance exposure, claims and losses thereunder (or more often as may be requested by Lender, provided such request shall not exceed more than once each quarter). Enrolled subcontractors must be covered under the Subcontractor Default Insurance policy at all times; provided, however, that if a subcontractor (which is not a Major Subcontractor) is not eligible for coverage under the Subcontractor Default Insurance, Lender will require a Payment and Performance Bond acceptable to Lender.

(e)          Evidence of Insurance by Acceptable Insurers. At all times during the term of the Loan, Borrower shall or shall cause the Condominium Association to provide to Lender the following evidences of insurance to Lender: (i) an ACORD 28 (current version) Evidence of Property Insurance provided by an authorized insurance agent, broker or insurance company or, where ACORD 28 (current version) is not available, other evidence of insurance confirming the same rights as are provided by ACORD 28 (current version) and all applicable policy endorsements; and (ii) an ACORD 25 (current version) Certificate of Liability Insurance, provided by an authorized insurance agent, broker or insurance company confirming coverages are maintained for liability insurance as required to be carried by Borrower. Any ACORD or equivalent evidencing a Blanket insurance policy shall specifically identify the replacement cost of the improvements and the annual gross rents. The foregoing evidence shall be provided to Lender at least five (5) Business Days prior to the expiration date of each such policy. Each evidence of insurance and certificate must include a mortgagee clause and a loss payee clause satisfactory to Lender, and any Certificate of Liability Insurance must name Lender as an Additional Insured for Commercial General Liability with respect to the Premises. Each insurance company providing coverage must have an A. M. Best rating of A-X or better.

(f)           Blanket Insurance Policies. Borrower’s insurance requirements under this Article 5 may be satisfied by maintaining either individual policies covering only the Premises, or blanket insurance policies covering multiple properties, provided that with respect to any blanket insurance policies Borrower also covenants to either immediately reinstate any limits and coverages which are used, reduced or cancelled back up to the blanket policy limits approved by Lender (which shall not be unreasonably withheld, conditioned or delayed), or to secure individual policy coverages for the Premises satisfying these insurance requirements. Borrower will deliver to Lender a Schedule of Locations Insured under any blanket insurance policy together with the related certificates of insurance.

(g)          Miscellaneous Insurance Requirements. All insurance policies and endorsements required pursuant to this Agreement must be reasonably satisfactory to Lender and shall: (i) be endorsed to name Lender as an additional insured thereunder, as its interest may appear, with, in the case of property insurance, loss payable to Lender, without contribution, under a long-form, non-contributory mortgagee clause, or otherwise endorsed as Lender may reasonably require; (ii) be fully paid for and contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed to do business in the State; and (iii) without limiting the foregoing, provide that such policy or endorsement may not be canceled or materially changed except upon at least thirty (30) days’ (or, in the case of cancellation for nonpayment of the applicable premium, ten (10) days’) prior written notice of intention of non-renewal, cancellation or material change to Lender, and that no act or thing done by Borrower or Lender shall invalidate the policy as against Lender. Within ten (10) Business Days following a request by Lender, Borrower shall deliver to Lender all original policies including all endorsements and renewals thereof, or copies thereof certified by the insurance company or authorized agent, together with all endorsements required hereunder and any other insurance policy information and other related information (such as “Probable Maximum Loss” or “Scenario Upper Loss” studies) as Lender may reasonably request from time to time. Borrower may request an extension of time not exceeding sixty (60) days to deliver the foregoing policies, endorsements and renewals or certified copies thereof if (1) Borrower has done all things reasonably necessary to obtain the issuance of the policies, endorsements and renewals including the payment of all premiums therefor, and (2) Borrower has delivered to Lender within the above ten (10) day period an insurance binder and evidence of insurance reasonably satisfactory to Lender issued by the insurer showing all required coverage to be in full force and effect for the succeeding twelve (12) month period along with evidence reasonably satisfactory to Lender of payment in full of all premiums. If Borrower fails to maintain insurance in compliance with this Agreement, Lender may (but shall not be obligated to) obtain such insurance and make Advances to pay the premium therefore. Notwithstanding anything to the contrary contained herein or in any provision of law, the Proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds and Lender shall be entitled to dispose of such Proceeds as hereinafter provided.

Section 5.2           Damage, Destruction and Restoration.

(a)          In the event of any damage to or destruction of the Premises and/or Equipment, Borrower shall give prompt written notice to Lender and subject to the terms of (i) the Triparty Agreement during the Lease Period and (ii) subsequent to the recordation of the Declaration, the Condominium Documents, Borrower shall promptly commence and diligently continue to completion the repair, restoration and rebuilding of the Premises and/or Equipment so damaged or destroyed in full compliance with all Legal Requirements and with the provisions of Sections 5.2(e), (f) and (h). Such repair, restoration and rebuilding of the Premises are sometimes hereinafter collectively referred to as the “Work”. Except as expressly permitted under Section 5.2(h), Borrower shall not adjust, compromise or settle any claim for insurance Proceeds without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists. Except as set forth in Section 5.2(h), Borrower shall include Lender in all material meetings, conferences, telephone conferences and correspondence with the applicable insurer(s) following any casualty until all of the applicable insurance proceeds are disbursed by such insurer. Subject to Sections 5.2(d) and 5.2(h) of this Agreement and (i) the Triparty Agreement during the Lease Period and (ii) subsequent to the recordation of the Declaration, the Condominium Documents, Lender shall have the option in its sole discretion to apply any insurance Proceeds it may receive pursuant to this Agreement (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds, including reasonable out-of-pocket attorneys’ fees, costs and expenses) to the payment of the Indebtedness or to allow all or a portion of such Proceeds to be used for the Work. If any insurance Proceeds are applied to reduce the Indebtedness, provided no Event of Default shall have occurred and be continuing, Lender shall apply the same, without any Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, in accordance with the provisions of Section 2.7(c) of this Agreement. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Lender, at its option, may apply any insurance Proceeds to the Indebtedness in such order and priority as Lender deems appropriate in its sole discretion and a Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, or Breakage Fee shall be due and payable in accordance with the terms of Section 2.5 in connection with any such prepayment. Notwithstanding anything to the contrary contained in Section 5.6(c) of the Interparty Agreement, in no event shall Borrower be entitled to any portion of the Net Proceeds (as defined in the Triparty Agreement) prior to the payment in full of all amounts that would otherwise be due and payable to Lender under this Section 5.2 but for Section 5.6(c) of Triparty Agreement.

(b)          In the event of the foreclosure of the Mortgage or other transfer of title to or assignment of the Mortgaged Property in extinguishment of the Indebtedness in whole or in part, all right, title and interest of Borrower in and to all policies of insurance required by this Agreement and any insurance Proceeds shall inure to the benefit of and pass to Lender or any purchaser or transferee at the foreclosure sale of the Mortgaged Property to the extent allowed by such policies.

(c)          Lender may notify any and all insurers under casualty and liability insurance policies that Lender has a security interest pursuant to the provisions of this Agreement in and to such insurance policies and any proceeds thereof, and, subject to Section 5.2(h), that any payments under those insurance policies are to be made directly to Lender. Lender’s rights under this Section 5.2 may be exercised by Lender or a court appointed receiver appointed upon the request of Lender if an Event of Default shall have occurred under this Agreement.

(d)          Notwithstanding the provisions of Section 5.2(a), but subject to Section 5.2(h), the Triparty Agreement during the Lease Period and subsequent to the recordation of the Declaration, the Condominium Documents, if in Lender’s reasonable judgment the cost of the Work shall not exceed the greater of $50,000,000 and fifty percent (50%) of the then outstanding principal balance of the Loan, then Lender shall, upon request by Borrower, permit Borrower to use the Proceeds for the Work (subject to the provisions of, and less Lender’s costs described in, Section 5.2(e)), so long as:

(i)	no Event of Default shall then exist;

(ii)	if Completion of the Construction Work was achieved prior to the fire or casualty in question, the Work can be completed, as determined by Lender in its reasonable discretion, by the date which is three (3) months prior to the Maturity Date;

(iii)	if Completion of the Construction Work was not achieved prior to the fire, casualty or condemnation in question, the Construction Work (substantially in accordance with the Approved Plans) and the Work can be completed, as determined by Lender in its reasonable discretion, by the Outside Completion Date with each Milestone Construction Hurdle met by the applicable Outside Milestone Date;

(iv)	all sums necessary to effect the Work over and above any available Proceeds or Proceeds that are committed to be made available by the insurer, as determined by Lender in its reasonable discretion (the “Deficiency Amount”) shall be at the sole cost and expense of Borrower and Borrower shall deposit the Deficiency Amount, as estimated by Lender in its reasonable discretion, with Lender prior to commencing any Work and at all applicable times thereafter;

(v)	at all times during any such Work, Borrower shall maintain (or cause the Contractor to maintain), at its sole cost and expense, workers’ compensation, builders risk and public liability insurance in accordance with the provisions of Section 5.1;

(vi)	at all times during any such Work, business income and extra expense including rental value insurance, if applicable, shall be in full force and effect and available to cover any loss of business income and rents resulting from the damage to or destruction of the Premises and/or Equipment (or Borrower deposits any deficiency with Lender); and

(vii)	if Completion of the Construction Work was achieved prior to the casualty in question, the Improvements shall be restored to the same size, character and condition that existed prior to the damage or destruction except for immaterial changes as determined by Lender in its reasonable judgment.

(e)          In addition to satisfying all applicable conditions to Disbursements to Borrower if the fire, casualty or condemnation in question occurred prior to Borrower achieving Completion of the Construction Work, if any insurance Proceeds are used for the Work, then, unless Section 5.2(h) applies, such Proceeds together with any Deficiency Amount shall be held by Lender and shall be paid out from time to time to Borrower as the Work progresses (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds and/or Deficiency Amount, including reasonable out-of-pocket attorneys’ fees, costs and expenses and costs allocable to inspecting the Work and the plans and specifications therefor), subject to each of the following conditions:

(i)	the Work shall be conducted under the supervision of a certified and registered architect or engineer reasonably satisfactory to Lender (Lender hereby approves the Architect and Engineer engaged by Borrower on the date hereof). Before Borrower commences any Work, other than temporary work to protect property or prevent interference with business, Lender shall have approved the plans and specifications for the Work (if the Work shall be different than that shown on the Approved Plans), which approval shall not be unreasonably withheld, conditioned or delayed;

(ii)	each request for payment shall be made on not less than seven (7) Business Days prior written notice to Lender and shall be accompanied by a certificate of the architect or engineer in (i) above and/or contractor stating: (A) that all of the Work completed has been done in compliance with, in all material respects, the approved plans and specifications, if required under (i) above; (B) that the sum requested is justly required to reimburse Borrower for payments by Borrower, or is justly due to the contractor, subcontractors, materialmen, laborers, engineers, architects or other Persons rendering services or materials for the Work (giving a brief description of such services and materials), and that when added to all sums previously paid out by Lender does not exceed the value of the Work done to the date of such certificate; (C) if the sum requested is to cover payment relating to repair and restoration of Equipment required or relating to the Premises, that title to the items of Equipment covered by the request for payment is vested in Borrower; and (D) that the amount of such Proceeds together with any Deficiency Amount remaining in the hands of Lender are anticipated to be sufficient on completion of the Work to pay for the same in full (giving in such reasonable detail as Lender may require an estimate of the cost of such completion). Additionally, each request for payment shall contain a statement signed by Borrower approving both the Work done to date and the Work covered by the request for payment in question;

(iii)	each request for payment shall be accompanied by waivers of lien or conditional waivers of lien reasonably satisfactory to Lender covering that part of the Work for which payment or reimbursement is being requested and, if required by Lender, a search prepared by a title insurance company or licensed abstractor, or by other evidence reasonably satisfactory to Lender that there has not been filed with respect to the Premises any mechanics’ or other lien relating to any part of the Work not discharged of record. Additionally, as to any Equipment covered by the request for payment, Lender shall be provided with evidence of payment therefor and such further evidence satisfactory to assure Lender of its valid first lien on the Equipment;

(iv)	Lender shall have the right to inspect the Work at all reasonable times and may condition any disbursement of Proceeds upon the satisfactory completion, as determined by Lender’s reasonable discretion, of any portion of the Work for which payment or reimbursement is being requested. Neither the approval by Lender of the plans and specifications for the Work nor the inspection by Lender of the Work shall make Lender responsible for the preparation of such plans and specifications or the compliance of such plans and specifications, or of the Work, with any applicable law, regulation, ordinance, covenant or agreement;

(v)	Proceeds shall not be disbursed more frequently than every thirty (30) days; and

(vi)	any request for payment made after the Work has been completed shall be accompanied by a copy or copies of any certificate or certificates required by law to render occupancy and full operation of the Premises legal.

(f)           Upon any failure on the part of Borrower to promptly commence the Work following the receipt by Borrower or Lender, as applicable, of the Proceeds or to proceed diligently and continuously (subject to Force Majeure) to completion of the Work in accordance with this Section 5.2 or upon the occurrence of any Event of Default, at Lender’s option, Lender shall be entitled to apply at any time all or any portion of the Proceeds it then or thereafter holds to the repayment of the Indebtedness or to the curing of any Event of Default.

(g)          Subject to Section 2.5(d), upon completion of the Work and payment in full therefor any unexpended Proceeds, at Lender’s option, shall either be paid over to Borrower or shall be applied to the reduction of the Indebtedness without any Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable that would otherwise be applicable to a prepayment of the Loan at that time.

(h)          Notwithstanding any other provision of this Section 5.2, but subject to: (i) the terms of the Triparty Agreement during the Lease Period, or (ii) the Condominium Documents subsequent to the recordation of the Declaration, if no Event of Default or Potential Event of Default shall exist and be continuing and in Lender’s reasonable judgment the cost of the Work is less than the lesser of: (x) $3,790,000, and (y) ten percent (10%) of the then outstanding principal balance of the Loan (but not less than $1,000,000), and the Work can be completed in less than one hundred eighty (180) days (or such longer time as may be necessary in Lender’s reasonable opinion to complete the Work as long as Borrower is diligently pursuing completion of the Work, and, if Completion did not occur prior to the casualty in question, Lender reasonably determines that Borrower’s efforts will result in completion of the Work without Borrower failing to meet each Milestone Construction Hurdle prior to the applicable Outside Milestone Date), then Lender shall, upon request by Borrower, permit Borrower to apply for, compromise, settle, adjust and receive the insurance Proceeds directly from the insurer (and Lender shall advise the insurer to pay over such Proceeds directly to Borrower), provided that Borrower shall apply such insurance Proceeds solely to the prompt and diligent commencement and completion of such Work.

Section 5.3          Condemnation. Borrower shall notify Lender within five (5) Business Days after obtaining knowledge thereof of the actual or threatened commencement of any proceedings for the condemnation or taking of the Premises or any portion thereof and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in such proceedings and Borrower shall deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall not adjust, compromise, settle or enter into any agreement with respect to such proceedings without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Proceeds of any condemnation, or purchase in lieu thereof, of the Premises or any portion thereof are hereby assigned to and shall be paid to Lender. Borrower hereby authorizes Lender to collect and receive such Proceeds, to give proper receipts and acquittances therefor and, in Lender’s sole discretion, subject to the terms of the Triparty Agreement during the Lease Period and subsequent to the recordation of the Declaration, the Condominium Documents, to apply such Proceeds (less any reasonable out-of-pocket costs to Lender of recovering and paying out such Proceeds, including reasonable out-of-pocket attorneys’ fees, costs and expenses allocable to inspecting any repair, restoration or rebuilding work and the plans and specifications therefor) toward the payment of the Indebtedness or to the repair, restoration or rebuilding of the Premises in the manner and subject to the conditions set forth in Section 5.2. Notwithstanding the foregoing provisions of this Section 5.3, if Borrower satisfies all of the conditions set forth in Section 5.2(d) upon the taking of a portion of the Premises, Lender shall permit Borrower to use the Proceeds of the condemnation for the Work, and said Proceeds will be disbursed by Lender in accordance with the provisions of Section 5.2(e). If the Proceeds are used to reduce the Indebtedness, they shall be applied in the order provided in Section 2.7(c), without any Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable. Notwithstanding anything to the contrary contained in Section 5.6(c) of the Interparty Agreement, in no event shall Borrower be entitled to any portion of the Net Proceeds (as defined in the Triparty Agreement) prior to the payment in full of all amounts that would otherwise be due and payable to Lender under this Section 5.3 but for Section 5.6(c) of Triparty Agreement. Borrower shall promptly execute and deliver all instruments requested by Lender for the purpose of confirming the assignment of the condemnation Proceeds to Lender.

ARTICLE 6

ENVIRONMENTAL MATTERS

Section 6.1           Terms Incorporated By Reference.

The terms and provisions of the Environmental Indemnification Agreement are incorporated herein by reference in their entirety.

ARTICLE 7

CERTAIN PROPERTY MATTERS

Section 7.1           Lease Covenants and Limitations.

(a)          Borrower shall not enter into any Lease or other occupancy agreement without the prior written consent of Lender, which consent may be granted or withheld in Lender’ sole and absolute discretion. If Lender shall approve a Lease, Borrower shall provide Lender with a complete copy of said Lease within ten (10) Business Days following its execution. Lender hereby approves the Master Lease and the Sublease.

(b)          With respect to each Lease so approved in writing by Lender, Borrower shall perform all obligations as lessor or lessee, as applicable, and, to the extent it is commercially reasonable to do so, shall enforce all of the terms, covenants and conditions contained therein on the part of the lessor or lessee thereunder to be performed or observed, short of termination thereof. Borrower shall not take any action which would cause any Lease to cease to be in full force and effect, except with the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, until repayment of the entire Indebtedness. Without Lender’s consent (not to be unreasonably withheld, conditioned or delayed, except for the Master Lease or Sublease), Borrower shall not: (i) cancel, terminate or surrender any Lease, or consent to any cancellation, termination or surrender thereof (except for a termination of the Master Lease and Sublease upon the conveyance of the School Unit to the SCA); (ii) sublease or assign any Lease, or consent to the sublease or assignment thereof; (iii) subordinate any Lease to any mortgage, deed of trust or other security interest that is subordinate to the Mortgage; (iv) amend, modify or renew any existing Lease; (v) waive any material default under or breach of any Lease; (vi) consent to or accept any prepayment or discount of rent or advance rent under any Lease (other than with respect to the Master Lease); (vii) take any other action in connection with any Lease which may impair or jeopardize the validity of such Lease or Lender’s interest therein; or (viii) alter, modify or change the terms of any guaranty, letter of credit or other credit support with respect to any Lease or cancel or terminate such guaranty, letter of credit or other credit support.

(c)          As long as no Event of Default exists, the following parameters for a Lease of the Retail Unit or any portion thereof are hereby pre-approved by Lender: the potential new Lease for the Retail Unit or portion thereof (i) provides for a Net Effective Rent of not less than $65.00; and (ii) has an initial term not longer than twenty (20) years, and any renewal options exercisable by the tenant thereunder for an aggregate term longer than twenty (20) years shall be at no less than ninety percent (90%) of then current fair market rent. Lender shall have the right to review and approve a new Lease for the Retail Unit in all other respects, such approval not to be unreasonably withheld, conditioned or delayed, and such Lease must at a minimum satisfy the following conditions: (i) be an arm’s-length transaction with a bona-fide, independent third party tenant, (ii) not violate any provision of any other lease, restriction, covenant or public or private agreement affecting the Borrower, the Mortgaged Property, or the Declaration; (iii) provide that tenant will unconditionally attorn to a foreclosing lender without requiring Lender to execute a non-disturbance agreement (or else Lender, Borrower and tenant mutually agree to execute an SNDA (as defined below) (Lender hereby agreeing to execute and deliver an SNDA promptly upon request therefore by Borrower); (iv) impose no tenant improvement obligations on the landlord beyond the initial lease-up and occupancy by the tenant; and (v) contain no tenant right to acquire any ownership interest in any of the Mortgaged Property. If, within 7 Business Days after Lender’s receipt of Borrower’s written request for such approval stating: “TIME SENSITIVE RESPONSE REQUIRED WITHIN 7 BUSINESS DAYS OF RECEIPT OR DEEMED APPROVAL MAY OCCUR”, together with the following: (i) a true and complete copy of the proposed final Lease, including any amendments, exhibits and side agreements relating thereto executed in connection therewith, (ii) a lease summary describing in reasonable detail all material terms, and (iii) any tenant financial statements or credit reports received by Borrower with respect to the tenant thereunder (collectively, the “Lease Approval Package”), Lender does not approve or disapprove such Lease (disapproval to include reasons), Borrower may deliver a second notice to Lender, together with a second Lease Approval Package, stating: “PURSUANT TO THE TERMS OF SECTION 7.1(c) OF THE MASTER LOAN AGREEMENT EXECUTED BY TPHGREENWICH OWNER LLC, AS BORROWER, DATED DECEMBER 22, 2017, LENDER HAS FAILED TO RESPOND TO THE REQUEST FOR APPROVAL OF A NEW LEASE. FAILURE OF LENDER TO RESPOND TO BORROWER’S REQUEST FOR SUCH APPROVAL WITHIN 5 BUSINESS DAYS OF RECEIPT OF THIS SECOND NOTICE SHALL BE DEEMED TO BE LENDER’S APPROVAL OF SUCH NEW LEASE”. If Lender fails to approve or disapprove (which such disapproval shall include reasons) such Lease within such additional 5 Business Day period, such Lease shall be deemed approved by Lender.

(d)          For each Lease, upon Lender’s written request, Borrower shall use commercially reasonable efforts to provide Lender with: (i) a tenant estoppel certificate (which request shall not be made more than once each calendar year absent an Event of Default); and (ii) unless previously provided and still in effect with respect to the same lease, a subordination, non-disturbance and attornment agreement, in either case executed by each tenant, utilizing either Lender pre-approved forms or such other forms as Lender shall reasonably approve (an “SNDA”).

(e)          Any ground lease must be approved by Lender in advance in writing. Unless otherwise specifically approved, any ground lease affecting the Mortgaged Property must be or be made to be expressly subject and subordinate to the lien and terms of the Mortgage. Fee owner(s) shall provide Lender with an estoppel and recognition agreement acceptable to Lender.

(f)           Lender may require at any time an Event of Default continues to exist uncured that Borrower transfer to Lender all tenant security deposits, including any letters of credit securing tenant lease obligations. Lender may hold and co-mingle such security deposits without interest, except as required by applicable law.

Section 7.2           The Master Lease, Sublease and School Unit Purchase Agreement.

(a)          Borrower hereby makes the following representations, warranties, covenants and agreements with respect to the Master Lease, the Sublease and the School Unit Purchase Agreement:

(i)	Borrower has delivered to Lender a true, accurate and complete copy of the Master Lease, the Sublease and the School Unit Purchase Agreement. The Master Lease, Sublease and School Unit Purchase Agreement have not been amended, modified, extended, renewed, substituted or assigned;

(ii)	Borrower shall not amend, modify, terminate, extend or assign the Master Lease, the Sublease or the School Unit Purchase Agreement or surrender its rights thereunder without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion (other than the contemplated termination of the Master Lease and Sublease contemporaneously with the conveyance of the School Unit to the SCA). Borrower shall not enter into any further agreements, contracts, documents or side letters with the SCA which affect Lender’s rights and obligations under the Triparty Agreement without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion. Any attempted action in violation of this section shall be null and void and of no force and effect.

(iii)	Borrower has a valid and enforceable interest as ground lessor under the Master Lease and as lessee under the Sublease. Borrower has obtained all necessary approvals for assignment of Borrower’s interests in the School Unit Purchase Agreement, the Master Lease and the Sublease to Lender. Borrower has not assigned, pledged, mortgaged, hypothecated, encumbered or granted a security interest in the School Unit Purchase Agreement, the Master Lease or the Sublease or any of its right, title, or interest therein other than to Lender pursuant to the Loan Documents. No default by Borrower has occurred and is continuing under the Master Lease, the Sublease or the School Unit Purchase Agreement and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Borrower under the Master Lease, the Sublease or the School Unit Purchase Agreement. To the best of Borrower’s knowledge, no default by SCA has occurred and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the SCA under the Master Lease, the Sublease or the School Unit Purchase Agreement. The Master Lease, the Sublease and the School Unit Purchase Agreement are in full force and effect and no consent or approval of any person is required for the execution and delivery of the Master Lease, the Sublease, the School Unit Purchase Agreement or the Triparty Agreement by Borrower, or to Borrower’s knowledge, by SCA;

(iv)	Borrower shall deliver to Lender and any subsequent holder of any mortgage of all or a portion of the Mortgaged Property all notices from the SCA under the Master Lease, the Sublease or the School Unit Purchase Agreement within five (5) Business Days following receipt thereof.

(v)	If Borrower shall fail to perform its obligations as ground lessor under the Master Lease, as lessee under the Sublease or as developer under the School Unit Purchase Agreement, and an Event of Default exists, Borrower grants Lender the right (but not the obligation), after two (2) Business Days’ notice to Borrower to take any action as may be necessary to prevent or cure any default of Borrower under the Master Lease, the Sublease or the School Unit Purchase Agreement, including the right to enter all or any portion of the Premises at such times and in such manner as Lender reasonably deems necessary, in order to cure any such default (unless Lender is curing a default by acting under Sections 7.6(c) or 8.5 which shall require no notice to Borrower). Borrower shall comply at all times with and timely perform its obligations and enforce its rights and the SCA’s obligations under the Master Lease, the Sublease and the School Unit Purchase Agreement;

(vi)	No action or payment taken or made by Lender to cure any default by Borrower under the Master Lease, the Sublease or the School Unit Purchase Agreement shall remove or waive, as between Borrower and Lender, any default or Event of Default which occurred hereunder by virtue of the default by Borrower under the Master Lease, the Sublease or the School Unit Purchase Agreement. All reasonable out-of-pocket sums expended by Lender in order to cure any such default by Borrower under the Master Lease, the Sublease or the School Unit Purchase Agreement shall be paid by Borrower to Lender, upon demand, with interest thereon at the Default Rate if not paid within five (5) Business Days of demand. All such indebtedness shall be deemed to be secured by the Lien of the Mortgage to the extent permitted by applicable law and the terms of the Mortgage;

(vii)	Borrower shall notify Lender in writing within five (5) Business Days of (A) Borrower obtaining actual knowledge of a material default by or Borrower’s delivery of a notice (written or otherwise) to the SCA under the Master Lease, Sublease or School Unit Purchase Agreement noting or claiming the occurrence of any event which, with the passage of time or giving of notice, or both, would constitute a default by the SCA thereunder, and (B) the receipt by Borrower of any notice (written or otherwise) from the SCA under the Master Lease, the Sublease or the School Unit Purchase Agreement noting or claiming the occurrence of any default by Borrower under (or any termination of) the Master Lease, the Sublease or the School Unit Purchase Agreement or the occurrence of any event which, with the passage of time or giving of notice, or both, would constitute a default by Borrower thereunder. Borrower shall deliver to Lender a copy of any such written notice of default;

(viii)	Following five (5) days advance written notice to Borrower, Lender shall have the right to intervene and participate in any judicial, arbitration or other proceeding relating to the Master Lease, the Sublease or the School Unit Purchase Agreement;

(ix)	Borrower shall confer with Lender and its attorneys and experts, and reasonably cooperate with them to the extent which Lender deems reasonably necessary for the protection of Lender’s interest in the Master Lease, the Sublease, the School Unit Purchase Agreement, the Triparty Agreement, and the Mortgaged Property. Borrower consents to the agreements between the SCA and Lender contained in the Triparty Agreement and agrees to reasonably cooperate in all respects in carrying out the intents and purposes thereof;

(x)	Borrower shall promptly execute, acknowledge and deliver to Lender, at Borrower’s sole cost and expense, such instruments as may reasonably be required by Lender from time to time to better assure, transfer and confirm unto Lender the rights intended to be granted to Lender under the Triparty Agreement and to permit Lender to cure any default by Borrower under the Master Lease, the Sublease, the School Unit Purchase Agreement or the Triparty Agreement. Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact to do at any time when an Event of Default exists, in its name or otherwise, any and all acts and to execute any and all documents which are necessary to preserve any rights of Borrower under or with respect to the Master Lease, the Sublease or the School Unit Purchase Agreement;

(xi)	Borrower hereby names and appoints Lender as its attorney-in-fact to, at any time when an Event of Default exists, date, complete, execute and deliver any and all documents, instruments and certificates which are to be executed or delivered by Borrower under the terms of the School Unit Purchase Agreement, the Master Lease or the Sublease which Lender shall deem to be necessary or desirable to cause the SCA to comply with its funding and acquisition obligations in accordance with the terms of the School Unit Purchase Agreement or the Triparty Agreement or to preserve or enforce any rights of Borrower under or with respect to the School Unit Purchase Agreement, the Master Lease or the Sublease. The power of attorney granted hereunder is coupled with an interest and is irrevocable. Borrower hereby agrees to indemnify Lender and hold Lender free and harmless from and against all Losses incurred by Lender in connection with the exercise of the rights granted under this Section 7.2(a)(xi), excluding those arising from Lender’s gross negligence or willful misconduct.

(xii)	If any action, proceeding, motion or notice shall be commenced or filed in connection with any case under the Federal Bankruptcy Code by or against the SCA, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel reasonably agreed upon between Borrower and Lender in connection therewith. Borrower shall, upon demand, pay to Lender all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees, costs and expenses) paid or incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Mortgage. Borrower shall within five (5) Business Days after obtaining knowledge thereof, notify Lender of any filing by or against the SCA of a petition under the Federal Bankruptcy Code. Said notice shall set forth any information in the possession of Borrower and its counsel as to the date of such filing directly related to such petition including, without limitation, the court in which such petition was filed and the relief sought therein (to the extent the Borrower has knowledge of the foregoing). Borrower shall deliver to Lender, within five (5) Business Days following its receipt thereof, any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating thereto;

(xiii)	Subject to the Triparty Agreement, Borrower shall not without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole and absolute discretion, agree or acquiesce to any rejection or termination of the Master Lease, the Sublease or the School Unit Purchase Agreement in bankruptcy, or elect to treat the Master Lease, the Sublease or the School Unit Purchase Agreement as terminated, whether under Section 365 of the Bankruptcy Code (or other successor provision) or under any similar law or right of any nature or otherwise, in any respect, and any attempt on the part of Borrower to exercise any such right or election without such written consent of Lender shall be null and void and of no effect and shall constitute an Event of Default under this Agreement for which no grace or curative period shall apply; and

(xiv)	Borrower shall promptly send Lender a copy of any material notices delivered by Borrower to the SCA or received by the SCA.

(xv)	Borrower has fulfilled as of the Closing Date and shall at all times fulfill, in all material respects, all of its duties and obligations in, under and to the School Unit Purchase Agreement, the Master Lease, the Sublease and the Triparty Agreement. Borrower shall, at Borrower’s sole cost and expense, appear in and defend Lender and/or any other Lender Party in any action or proceeding in any way connected with the School Unit Purchase Agreement, the Triparty Agreement, the Master Lease or the Sublease (excluding in connection with Lender’s gross negligence or willful misconduct), and shall pay all reasonable costs and expenses, including, without limitation, attorneys’ fees and disbursements which any of the Lender Parties may incur in connection with Lender Party’s appearance, voluntarily or otherwise, in any action or proceeding (including, without limitation, arbitration) in any way connected with the School Unit Purchase Agreement, the Triparty Agreement, the Master Lease or the Sublease (excluding in connection with Lender’s or any other Lender Party’s gross negligence or willful misconduct) or in connection with enforcing Lender’s rights or the SCA’s or Borrower’s obligations under the School Unit Purchase Agreement, the Triparty Agreement, the Master Lease or the Sublease (excluding in connection with Lender’s or any other Lender Party’s gross negligence or willful misconduct).

(xvi)	In the event Lender cures a Developer Event of Default, Borrower shall reimburse Lender for all reasonable costs and expenses incurred by Lender in curing such Developer Event of Default, together with interest at the Default Rate from the date incurred until paid, within five (5) Business Days following written demand from Lender to Borrower. Without in any way limiting Lender’s other rights and remedies pursuant to the Loan Documents and applicable law, Borrower agrees to reasonably cooperate with Lender in the exercise of Lender’s rights and remedies under the Loan Documents or the Triparty Agreement upon the demand of Lender notwithstanding any disputes, defenses, claims, counterclaims or other matters arising from or in any way related to the School Unit Purchase Agreement, the Master Lease, the Sublease or the Triparty Agreement. Lender shall have absolutely no liability to Borrower for, or in connection with, any such demand or requirement that Borrower perform under the School Unit Purchase Agreement, the Master Lease, the Sublease or the Triparty Agreement, excluding liability resulting from Lender’s or any other Lender Party’s gross negligence or willful misconduct, and such liability shall only be to the extent of Lender’s or any other Lender Party’s gross negligence or willful misconduct.

(xvii)	The Project shall be developed by Borrower pursuant to the terms and conditions of the School Unit Purchase Agreement and the Loan Documents.

(xviii)	Borrower shall not permit the SCA to perform any construction work at the Mortgaged Property prior to the SCA’s acquisition of the School Unit in accordance with the School Unit Purchase Agreement.

(b)          Borrower hereby agrees to pay and protect, defend, indemnify and hold Lender and the other Lender Parties harmless from, for and against any and all Losses to which any such Lender Party may become exposed, or which any such Lender Party may incur, in connection with the School Unit Purchase Agreement or in exercising its rights under the Triparty Agreement (including without limitation all such costs and expenses incurred by Lender in connection with the curing of Borrower’s defaults under the School Unit Purchase Agreement, the Master Lease or the Sublease in accordance with the terms thereof or the terms of the Triparty Agreement (subject to the provisions of Section 7.4 hereof), excluding those arising from any Lender Party’s gross negligence or willful misconduct, and such liability shall only be to the extent of such Lender Party’s gross negligence or willful misconduct. All such amounts due from Borrower to Lender pursuant to this Section 7.2(b) shall be payable within ten Business Days of demand and shall accrue interest at the Default Rate from the due date thereof.

Section 7.3           Intentionally omitted.

Section 7.4          Triparty Agreement. Borrower and Lender acknowledge that the Triparty Agreement shall, in addition to the other Loan Documents, govern the relationship among Borrower and Lender to the extent provided therein (but subject to the provisions of the next following sentence). For the avoidance of doubt, (a) with respect to each reference in the Triparty Agreement to Lender acting as attorney-in-fact for Borrower, Lender shall only so act if, when and to the extent Lender is authorized to do so under the terms of the Loan Documents (other than the Triparty Agreement), (b) where the Triparty Agreement refers to the Lender’s approval or consent rights with respect to any Condominium Documents, the standard for Lender’s granting or withholding of such approval or consent shall be as set forth in this Agreement, (c) where the Triparty Agreement refers to the Subleasehold Lender (as defined in the Triparty Agreement) designated in a notice from Lender to SCA as the Subleasehold Lender having the right to participate in the adjustment of losses with any insurance company with respect to any damage or destruction of the Mortgaged Property, the right to participate in any condemnation proceedings and settlement discussions, and the right to supervise and control the receipt and disbursement of insurance proceeds and condemnation awards and damages payable with respect to the Mortgaged Property, all such rights shall be subject to the terms and conditions of this Agreement, and (d) where the Triparty Agreement refers to the Subleasehold Lender designated by Lender to supervise and control the receipt and disbursement of insurance proceeds and condemnation awards electing not to disburse the net physical damage proceeds or award (after deducting the reasonable costs of adjustment, settlement and collection and any necessary safety measures) for restoration of the improvements, such right so to elect shall be subject to the terms and conditions of this Agreement.

Section 7.5          Sales and Marketing Agreement/Management Agreement. Borrower shall not enter into any management agreement, leasing commission agreement, brokerage agreement or other similar agreement without Lender’s prior written approval in each case, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the completion of the first Subdivided Residential Unit, Borrower shall enter into (i) a sales and marketing agreement, which sales and marketing agreement must be reasonably satisfactory to Lender, and (ii) a management agreement with a third-party manager, which management agreement must be reasonably satisfactory to Lender. Lender approves the Sales Agreement and the Sales Agent. Any management agreement, leasing commission agreement, brokerage agreement or other similar agreement shall be collaterally assigned to Lender and shall be subordinate to the Mortgage and in substantially the forms, as applicable, attached hereto as Exhibits P and Q. If at any time during the existence of an Event of Default the management company, management agreement or leasing commissions agreement is not satisfactory to Lender, Borrower shall have up to sixty (60) days after written notice to Borrower of Lender’s disapproval, to obtain a management company, management agreement and/or leasing commissions agreement approved by and satisfactory to Lender.

Section 7.6           Impositions.

(a)          Borrower shall pay and discharge all Impositions prior to delinquency and shall provide to Lender validated receipts or other evidence reasonably satisfactory to Lender showing the payment of such Impositions within ten (10) Business Days after the same would otherwise have become delinquent. Borrower’s obligation to pay Impositions pursuant to this Agreement shall include, to the extent permitted by applicable law, taxes resulting from future changes in law which impose upon Lender an obligation to pay any property taxes or other Impositions. Should Borrower default in the payment of any Impositions, Lender may (but shall not be obligated to) make an Advance to pay such Impositions or any portion thereof.

(b)          Borrower shall not be required to pay, discharge or remove any Imposition so long as Borrower contests in good faith such Imposition or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof; provided, however, that such contest will not result in a tax certificate or other sale of the tax lien and prior to the date on which such Imposition would otherwise have become delinquent Borrower shall have: (i) given Lender prior written notice of such contest; and (ii) deposited with Lender, and shall deposit such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred five percent (105%) of the total of: (A) the balance of such Imposition then remaining unpaid; plus (B) all interest, penalties, costs and charges accrued or accumulated thereon. Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition as finally determined, together with all interest, penalties, costs and charges payable in connection therewith. Lender shall have full power and authority to apply any amount deposited with Lender under this Section 7.3(b) to the payment of any unpaid Imposition to prevent the sale of any tax lien or the sale or forfeiture of the Mortgaged Property (or any portion thereof) for non-payment thereof. Lender shall have no liability, however, for failure to so apply any amount deposited unless Borrower requests the application of such amount to the payment of the particular Imposition for which such amount was deposited. Any surplus retained by Lender after payment of the Imposition for which a deposit was made shall be repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied to the Indebtedness. Notwithstanding any provision of this Section 7.3(b) to the contrary, Borrower shall pay any Imposition which it might otherwise be entitled to contest if, in the reasonable opinion of Lender, failure to pay will result in a tax certificate or other sale of the tax lien or the Mortgaged Property (or any portion thereof) is in jeopardy or in danger of being forfeited or foreclosed; or Lender may make an Advance to pay the same. Additionally, in such event, if Lender is prevented by law or judicial or administrative order from paying such Imposition and Borrower fails to pay the same, then Lender, at its option, may declare the entire Indebtedness immediately due and payable.

(c)          To the extent cash flow from the Mortgaged Property is insufficient to pay same, real estate taxes, assessments, municipal charges and insurance premiums shall be funded as a Disbursement to Borrower subject to the terms and conditions of disbursement in this Agreement. To the extent Borrower fails to satisfy the conditions of disbursement in this Agreement, Borrower shall pay the real estate taxes, assessments, municipal charges and insurance premiums that would otherwise be funded as a Disbursement to Borrower; provided that if an Event of Default exists, Borrower shall deposit with Lender, monthly, on each Payment Date, 1/12th of the annual charges (as reasonably estimated by Lender) for Impositions and insurance premiums, and, if required by Lender, 1/12th of the annual charges for rent (if Borrower is lessee of an interest in any of the Mortgaged Property) with respect to the Mortgaged Property. If required by Lender, Borrower shall also deposit with Lender, simultaneously with such monthly deposits and/or the execution of this Agreement, a sum of money which together with such monthly deposits will be sufficient to make the payment of each such charge at least fifteen (15) days prior to the date initially due. Should such charges not be ascertainable at the time any deposit is required to be made, the deposit shall be made on the basis of the charges for the prior year or payment period, as reasonably estimated by Lender. When the charges are fixed for the then current year or period, Borrower shall deposit any deficiency on demand. All funds deposited with Lender shall be held without interest (unless the payment of interest thereon is required under applicable law), may be commingled with Lender’s other funds, and shall be applied in payment of the foregoing charges when and as payable provided that no Event of Default shall have occurred and be continuing. Should an Event of Default occur and be continuing, the funds so deposited may be applied in payment of the charges for which such funds shall have been deposited or to the payment of the Indebtedness or any other charges affecting the Mortgaged Property, as Lender in its sole discretion may determine, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender as herein provided. Borrower shall provide Lender with bills and all other documents necessary for the payment of the foregoing charges within ten (10) Business Days following Borrower’s receipt of the same, but in any event at least fifteen (15) days prior to the date on which each payment thereof shall first become due.

Section 7.7          Operating Expenses. Borrower shall use any cash flow from the Mortgaged Property to pay all operating expenses of the Mortgaged Property and all payments due under the Loan Documents.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

Borrower, jointly and severally (if applicable), represents, warrants and covenants that:

Section 8.1           Organization and Authority.

(a)          The execution and delivery of the Loan Documents have been duly authorized and there is no provision in Borrower’s organizational documents, as amended, requiring further consent for such action by any other Person.

(b)          Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation.

(c)          Borrower has all necessary franchises, licenses, authorizations, registrations, Permits and approvals and full power and authority to develop and construct the Property, own and operate the Mortgaged Property, and carry on its business.

(d)          The execution and delivery of and performance of its obligations under the Loan Documents: (i) will not result in Borrower being in default under any provision of its organizational documents, as amended, any court order, or any mortgage, deed of trust or other agreement to which it is a party; and (ii) do not require the consent of or any filing with any governmental authority.

(e)          All necessary and required actions have been duly taken by and on behalf of Borrower to make and constitute the Loan Documents, and the Loan Documents constitute, legal, valid and binding obligations enforceable in accordance with their respective terms, subject only to the application of bankruptcy and other laws affecting the rights of creditors generally.

(f)           Borrower is, and at all times until repayment in full of the Indebtedness shall be, a “single asset real estate entity”, as defined in Section 101 (51B) of the Federal Bankruptcy Code.

Section 8.2           Maintenance of Existence. So long as it owns the Mortgaged Property, Borrower shall do all things necessary to preserve and keep in full force and effect its existence, franchises, licenses, authorizations, registrations, permits and approvals under the laws of the state of its formation and the State where the Premises is located and shall comply in all material respects with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court now or hereafter applicable to Borrower or to the Mortgaged Property or any portion thereof.

Section 8.3          Title. Borrower has good, marketable and insurable fee simple title to the Premises and good indefeasible title to the balance of the Mortgaged Property, free and clear of all Liens whatsoever, except the Permitted Encumbrances. Borrower represents and warrants that it has accepted possession of the Premises (as defined in the Sublease) and has a valid and enforceable leasehold interest in the leasehold estate created pursuant to the Sublease. To the best of Borrower’s knowledge, the Mortgage creates (1) a valid, perfected Lien on the Mortgaged Property, subject only to Permitted Encumbrances and (2) perfected security interests in and to, and perfected collateral assignments of, all Collateral (including the Leases), all in accordance with the terms hereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Borrower will preserve such title and will forever warrant and defend the same and validity and priority of the lien hereof to Lender against all claims whatsoever.

Borrower is the owner of or has right to all easements and other appurtenant rights (collectively, the “Easements”) created under the agreements listed and described on Exhibit M hereof (collectively the “Easement Agreements”). Borrower has delivered to Lender true, correct and complete copies of all Operating Agreements and Easement Agreements, if applicable. To the best of Borrower’s knowledge, (A) no Operating Agreement, Easement Agreement or Easement created thereunder has been modified, amended or supplemented and they are all in full force and effect; and (B) no defaults have occurred under any Operating Agreement or Easement Agreement, and, to Borrower’s knowledge, no event has occurred which with notice or the passage of time would constitute an event of default under any Operating Agreement or Easement Agreement. With respect to each Operating Agreement, Easement Agreement and Permitted Encumbrance Borrower shall, to the extent commercially reasonable to do so: (i) observe, perform and discharge all material obligations, covenants and warranties required to be kept and performed by Borrower, and (ii) enforce or secure the performance of each and every material obligation, term, covenant, condition and agreement to be performed by any other party. Borrower shall also (a) promptly deliver to Lender copies of all material written notices, demands or requests sent or otherwise made by Borrower or any other Person, and (b) timely pay any charges assessed against the Premises as and when finally due pursuant to the Operating Agreements or Easement Agreements or Permitted Encumbrances. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, Borrower will not consent to or enter into any agreement or writing that modifies, amends, supplements, restates, terminates or reduces any: (V) Operating Agreement, (W) Easement Agreement, or (X) any appurtenant rights or interests, including any reversionary interests which Borrower possesses or may acquire.

Section 8.4           Mortgage Taxes. Borrower shall pay any and all taxes, charges, filing, registration and recording fees, excises and levies imposed upon Lender by reason of its ownership of, or measured by amounts payable under, the Loan Documents (other than income, franchise and doing business taxes), and shall pay all stamp taxes and other taxes required to be paid on the Loan Documents. If Borrower fails to make such payment within five (5) Business Days after notice thereof from Lender, Lender may (but shall not be obligated to) pay the amount due, and Borrower shall reimburse Lender on demand for all such Advances. If applicable law prohibits Borrower from paying (or reimbursing Lender for) such taxes, charges, filing, registration and recording fees, excises, levies, stamp taxes or other taxes, then if the amount in question exceeds $25,000, Lender may declare the Indebtedness then unpaid to be due and payable upon at least one hundred twenty (120) days’ written notice. In such event, no Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, shall be payable by Borrower so long as no Event of Default exists.

Section 8.5           Payment of Liens. Borrower shall discharge and pay when due all payments and charges due under or in connection with any Liens in accordance with the provisions of Section 4.7, or if not so discharged, Lender may (but shall not be obligated to) make Advances to do so. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the priority of the Lien of the Mortgage. If Borrower fails to make any such payment or if a Lien attaches to the Mortgaged Property or any portion thereof and is not discharged within the thirty (30) day period referenced in Section 4.7, Lender may (but shall not be obligated to) make such payment or discharge such lien and Borrower shall reimburse Lender on demand for all such Advances.

Section 8.6           Representations Regarding Mortgaged Property.

(a)          No part of the Premises has been designated as wetlands under any federal, state or local law or regulation or by any governmental agency, and no portion of the Premises is located within a 100-year flood plain, except as may be disclosed as such on the survey of the Premises delivered to Lender in connection with the closing of the Loan.

(b)          Public water supply, storm and sanitary sewers and sanitary sewer capacity, and electrical, gas, cable and telephone facilities are available to the Premises within the boundary lines thereof or by an executed agreement, including without limitation that certain agreement between Triborough Bridge and Tunnel Authority and Borrower, dated as of March 22, 2017.

(c)          Borrower reports, for accounting purposes, on a fiscal year basis commencing on January 1 and terminating on December 31.

(d)          There are no actions, suits or proceedings, pending or threatened in writing, affecting Borrower, Indemnitor or the Mortgaged Property at law or in equity, on, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other governmental instrumentality that would, if adversely determined, have a Material Adverse Effect on Borrower, Indemnitor or the Mortgaged Property. There are no outstanding judgments, arbitration awards, decrees or awards of any kind pending against any Borrower, any Indemnitor or any of the Mortgaged Property. Borrower, Indemnitor and Principals have never (i) been charged for any criminal offense, (ii) filed for bankruptcy, insolvency or similar relief, and (iii) been involved in a foreclosure, deed-in-lieu or similar transaction.

(e)          Guarantor is in full compliance with all of Indemnitor’s Financial Covenants set forth in Section 12 of the Recourse Guaranty Agreement.

(f)           Borrower has not entered into a property management agreement as of the Closing Date.

Section 8.7          Operating Accounts. At all times that the Loan remains outstanding, Borrower shall establish and maintain, or cause its Property Manager to maintain the Operating Account, into which all cash proceeds resulting from any and all operations of Borrower and the Project shall be deposited. Borrower shall not maintain any other operating accounts.

Section 8.8           Indemnification. Borrower shall indemnify, defend and hold Lender and the Lender Parties harmless from and against, and be responsible for paying, all Losses which may be imposed upon, asserted against, or incurred or paid by any of them by reason of, on account of or in connection with any act or occurrence relating to the Mortgaged Property or any bodily injury, death, other personal injury or property damage occurring in, upon or in the vicinity of the Mortgaged Property from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of any Lender Party.

Section 8.9           Estoppel Certificates. Within ten (10) Business Days following a request by Lender, Borrower shall provide to Lender a duly acknowledged written statement confirming: (a) the original maximum principal amount of the Loan; (b) the unpaid principal amount of the Loan; (c) the rate of interest of the Loan; (d) the maturity date of the Loan; (e) the date installments of interest and/or principal were last paid; (f) that, except as provided in reasonable detail in such statement, to Borrower’s actual knowledge, there are no presently exercisable offsets or defenses against the Indebtedness, Potential Events of Default or Events of Default under the Loan Documents; and (g) such other information that Lender shall reasonably request.

Section 8.10         ERISA.

(a)          Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA and/or Section 4975 of the IRS Code, provided, that Borrower may assume for purposes of this Section 8.10(a) that the Loan proceeds are not “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”).

(b)          Borrower further covenants and agrees to deliver to Lender such certifications and other evidence from time to time, until full repayment of the Indebtedness, as are reasonably requested by Lender that (i) Borrower is not (and is not deemed to include the assets of) an “employee benefit plan” that is subject to Title I of ERISA and/or a “plan” that is subject to Section 4975 of the IRS Code; (ii) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following statements is and remains true:

(i)	Equity interests in Borrower are “publicly offered securities” within the meaning of Plan Assets Regulation; or

(ii)	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” (determined in accordance with the Plan Assets Regulation).

(c)          Borrower shall not agree to, enter into or consummate any transaction which would render Borrower unable to furnish the certification or other evidence referred to in Section 8.10(b), to the extent applicable.

(d)          Borrower represents, warrants and covenants to each Lender Party that neither Borrower nor any ERISA Affiliate maintains, contributes to, or has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the IRS Code. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representation and warranty in this Section 8.10 to remain true and accurate until full repayment of the Indebtedness.

(e)          Lender Parties shall each have the right to consult with Borrower on significant business issues relating to the operation of the Mortgaged Property and the management of Borrower. Representatives of Borrower shall make themselves available quarterly, either personally or by telephone at mutually agreeable times for such consultations. Such consultations need not result in any changes in Borrower’s decisions or actions. Lender Parties intend to use such rights to satisfy the management rights requirements under the Plan Assets Regulation.

Section 8.11         Terrorism and Anti-Money Laundering.

(a)          As of the date hereof and until full repayment of the Indebtedness: (i) Borrower; (ii) any Person Controlling or Controlled by Borrower; (iii) if Borrower is a privately held entity, any Person having a ten percent (10%) or more direct or indirect beneficial interest in Borrower (expressly excluding any direct or indirect shareholders of Indemnitor (collectively, the “Public Shareholders”)); or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.

(b)          To comply with applicable Anti-Money Laundering Laws, all payments by Borrower to Lender or from Lender to Borrower will only be made and received in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c)          Borrower shall provide Lender at any time and from time to time until repayment in full of the Indebtedness with such information as Lender reasonably determines to be necessary or appropriate to comply with the Anti-Money Laundering Laws of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Person Controlling or Controlled by Borrower or any Person having a beneficial interest in Borrower (other than Public Shareholders), from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d)          The representations and warranties set forth in this Section 8.11 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under the Loan Documents or receives any disbursement of Loan proceeds, reserve funds or other funds from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

Section 8.12         Special Purpose Entity Requirements.

All of the provisions of this Section 8.12 are individually and collectively referred to as the “SPE Requirements”.

(a)          Borrower has not and, until repayment in full of the Indebtedness, shall not:

(i)	engage in any business or activity other than the acquisition, ownership, operation, maintenance, demolition, alteration and development of and sale of condominium units in accordance with the terms of this Agreement with respect to the Mortgaged Property, and activities incidental thereto;

(ii)	acquire or own any material asset other than the Mortgaged Property and such incidental personal property as may be necessary for the operation of the Mortgaged Property;

(iii)	merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case obtaining the prior written consent of Lender;

(iv)	fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, terminate the provisions of Borrower’s formation or entity management documents or amend such organizational documents in a manner which would result in a breach of any of the representations, warranties or covenants set forth in this Section 8.12 or that would otherwise adversely affect Borrower’s special purpose entity status;

(v)	own any subsidiary or make any investment in or acquire the obligations or securities of any other Person without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned;

(vi)	commingle its assets with the assets of any of its shareholders, partners, members, Principals, affiliates, or any shareholder, partner, member, principal or affiliate thereof, or of any other Person or transfer any assets to any such Person other than distributions on account of equity interests in Borrower permitted hereunder and properly accounted for;

(vii)	incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Indebtedness, except as permitted under Section 10.1, provided that any such debt is satisfied when due and payable, subject to reasonable and customary rights to contest such obligations, and provided further that there is sufficient cash flow from the Property at such time to do so and Borrower’s constituent owners shall not be required to fund or advance any additional capital to satisfy such obligation;

(viii)	except for a payment of the Indebtedness by a guarantor or indemnitor of the Loan, (A) allow any Person to pay its debts and liabilities, or (B) fail to pay its debts and liabilities solely from its own assets;

(ix)	fail to maintain its records, books of account and bank accounts separate and apart from those of its shareholders, partners, members, Principals and Affiliates, or any shareholder, partner, member, principal or Affiliate thereof, and any other Person or fail to prepare and maintain its own financial statements in accordance with generally accepted accounting principles and susceptible to audit, or if such financial statements are consolidated fail to cause such financial statements to contain footnotes disclosing that the Mortgaged Property is actually owned by Borrower;

(x)	enter into any contract or agreement with any of its shareholders, partners, members, Principals or Affiliates, any guarantor or indemnitor of all or a portion of the Loan or any shareholder, partner, member, principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties or otherwise approved by Lender;

(xi)	fail to correct any known misunderstandings regarding the separate identity of Borrower;

(xii)	hold itself out to be responsible or pledge its assets or credit worthiness for the debts of another Person or allow any Person to hold itself out to be responsible or pledge its assets or credit worthiness for the debts of Borrower (except for a guarantor or indemnitor of the Loan);

(xiii)	make any loans or advances to any third party, including any of its shareholders, partners, members, Principals or Affiliates, or any shareholder, partner, member, Principal or Affiliate thereof;

(xiv)	fail to use separate contracts, purchase orders, invoices and checks (other than such documents that bear the name of its manager or managing agent with reference to the Premises);

(xv)	fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not: (A) to mislead others as to the entity with which such other party is transacting business; or (B) to suggest that Borrower is responsible for the debts of any third party (including any of its shareholders, partners, members, principals or Affiliates, or any shareholder, partner, member, principal or Affiliate thereof);

(xvi)	allow any Person to pay the salaries of its own employees or fail to maintain a sufficient number of employees for its contemplated business operations (which may be zero employees);

(xvii)	fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that there is sufficient cash flow from the Property at such time to do so and Borrower’s constituent owners shall not be required to fund or advance any additional capital to satisfy this obligation;

(xviii)	seek dissolution or winding up in whole, or in part;

(xix)	file a voluntary petition or otherwise initiate proceedings to have Borrower or any Principal adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower or any Principal, or file a petition seeking or consenting to reorganization or relief of Borrower or any Principal as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to Borrower or Principal; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of Borrower or any Principal or of all or any substantial part of the properties and assets of Borrower or any Principal, or make any general assignment for the benefit of creditors of Borrower or any Principal, or admit in writing the inability of Borrower or any Principal to pay its debts generally as they become due or declare or effect a moratorium on Borrower or any Principal debt or take any action in furtherance of any such action; or

(xx)	conceal assets from any creditor, or enter into any transaction with the intent to hinder, delay or defraud its creditors or the creditors of any other Person.

(b)          If Borrower is a limited partnership, then any general partner of Borrower must also be a special purpose entity and comply with the provisions of this Section 8.12.

(c)          Borrower and any Person required to be a special purpose entity pursuant to the terms of this Section 8.12 shall not amend or modify any of their respective formation or entity management documents in any manner that would result in a breach of any of the representations, warranties or covenants set forth in this Section 8.12 or that would otherwise adversely affect Borrower’s special purpose entity status without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. Promptly after Lender’s written request from time to time, but not more frequently than once in any calendar year, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that Borrower and any other Person required to be a special purpose entity pursuant to the terms of this Section 8.12 are in compliance with the provisions of this Section 8.12.

Section 8.13         Notices/Proceedings. Borrower shall promptly notify Lender in writing of the occurrence of any of the following: (i) receipt of any written notice from any holder of any other lien or security interest in any of the Mortgaged Property; it being understood that no such lien or security interest is ever permitted to exist at any time under any circumstances until after repayment in full of the Indebtedness (except as otherwise specifically provided herein); or (ii) commencement of any judicial or administrative proceedings by, against or otherwise affecting Borrower, Indemnitor or any of the Mortgaged Property, or any other action by any creditor thereof as a result of any default under the terms of any loan.

Section 8.14      Business Purpose of Loan. Borrower stipulates and warrants that the purpose of the Loan is for the sole purpose of carrying on or acquiring a business, professional or commercial enterprise. Borrower further stipulates and warrants that all proceeds of the Loan will be used for said business, professional or commercial enterprise.

Section 8.15      Legal Requirements and Maintenance of Mortgaged Property. To the best of Borrower’s knowledge, except as disclosed to Lender in writing, the Mortgaged Property is, in all material respects, in compliance with all Legal Requirements. Borrower shall comply with all Legal Requirements in all material respects, subject to Borrower’s right to contest the same in accordance with this Agreement. Borrower shall permit Lender and its agents to enter upon and inspect: (a) the areas of the Mortgaged Property which are open to the public at all reasonable hours without prior notice and (b) subject to the rights of tenants under the Leases and fee simple owners of portions of the Mortgaged Property conveyed in accordance with the terms of this Agreement, all other areas of the Mortgaged Property during regular business hours upon at least 48 hours prior written notice, except that no notice shall be required in the event of an emergency. Except as expressly contemplated herein, Borrower shall not, without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole and absolute discretion: (a) change the use of the Premises from that contemplated in the Business Plan; (b) cause or permit the use or occupancy of any part of the Premises to be discontinued if such discontinuance would violate any zoning or other law, ordinance or regulation; (c) apply for or consent to any subdivision (other than the contemplated subdivision of the Residential Unit), re-subdivision (other than the contemplated subdivision of the Residential Unit), zoning reclassification, modification or restriction affecting the Premises; (d) commit or knowingly permit any waste, structural or material addition to or material alteration, demolition or removal of the Mortgaged Property (except alterations required pursuant to an Acceptable Lease) or any portion thereof (provided that the Equipment included within the Collateral may be removed if obsolete or if replaced with similar items of equal or greater value); (e) take any action whatsoever to apply for, consent to, or acquiesce in the conversion of the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of ownership, or (f) take any action whatsoever to apply for, consent to or acquiesce in any subdivision (other than the contemplated subdivision of the Residential Unit) or re-subdivision (other than the contemplated subdivision of the Residential Unit) of the Mortgaged Property, or any portion thereof. No provision of this Section 8.15 shall prohibit Borrower from undertaking and completing tenant improvement work authorized under Leases previously approved by Lender or not requiring Lender’s prior approval and the Construction Work in accordance with the terms of this Agreement.

Section 8.16      Solvency. (1) Neither Borrower nor Indemnitor has entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (2) Borrower and Indemnitor have each received reasonably equivalent value in exchange for its obligations under the Loan Documents. The fair saleable value of Borrower’s assets is, as of the date hereof, and will, immediately following the making of the initial disbursement of the Loan on the date hereof, be greater than Borrower’s liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital for such entity to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and other liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of obligations of such party). Other than the bankruptcy of Indemnitor’s predecessor, Syms Corp., filed in the United States Bankruptcy Court for the District of Delaware in 2011 as In re Filene’s Basement, LLC, et al., Case No. 11-13511-KJC (Bankr. D. Del), no petition in bankruptcy has been filed against Borrower or any Indemnitor or any Principal and neither Borrower nor any Indemnitor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor Indemnitor has been involved in a foreclosure or in a default on any indebtedness owing to Lender or to any affiliate of Lender or, in the case of Borrower, on any other indebtedness obtained for commercial purposes. All financial and other information submitted by or on behalf of Borrower and Indemnitor to Lender in connection with the Loan is true, complete and correct in all material respects. All of Borrower's obligations to creditors, including, but not limited to, all payments and accounts relating to the Premises, are current.

Section 8.17      Interest Rate Cap Agreement.

(a)       In the event that LIBOR exceeds one and one-half percent (1.50%), Borrower shall enter into, and Borrower shall thereafter maintain in full force and effect, an “Interest Rate Cap Agreement” from an issuer that satisfies the Rate Cap Rating Criteria and is reasonably acceptable to Lender (“Issuer”). Such Interest Rate Cap Agreement shall be either:

(i)	at any time when an unpaid principal balance of the Loan is outstanding, in a notional amount equal to at least the lesser of (i) the Maximum Loan Amount and (ii) the sum of (x) the current outstanding principal balance of the Loan and (y) $10,000,000 (or, if less, the amount of the Loan that remains available as a Disbursement to Borrower under this Agreement) (the “Minimum Cap Amount”).

(ii)	An “amortizing” Interest Rate Cap Agreement where, as of the first day of the calendar month set forth in row 446 of Exhibit W attached hereto and made a part hereof, the notional amount is equal to or greater than the “Starting Balance” set forth in row 450 of Exhibit W, for such calendar month; provided, however, that if on or after the Projected Repayment Date, an unpaid principal balance remains outstanding on the Loan, Borrower shall maintain an Interest Rate Cap Agreement in a notional amount of no less than the Minimum Cap Amount.

The Interest Rate Cap Agreement shall provide that if LIBOR then in effect is at any time greater than two and one-half percent (2.5%) (the “Strike Price”), then the Issuer shall pay to Lender, on the dates when monthly payments of interest are required to be paid to Lender under Section 2.3, an amount equal to interest on said notional amount at the Excess Rate (as hereinafter defined). If at any time the current outstanding principal amount of the Loan is equal to or greater than the combined notional amounts of any Interest Rate Protection Agreement(s) in place at the time, Borrower shall enter into a supplemental Interest Rate Cap Agreement (a “Supplemental Interest Rate Cap Agreement” and together with any existing or future Interest Rate Cap Agreement, collectively, the “Interest Rate Cap Agreements”) in the notional amount equal to the lesser of (i) the Maximum Loan Amount less the current sum of the notional amounts of the Interest Rate Protection Agreements then in place and (ii) the sum of (x) the current outstanding principal balance of the Loan and (y) $10,000,000 (or, if less, the amount of the Loan that remains available to be advanced as a Disbursement to Borrower under this Agreement), less the current sum of the notional amounts of the Interest Rate Cap Agreements then in place. In no instance will any Funds be disbursed under the Loan that would result in the outstanding principal balance of the Loan exceeding the aggregate notional amount of any Interest Rate Cap Agreements in place in accordance with this Section 8.17(a) after such time as LIBOR has exceeded one and one-half percent (1.50%) unless Borrower has made arrangements reasonably acceptable to Lender for the notional amount of such Interest Rate Cap Agreement to be increased accordingly. For the avoidance of doubt, the terms of any Supplemental Interest Rate Cap Agreement including the Strike Price, maturity and counterparty quality will be substantially the same as the then currently existing Interest Rate Cap Agreements.

(b)       Not later than sixty (60) days prior to the scheduled expiration of any Interest Rate Cap Agreement, Borrower shall, at Borrower’s cost and expense, replace the same with an Interest Rate Cap Agreement as required by the terms of this Section 8.17; provided, however, that Borrower shall be under no such obligation in the event that the scheduled expiration of the Interest Rate Cap Agreement coincides with either (i) the Maturity Date (as same may have been extended by Borrower), or (ii) the Projected Repayment Date, if in Lender’s reasonable judgment, Borrower is reasonably on track to repay the entire Indebtedness on such Projected Repayment Date. In the event that (1) an Interest Rate Cap Agreement is terminated for any reason or is otherwise unenforceable by Lender or (2) the issuer executing the Interest Rate Cap Agreement is not a financial institution satisfying the Rate Cap Rating Criteria, Borrower shall, within sixty (60) days following the occurrence of either such event, obtain from a financial institution that satisfies the Rate Cap Rating Criteria a replacement Interest Rate Cap Agreement in form and substance satisfactory to Lender in its reasonable discretion.

(c)       No Interest Rate Cap Agreement shall be secured by a Lien on the Mortgaged Property or any other asset of the Borrower.

(d)       Each Interest Rate Cap Agreement and Supplemental Interest Rate Cap Agreement shall be collaterally assigned to Lender pursuant to a Collateral Assignment of Interest Rate Cap Agreement in substantially the form and substance attached hereto as Exhibit V (the “Assignment of Rate Cap Agreement”), which Assignment of Rate Cap Agreement shall be consented to by Issuer and delivered to Lender, with respect to any Interest Rate Cap Agreement or Supplemental Interest Rate Cap Agreement, promptly upon receipt by Borrower, and with respect to any replacement Interest Rate Cap Agreement, prior to the expiration of the Interest Rate Cap Agreement then being replaced.

(e)       As used herein, “Excess Rate” shall mean an amount equal to LIBOR then in effect under Section 2.2(a) minus the Strike Price. As used herein, “Rate Cap Rating Criteria” means with respect to any Person, the long term unsecured debt obligations of the applicable Person are rated at least “A-” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto, or at least “A3” by Moody’s Investor Services, Inc., and any successor thereto. If, at any time prior to the Maturity Date, the Issuer no longer satisfies the Rate Cap Rating Criteria, Borrower shall, within sixty (60) days following written notice from Lender, obtain and deliver to Lender a replacement Interest Rate Cap Agreement from an Issuer that satisfies the Rate Cap Rating Criteria and is reasonably acceptable to Lender, and Borrower shall execute and deliver to Lender a replacement Assignment of Interest Rate Cap Agreement in form and substance satisfactory to Lender in its reasonable discretion.

Section 8.18      Representations Regarding the Construction Work. Borrower makes the following representations and warranties to Lender as of the date of this Agreement, and as of the date of each Disbursement to Borrower, as updated to reflect such changes as may have resulted from acts, omissions, events or circumstances that do not constitute a Material Adverse Effect, Potential Event of Default or Event of Default hereunder.

(a)       As the date of recordation of the Mortgage, no construction has commenced on the Land and no materials have been delivered to the Land, or if construction has commenced or materials have been delivered, the legal effect of possible mechanics’, materialmen’s or other statutory liens has been negated by title insurance or surety bonds satisfactory to Lender.

(b)       Borrower has received all Permits and Approvals to commence construction of the Project and has received all Permits and Approvals for the Project necessary for the stage of construction then underway, except for those, if any, as Lender reasonably determines may be obtained at a later date during the course of construction, so long as such Permits and Approvals as are in effect shall be sufficient to allow the Project to proceed to completion in the ordinary course.

(c)       Borrower has delivered a complete set of Approved Plans which Lender has reviewed and approved, which Approved Plans shall not be amended without Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed); provided that Lender’s approval shall not be required for (i) any amendment that Borrower is required to make under the School Unit Purchase Agreement which are (1) initiated by the SCA, (2) the cost of which shall be solely borne by the SCA (with respect to which the SCA has evidenced its ability to pay the increased costs to the reasonable satisfaction of Borrower and Lender) or by Borrower with additional equity, and (3) such amendment solely affects the School Unit, and (ii) any amendment in connection with a Change Order permitted hereunder. The Approved Plans include and are consistent with the 100% School Base Building CD’s.

(d)       The Approved Budget, as amended with Lender’s written approval (which approval shall not be unreasonably withheld, conditioned or delayed), sets out the total itemized costs, direct and indirect, for the Completion of the Construction Work and the payment and performance of Borrower’s other obligations under the Loan Documents.

(e)       To Borrower’s knowledge, the Initial Required Equity (plus additional equity unconditionally committed to Borrower or deposited or contributed pursuant hereto) and the Loan proceeds are sufficient to pay all the costs set out in the Budget.

Section 8.19      Limitations on Distributions. Until full repayment of the Indebtedness, no Upstream Entity shall receive any cash flow distributions from Borrower or from the Mortgaged Property. Further, until full repayment of the Indebtedness, neither Borrower nor any Upstream Owner shall receive any Residential Unit Net Sale Proceeds. In addition, except for the Development Fee (which may be paid in accordance with the provisions of this Agreement), neither Borrower nor any Affiliate of Borrower shall receive a fee for any acquisition, asset management, disposition, leasing or any other reason related to the Premises until the Indebtedness has been fully repaid.

Section 8.20      Condominium.

(a)       Concurrently with the formation of the Condominium, Borrower shall assign all of its right, title and interest in and to the TBTA Agreement to the Condominium Board of Managers. Upon the recording of the Declaration and Condominium Plans in the Register’s Office, Borrower represents and warrants to Lender that the Declaration (including the Bylaws) and the Condominium Plans shall be in full compliance with all Condominium Laws. Lender hereby approves the form of Declaration (including the Bylaws) attached hereto as Exhibit R, which Borrower represents and warrants is the same form attached as Exhibit T to the School Unit Purchase Agreement. On or before December 22, 2019, Borrower shall submit the Condominium Plans to Lender for Lender’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Lender shall complete its review of the Condominium Plans within thirty (30) days following its receipt of same, and shall either approve or disapprove the same within said thirty (30) day period. If Lender disapproves the Condominium Plans, Lender shall provide Borrower with a reasonably detailed explanation for Lender’s disapproval thereof, and Borrower shall then re-submit revised drafts of the same to Lender as soon as reasonably practicable. Borrower shall cause the Condominium Plans to address the reasonable concerns or reasons for Lender’s disapproval of the prior drafts of the same. Lender and Borrower shall repeat this process until the Condominium Plans are approved by Lender. Borrower shall be permitted to record the Declaration in the form of Exhibit R and the Condominium Plans approved by Lender in accordance with this Section 8.20(a) up to thirty (30) days prior to the date of the conveyance of the School Unit to SCA. Borrower shall not modify or amend the form of Declaration (including the Bylaws) and/or the approved form of Condominium Plans prior to recording the Declaration and Condominium Plans without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided (i) no Event of Default exists, (ii) such amendment or modification complies with all Condominium Laws, and (iii) the SCA has approved the amendment in writing to the extent it has approval rights thereto under the School Purchase Agreement. Borrower shall be permitted to record an amended and restated Declaration and amended Condominium Plans (reflecting the subdivision of the Residential Unit), with the City Register after Borrower’s receipt of Lender’s written consent and approval of the Offering Plan, including any amendments thereto, in accordance with the provisions of Article 16 hereof.

(b)       Following the recording of the Declaration and the Condominium Plans in the Register’s Office, Borrower agrees that:

(i)	Borrower shall not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided (x) no Event of Default exists and (y) such amendment or modification complies with all Condominium Laws, amend, modify or supplement, or consent to or suffer the amendment, modification or supplementation of any of the Condominium Documents (except with respect to price change amendments to the Offering Plan increasing the Schedule A—Purchase Prices (each a “Price Change Amendment”) as provided in Article 16 hereof). Borrower shall not consent to the merger of the Condominium with any other condominium without Lender’s prior written consent, which may be withheld in its sole and absolute discretion. Lender shall endeavor to respond to each request by Borrower for Lender’s approval of an amendment to the Condominium Documents within twenty (20) Business Days following Lender’s receipt of such request and all required documents and information relating to such request. If Lender does not notify Borrower of its approval or disapproval of a proposed amendment to the Condominium Documents within twenty (20) Business Days after request by Borrower and submission by Borrower of all information needed by Lender to evaluate said request, then Borrower may deliver a second request, which request shall state on the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” If Lender does not notify Borrower of its approval or disapproval of the proposed amendment to the Condominium Documents within ten (10) Business Days after such second request, then as long as no Event of Default or Potential Event of Default exists, the same shall be deemed approved;

(ii)	Borrower will pay, or cause to be paid, all assessments for common charges and expenses made against the Mortgaged Property owned by Borrower pursuant to the Condominium Documents as the same shall become due and payable;

(iii)	Borrower will comply in all material respects with all of the terms, covenants and conditions on Borrower’s part to be complied with, pursuant to the Condominium Documents and any rules and regulations that may be adopted for the Condominium, as the same shall be in force and effect from time to time;

(iv)	Borrower, or Borrower’s designated members of the Condominium Board of Managers, will take all actions as may be reasonably necessary from time to time to preserve and maintain the Condominium in accordance with the Condominium Laws;

(v)	Borrower will not, without the prior written consent of Lender (which consent may be granted or withheld in Lender’s sole and absolute discretion), take (and hereby assigns to Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the Condominium Laws, or cause a partition of the Condominium to be so withdrawn;

(vi)	it shall be an Event of Default if (A) pursuant to any judgment, decision, order, rule or regulation of either a court of competent jurisdiction or a governmental agency with jurisdiction over the Premises and following the expiration of all applicable appeal periods, any material provision of the Condominium Documents is held to be invalid and such invalidity shall materially and adversely affect the lien of the Mortgage or Lender’s other security interests under the Loan Documents, or (B) the Condominium shall become subject to any action for partition by any Unit Owner and said action has not been dismissed within ninety (90) days after commencement thereof, or (C) the Condominium is withdrawn from the condominium regime established under the Condominium Laws;

(vii)	Borrower will not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed so long as no Event of Default exists, exercise any right it may have to vote for (A) any additions or improvements to the common elements of the Condominium that are not included in the Condominium Plans, except as such additions or improvements may be required by Legal Requirements, (B) any borrowing on behalf of the Condominium or (C) the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the Improvements (unless Borrower is entitled to utilize such insurance proceeds in accordance with Section 5.2(d) hereof);

(viii)	Except as may be otherwise provided in the Offering Plan or as may be required by the Condominium Laws, Borrower shall control the Condominium Board of Managers and the Condominium Association formed by the Condominium Documents at least until such time as more than fifty percent (50%) of the Subdivided Residential Units have been sold in accordance with this Agreement;

(ix)	For so long as Borrower controls the Condominium Board of Managers, Borrower will, in accordance with Borrower’s rights under the Condominium Documents, cause the Condominium Board of Managers to maintain insurance on the Condominium in accordance with the Condominium Documents and this Agreement; and

(x)	For so long as Borrower controls the Condominium Board of Managers, Borrower, in accordance with Borrower’s rights under the Condominium Documents, shall cause the Condominium Board of Managers to enforce the Property Management Agreement.

Section 8.21      Sales Pace Covenant. Borrower shall satisfy the minimum sales pace for the sale of Subdivided Residential Units attached hereto as Exhibit D (subject to the cure rights set forth thereon) (the “Sales Pace Covenant”).

ARTICLE 9

FINANCIAL REPORTING

Section 9.1       Financial Statements; Records. Borrower shall keep adequate books and records of account in accordance with generally accepted accounting principles related to real estate, consistently applied and shall provide to Lender in both hard copy and in electronic format, if available, via e-mail to addresses specified by Lender, within the time periods set forth, the following (collectively, the “Financial Information”):

(a)       Financial Information. Borrower shall deliver to Lender the following:

(i)	an annual Business Plan which includes operating and capital budgets (including expected capital expenditures, a detailed project of sales, selling costs and profits), including cash flow projections for the upcoming Fiscal Year, and all proposed capital replacements and improvements, within thirty (30) days prior to the close of each Fiscal Year.

(ii)	an annual financial statement for the Premises and for Borrower, including balance sheets, income statements and itemization of any contingent liabilities, to be prepared by an accountant and certified by an authorized and responsible officer or representative of Borrower in the form approved by Lender in its reasonable discretion, within one hundred twenty (120) days after the close of each Fiscal Year of Borrower;

(iii)	a monthly Progress Report;

(iv)	a monthly internally prepared income statement and balance sheet, within twenty (20) days following the end of each calendar month (beginning with the first month of leasing activity and no later than three (3) months after the Completion Date);

(v)	Monthly, detailed marketing and sales reports (once sales of the Subdivided Residential Units begin), deposit and escrow accounts, and calculations of selling costs in connection with the sale by Borrower of Subdivided Residential Units commencing on the first month after approval of the Offering Plan by the Attorney General);

(vi)	copies of federal tax returns of the Borrower and Indemnitor, within thirty (30) days following the filing thereof; and

(vii)	detailed financial statements for Indemnitor (including any back-up information above and beyond public filings Indemnitor makes in its 10Q and 10K filings with the Securities and Exchange Commission) and a statement of its Net Worth and Liquidity (as such terms are defined in the Recourse Guaranty Agreement) confirming said Indemnitor’s compliance with Indemnitor’s Financial Covenants, to be prepared and certified by said Indemnitor or if required by Lender following an Event of Default, a statement prepared and certified by an independent certified public accountant acceptable to Lender providing the Net Worth and Liquidity of Indemnitor, within forty-five (45) days following the end of each calendar quarter (other than the fourth calendar quarter) and within eighty (80) days following the end of each calendar year; provided, however, that the foregoing financial deliverables as to Indemnitor may be modified or supplemented by Lender if Indemnitor is no longer a publicly traded company.

(b)       Financial Information Upon Request. Upon written request from Lender, Borrower shall deliver the following:

(i)	such other financial or management information from Borrower and Indemnitor as may, from time to time, be reasonably required by Lender and in form and substance reasonably satisfactory to Lender;

(ii)	updates to the financial information delivered under Section 9.1(a)(vii), within ten (10) days of Lender’s request;

(iii)	Borrower’s books and records regarding the Premises for examination, review, copying and audit by Lender or its auditors during normal business hours and convenient facilities for such examination review, copying and audit of Borrower’s books and records of account;

(iv)	a statement confirming: (A) that no Borrower or Indemnitor or Principal has, since the date hereof, been the subject of any bankruptcy, reorganization, dissolution or insolvency proceeding; (B) that there does not exist any subordinate, mezzanine or other indebtedness prohibited by any Loan Document; (C) that there has not occurred any transfer, sale, pledge or encumbrance prohibited by any Loan Document, except as previously disclosed to Lender in writing and approved by Lender in writing; and (D) that, to Borrower’s actual knowledge, (1) there is no Event of Default and (2) no condition exists which, following notice to Borrower and following the expiration of any applicable cure period, would constitute an Event of Default, or if an Event of Default or such condition exists, Borrower shall disclose such Event of Default or condition.

(c)       Failure to Deliver Financial Information. If Borrower fails to deliver or cause to be delivered to Lender any Financial Information required hereunder within fifteen (15) days following written notice from Lender to Borrower that Borrower has failed to timely deliver said Financial Information, Lender may, in its sole and absolute discretion, charge Borrower (and Borrower shall pay to Lender) a fee equal to $2,500 (the “Financial Information Fee”), for each thirty (30) day period or portion thereof during which Borrower fails to timely deliver to Lender any such Financial Information.

ARTICLE 10

CONVEYANCES, ENCUMBRANCES AND BORROWINGS

Section 10.1      Prohibition Against Conveyances, Encumbrances and Borrowing.

(a)       Except with the prior written consent of Lender, and except as expressly permitted in Sections 10.2, neither Borrower nor any other Person shall sell, transfer, convey, assign, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant options with respect to, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) (collectively, a “Conveyance”) all or any portion of any legal or beneficial interest in: (a) all or any portion of the Mortgaged Property including the Leases; or (b) all or any ownership interest in Borrower or in any Upstream Owner, except that a Conveyance of any publicly traded shares in (or issuance of any publicly traded equity of) any Upstream Owner (or the issuance of any equity in or debt of a publicly traded Upstream Owner) shall be specifically permitted without the consent of Lender.

(b)       In furtherance of the foregoing, subordinate liens (voluntary or involuntary) secured by any portion of the Mortgaged Property, or any beneficial interest in the Mortgaged Property, and any mezzanine or any other financing, whether unsecured or secured by any ownership interest in Borrower or in any Upstream Owner, shall not be permitted, except with the prior written consent of Lender in each case. Without limiting Lender’s right to withhold its consent to any Conveyance, any Conveyance must not be to a tenancy in common or an OFAC Prohibited Person. All requests for Lender’s consent under this Section 10.1 shall be on a form previously approved by Lender and shall be accompanied by the payment of Lender’s standard processing fee for such transactions then in effect. Lender’s consent to any of the foregoing actions, if given, may be conditioned upon a change in the interest rate, maturity date, amortization period or other terms under this Agreement, the payment of a Conveyance fee and/or any other requirements of Lender. Notwithstanding the foregoing, Lender shall not unreasonably withhold, delay or condition its consent to easements or access licenses (or amendments thereto), nor shall Lender require a change in the terms of the Loan in connection with a request for consent to easements or access licenses (or amendments thereto) so long as such easements or access licenses do not have an adverse impact on the use, operation or value of the Mortgaged Property. In addition to the standard processing fee and the transfer or encumbrance fee referred to in this Section 10.1, Borrower shall pay or reimburse Lender within five (5) days after demand for all reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees, costs and expenses, title search costs, and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such transaction. The foregoing prohibitions are not intended to prevent individual Upstream Owners (other than any general partner or managing member of Borrower or any other Upstream Owner that is required to comply with the provisions of Section 8.12) from obtaining personal loans unrelated to Borrower and the Mortgaged Property and are also not intended to prevent Borrower from incurring reasonable and customary equipment leases, trade payables and unsecured operational debt incurred with trade creditors in the ordinary course of its business of owning and operating the Mortgaged Property in such amounts as are reasonable and customary under the circumstances that will be satisfied within sixty (60) days of the date same becomes payable (subject to the right to contest same in good faith), provided that such debt is not evidenced by a note and is paid when due.

Section 10.2       Permitted Transfer.

(a)       Notwithstanding the provisions of Section 10.1(a) above, as long as no Event of Default exists, Borrower shall have the right to sell or permit the sale of up to an aggregate of forty-nine percent (49%) of the direct and indirect equity interests in Borrower to one or more third-parties provided that:

(i)	Any new equity investor must be a Qualified Real Estate Investor and any new equity investor must also be an Institutional Real Estate Investor if it will own more than ten percent (10%) of the direct and indirect interests in Borrower;

(ii)	Lender shall have reviewed and approved (which approval shall not be unreasonably withheld, conditioned or delayed) all relevant joint venture agreements, partnership agreements and limited liability company operating agreements (and other related documents) and must be reasonably satisfied that any decision-making provisions, as well as any major decision rights granted to the equity investor(s), do not result in a change of Control over Borrower and/or the Project;

(iii)	Indemnitor must retain Control and decision-making authority over Borrower and the Project subject to the terms of the joint venture agreement approved by Lender;

(iv)	Such Conveyance shall not be to a tenancy in common or an OFAC Prohibited Person;

(v)	Borrower pays Lender’s standard processing fee (not to exceed $50,000) and pays Lender all reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ fees, costs and expenses, title search costs, and title insurance endorsement premiums) incurred in connection with the review, approval and documentation of any such transaction;

(vi)	In connection with any transfer of a membership interest in Borrower or the admission of any new member to Borrower, Borrower shall cause each such new member of Borrower to execute and deliver to Lender (i) either a pledge agreement substantially in the same form as the Pledge Agreement or execute and deliver to Lender a joinder to the Pledge Agreement in form and substance reasonably satisfactory to Lender, (ii) original membership certificates and an executed endorsement in blank sufficient for such membership interests to be certificated, and (iii) a power of attorney substantially in the same form as the Power of Attorney; and

(vii)	The consent of the SCA is not required or written consent thereof has been obtained and delivered to Lender.

For the avoidance of doubt, any Conveyance of more than forty-nine percent (49%) of the direct and indirect interests in Borrower to one or more third-parties shall be subject to Lender’s prior written approval, which approval may be granted or withheld in Lender’s sole and absolute discretion and which approval, if granted, may be conditioned upon material changes to the terms and conditions of the Loan Documents as may be required by Lender in its sole and absolute discretion.

(b)       Notwithstanding the provisions of Section 10.1(a) above, the sale or transfer of the School Unit, the Retail Unit or any Subdivided Residential Unit in accordance with the Business Plan will not be deemed to be a violation of the prohibitions on partial transfers of ownership in the Borrower.

ARTICLE 11

EVENTS OF DEFAULT

Section 11.1     Events of Default. Each of the following shall constitute an Event of Default under the Loan Documents (each an “Event of Default”):

(a)       Failure to pay (i) any monthly installment of interest in accordance with Section 2.3 within five (5) Business Days following the date such amount is due; provided, however, if there are sufficient funds available in the Interest Holdback or Reserve Account and Borrower otherwise satisfies all of the conditions to a Disbursement to Borrower, the failure to pay any monthly installment of interest shall not be deemed an Event of Default, (ii) the failure to pay Lender the Residential Unit Net Sale Proceeds in accordance with Section 2.3(c), or (iii) the entire amount due under the Loan Documents by the Maturity Date;

(b)       Except for the payments described in Sections 11.1(a) and 11.1(h) (relating to insurance premiums), failure to pay any other amount due under the Loan Documents within ten (10) days following notice from Lender that such amount is due;

(c)       Except as provided in Section 11.1(a), 11.1(b) and 11.1(d) to 11.1(ff), inclusive, failure to perform or comply with any term, obligation, covenant or condition contained in this Agreement or any other Loan Documents, within thirty (30) days after the delivery of written notice (“Cure Notice”) from Lender of such failure; provided that if such default is not reasonably capable of being cured (without taking into account financial capability) within such thirty (30) day period, such failure shall not constitute an Event of Default so long as Borrower commences the cure of such default within such thirty (30) day period, diligently prosecutes such cure to completion and completes such cure within one hundred twenty (120) days after delivery of the Cure Notice from Lender;

(d)       The occurrence of an Event of Default, or default following any required notice to Borrower and following the expiration of any applicable grace or cure period, under any Loan Document;

(e)       If any representation, warranty, certification or other written statement made in any Loan Document or in any written statement or certificate at any time given by Borrower, Indemnitor or Pledgor (or any officers or employees thereof, in their capacity as such) to Lender in connection with the Loan shall prove to be untrue or misleading in any material respect at the time when made or given; provided, however, if (i) Borrower, Indemnitor or Pledgor (or any officers or employees thereof, in their capacity as such) makes a good faith, unintentional misrepresentation in any Loan Document or in any such other written statement or certificate, (ii) there is no failure by Borrower to timely pay any sum of money when due under the Loan Documents, and (iii) the underlying facts or situation that rendered such representation inaccurate or untrue can be remedied to Lender’s reasonable satisfaction within thirty (30) days following the earlier to occur of the discovery of such misrepresentation by Borrower or written notice from Lender to Borrower of such misrepresentation and Borrower actually remedies said underlying facts or situation so as to make the original representation in the Loan Document(s) true and correct on a going forward basis prior to the expiration of said thirty (30) day period and there are not remaining material adverse consequences to Lender, the Loan or the Mortgaged Property, then such misrepresentation shall not be deemed to be an Event of Default;

(f)       If Lender fails to have a legal, valid, binding and enforceable first priority lien on the Mortgaged Property or any portion thereof;

(g)       Failure to permit Lender or its agents to enter to the Mortgaged Property or to access Borrower’s books and records in accordance with the terms of the Loan Documents, such failure continuing for more than seven (7) Business Days after written notice from Lender to Borrower of such failure;

(h)       Failure to maintain insurance or apply insurance proceeds as required by this Agreement;

(i)       Intentionally omitted;

(j)       Except as permitted in this Agreement or otherwise approved in writing by Lender: (i) any change from the planned use (i.e., school and residential condominiums) of the upper floors of the Improvements, and any material change in the use that is inconsistent with the current lawful permitted use of the planned first floor retail space or causing or permitting the use or occupancy of any part of the Premises to be discontinued if such change of use or discontinuance would violate any zoning or other law, ordinance or regulation; (ii) consent to any zoning reclassification, modification or restriction affecting any of the Premises; or (iii) except as expressly contemplated by Section 8.20 or Article 16, taking any steps whatsoever to convert any of the Premises, or any portion thereof, to a condominium, cooperative or tenancy in common form of ownership;

(k)       Failure by Borrower within ten (10) days following notice from Lender to deliver copies of any material notices from governmental or regulatory authorities in accordance with the terms of the Loan Documents;

(l)       Failure to deliver (i) financial statements required by Article 9 within thirty (30) days following written notice from Lender to Borrower of such failure; provided, however, the foregoing thirty (30) day cure period shall be extended by such additional time as may be necessary solely in connection with Borrower’s obligation to deliver items requested by Lender under Sections 9.1(b)(i), (ii) and (iii) as long as Borrower diligently pursues the delivery of said items to Lender, or (ii) the estoppel certificates required by Section 8.9 within five (5) Business Days after the delivery of written notice from Lender, which notice and five (5) Business Day cure period under this Section 11.1(l) shall be in addition to the notice and ten (10) Business Day cure period set forth in Section 8.9;

(m)      Material violation by Borrower of the terms, obligations, covenants or conditions set forth in Section 8.12 (Single Purpose Entity Requirements) or Article 10 (Conveyances, Encumbrances and Borrowings); or entering into any Lease of all or any portion of the Retail Unit in violation of the provisions of Section 7.1;

(n)       If a default or event of default shall occur under any permitted mortgage, or security agreement encumbering all or any portion of the Mortgaged Property which is subordinate or superior to the lien of the Mortgage beyond the expiration of any applicable notice and cure period thereunder, or if any party under any such instrument shall commence a foreclosure or other collection or enforcement action in connection therewith (excluding mechanics’ liens);

(o)       Intentionally omitted;

(p)       If Borrower or Indemnitor consents to the filing of, or commences or consents to the commencement of, any Bankruptcy Proceeding with respect to any Borrower or any Indemnitor;

(q)       If any Bankruptcy Proceeding shall have been filed against Borrower or Indemnitor and the same is not withdrawn, dismissed, canceled or terminated within ninety (90) days of such filing;

(r)       If any Borrower or Indemnitor is adjudicated bankrupt or insolvent or a petition for reorganization of any Borrower or any Indemnitor is granted;

(s)       If a receiver, liquidator or trustee of Borrower or Indemnitor, or of any of the properties of Borrower or Indemnitor shall be appointed and not dismissed within ninety (90) days of such appointment;

(t)       If Borrower or Indemnitor shall make an assignment for the benefit of its creditors;

(u)       Except as otherwise permitted herein, if Borrower or any Principal or any Indemnitor shall institute or cause to be instituted any proceeding for the termination or dissolution of Borrower or Indemnitor;

(v)       Failure to achieve Completion of the Construction Work by the Completion Date or, to the extent applicable, by the Outside Completion Date;

(w)      With respect to the Construction Work, (i) the suspension or discontinuance of the Construction Work for a continuous period of at least forty-five (45) days, for reasons other than Force Majeure, (ii) the occurrence of more than two (2) distinct suspensions or discontinuances of the Construction Work, each lasting for a period of greater than thirty (30) consecutive days, for reasons other than Force Majeure, (iii) the abandonment of the Construction Work, for reasons other than Force Majeure, or (iv) the failure of Borrower to diligently prosecute Completion of the Construction Work in good faith, for reasons other than Force Majeure;

(x)       Failure to achieve a Milestone Construction Hurdle by the Milestone Deadline, subject to extensions for Force Majeure, in accordance with the provisions of Section 4.1(b) of this Agreement.

(y)       An event of default by Borrower which continues after the giving of the applicable notice and expiration of the applicable cure period, if any, occurs under the School Unit Purchase Agreement or a notice of termination of the School Purchase Agreement is delivered by the SCA (other than as a result of the Closing occurring thereunder) which Lender reasonably believes is valid and effective;

(z)       Failure to adhere to the Major Points of the Business Plan in all material respects within thirty (30) days after the delivery of a Cure Notice from Lender of such failure, or such longer time as may be reasonably necessary to cure such failure provided Borrower promptly commences and diligently pursues such cure, which additional time shall not exceed an additional sixty (60) days, for an aggregate of ninety (90) days;

(aa)     The sale of a Subdivided Residential Unit for less than the Residential Unit Minimum Sales Price without Lender’s prior written consent, which may be withheld in Lender’s sole and absolute discretion;

(bb)     Failure to satisfy the Sales Pace Covenant;

(cc)     An event of default by Borrower which continues after the giving of the applicable notice and expiration of the applicable cure period, if any, occurs under the Master Lease or Sublease or a notice of termination of the Sublease is delivered by the SCA (other than as a result of the Closing occurring thereunder) which Lender reasonably believes is valid and effective;

(dd)     A default by Borrower occurs under the Triparty Agreement which continues after the giving of the applicable notice and the expiration of the applicable cure period thereunder;

(ee)     Failure of Indemnitor to meet the Indemnitor’s Financial Covenants; or

(ff)      An event occurs as provided in Section 8.20 (b)(vi) hereof with respect to the Condominium.

ARTICLE 12

REMEDIES

Section 12.1      Remedies. Upon the occurrence of any Event of Default, Lender may (1) declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under this Agreement, the Mortgage and the other Loan Documents and otherwise available at law or in equity. Notwithstanding any arbitration provision in the Triparty Agreement, Lender shall not be precluded from brining any foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Notes, the Loan Agreements, the Mortgages and the other Loan Documents, or in the Mortgaged Property or any other collateral given to Lender pursuant to the Loan Documents. The rights and remedies of Lender under the Triparty Agreement are cumulative and as against Borrower are not in lieu of, but are in addition to, any other rights or remedies which Lender may have under the other Loan Documents, at law, or otherwise. Lender has no duty to Borrower, Indemnitor or any other Person to exercise Lender’s rights under the Triparty Agreement.

Section 12.2      Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make Advances to make such payment or perform such act, and shall have the right to enter upon the Premises for such purpose and to take all such action thereon and with respect to the Mortgaged Property as it may deem necessary or appropriate. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against, and be responsible for, any and all Losses incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 12.2, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct.

Section 12.3      Waiver of Marshalling of Assets.

(a)       To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Mortgaged Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, homestead exemption, the administration of estates of decedents, to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Mortgaged Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Mortgaged Property in preference to every other claimant whatsoever. Borrower agrees that the actions, sales, proceedings and foreclosure described herein or in any of the other Loan Documents may be commenced in any order determined by Lender.

Section 12.4      Advances. At any time when an Event of Default exists, Lender shall have the right (but not the obligation) to make Advances and obtain reimbursement for any and all Advances to satisfy any of Borrower’s obligations under this Agreement that Borrower fails to timely satisfy, which Advances shall constitute additions to the Loan. Lender may make an Advance in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. All Advances shall bear interest at the Default Rate from the date that each such Advance or expense is made or incurred to the date of repayment, if not paid within five (5) Business Days after demand. Borrower shall pay or reimburse Lender within five (5) Business Days after written demand for any and all Advances made pursuant to this Agreement, including for all interest thereon and for all costs and expenses (including reasonable out-of-pocket attorneys’ and appraisers’ and receivers’ fees, costs and expenses and the expenses and reasonable fees of any similar official) related or incidental to the collection of the Indebtedness, any foreclosure of the Mortgage or any other Loan Document, any enforcement, compromise or settlement of any Loan Document or the Indebtedness in any judicial, arbitration, administrative, probate, appellate, bankruptcy, insolvency or receivership proceeding, as well as in any post-judgment proceeding to collect or enforce any judgment or order relating to the Indebtedness or any Loan Document, as well as any defense or assertion of the rights or claims of Lender in respect of any thereof, by litigation or otherwise. All Advances made and any reasonable expenses incurred at any time by Lender pursuant to the provisions the Loan Documents or under applicable law shall be secured by the Mortgage as part of the Indebtedness, with equal rank and priority.

Section 12.5      Participation In Proceedings. Lender may, after written notice to Borrower: (i) appear in and defend any action or proceeding, in the name and on behalf of either Lender or Borrower, in which Lender is named or which Lender reasonably determines may adversely affect the Mortgaged Property, the Mortgage, the Lien thereof or any other Loan Document; and (ii) institute any action or proceeding which Lender reasonably determines should be instituted to protect its interest in the Mortgaged Property or its rights under the Loan Documents, including foreclosure proceedings.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1      Limitation on Liability.

(a)       Subject to the provisions of this Section 13.1, in any action or proceedings brought on any Loan Document in which a money judgment is sought, Lender will look solely to the Mortgaged Property and other property described in the Loan Documents (including the Property Income and any other rents and profits from such property) for payment of the Indebtedness and, specifically and without limitation, Lender agrees to waive any right to seek or obtain a deficiency judgment against Borrower.

(b)       The provisions of Section 13.1(a) shall not:

(i)	constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document;

(ii)	be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Federal Bankruptcy Code to file a claim for the full amount of the Indebtedness evidenced by this Agreement and the Note and secured by the Mortgages or to require that all of the Mortgaged Property shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents;

(iii)	impair the right of Lender to name Borrower or Indemnitor as a party or parties’ defendant in any action or suit for judicial foreclosure and sale under the Mortgage;

(iv)	affect the validity or enforceability of, or limit recovery under, any indemnity (including the Environmental Indemnification Agreement), guaranty, master or other lease or similar instrument made in connection with the Loan Documents;

(v)	impair the right of Lender to obtain the appointment of a receiver; or

(vi)	impair Lender’s rights and remedies under this Agreement, the Mortgage or any separate assignment of leases and rents regarding the assignment of Leases and Property Income to Lender.

(c)       Notwithstanding any provisions of Section 13.1(a), Borrower and Indemnitor shall be personally liable to Lender and Lender shall have full recourse to Borrower and Indemnitor in connection with the Loan to the extent provided below in connection with the following:

(i)	Fraud or intentional material misrepresentation in connection with the Application, the Loan Documents or the making of the Loan – Recourse liability for the entire Indebtedness if such fraud or intentional material misrepresentation was performed or made by or at the direction of any officer of Borrower or Indemnitor, and Recourse liability for any Losses incurred by Lender in all other instances of fraud or intentional material misrepresentation performed or made by Borrower or Indemnitor, their respective Affiliates or employees who are not officers of Borrower or Indemnitor, in connection with the Application, the Loan Documents or the making of the Loan;

(ii)	Insurance and/or condemnation Proceeds received by or on behalf of Borrower but not applied in accordance with the terms of the Loan Documents – Recourse liability for any such proceeds which are neither paid over to Lender, nor applied in accordance with the terms of Article 3;

(iii)	Failure to apply any security deposits, advances or prepaid rents, cancellation or termination payments and other sums received by Borrower or by an Affiliate of Borrower or on behalf of Borrower in connection with the operation of the Premises in accordance with the terms of the Loan Documents, or misappropriation of any of the aforementioned sums received by Borrower or on behalf of Borrower – Recourse liability for the amount of any such sums not applied in accordance with the terms of the Loan Documents or not paid over to Lender;

(iv)	Removal of any non-obsolete Equipment from the Mortgaged Property by or on behalf of Borrower or its Affiliates which is not replaced with Equipment of equal or greater utility and value – Recourse liability for the replacement value of any Equipment which is so removed and not so replaced;

(v)	Any act of arson, malicious destruction or intentional physical waste of the Mortgaged Property by the Borrower, Upstream Owners, any Principal, or any general partner, manager or managing member of Borrower – Recourse liability for any Losses incurred by Lender arising out of or related to each such act;

(vi)	Any failure to apply any income or proceeds of the Mortgaged Property received by or by an Affiliate of Borrower on behalf of Borrower to any obligations under the Loan Documents or for capital improvements or operating expenses of the Premises (including any deposits or reserves required by a Loan Document) in violation of this Agreement – Recourse liability to the extent of any such income or proceeds which are not applied as aforesaid; provided that Lender shall not have the right to recover distributions made in good faith to any Upstream Owner (after determining the sufficiency of revenues to cover any such payments) more than 180 days prior to an Event of Default occurring under any Loan Document;

(vii)	Filing by any Borrower, or any Indemnitor, or any general partner or managing member of Borrower of a voluntary bankruptcy or insolvency proceeding, or the filing against any of them, or against any of the Mortgaged Property, of an involuntary bankruptcy or insolvency proceeding by a party other than Lender Parties with respect to which proceeding Borrower, Indemnitor, or any Affiliate of Borrower or Indemnitor has acted in concert with, solicited or caused to be solicited petitioning creditors, or has colluded or conspired with any party to cause the filing thereof (“Collusive Insolvency”) which is not dismissed within 90 days of filing – Recourse liability for the entire Indebtedness;

(viii)	Failure of Borrower to timely maintain, or pay the premiums for, any insurance required to be maintained under Article 5 of this Agreement or any other Loan Document; or to pay any Impositions against the Mortgaged Property – Recourse liability for any Losses incurred by Lender in connection with such failure to timely maintain insurance, pay any Imposition or pay insurance premiums; provided that Borrower shall not be liable for Losses as a result of the foregoing to the extent it has satisfied all of the conditions precedent to a Disbursement to Borrower and Lender has not made a Disbursement to Borrower in accordance with the terms of this Agreement, or to the extent that cash flow from the Mortgaged Property is insufficient to pay same, and Borrower has provided Lender with written notice of the fact that cash flow from the Mortgaged Property is insufficient to pay same and that Borrower does not intend to pay same at least thirty (30) days prior to the due date for the insurance premium or Imposition in question;

(ix)	Violation of the restrictions on transfers of the Mortgaged Property or any ownership interest in Borrower set forth in Section 10.1 – Recourse liability for the entire Indebtedness;

(x)	Violation of the restrictions on subordinate, mezzanine and other financing as described in the Loan Documents – Recourse liability for the entire Indebtedness;

(xi)	Violation of the SPE Requirements– Recourse liability for any Losses incurred by Lender relating to such violation of such SPE Requirements;

(xii)	Borrower, Indemnitor and/or Principal or any of their respective Affiliates takes, in bad faith, any action which impedes, enjoins, prevents, hinders, frustrates, delays, stays or interferes with Lender’s exercise of any rights or remedies under any of the Loan Documents after the earlier to occur of the occurrence of an Event of Default or a Potential Event of Default under any Loan Document (including, without limitation, the Triparty Agreement), at law or in equity, excluding good faith defenses – Recourse liability for any Losses incurred by Lender relating to such action.

(xiii)	Out-of-pocket costs and expenses incurred by Lender in enforcing the SCA’s or Borrower’s obligations under the School Unit Purchase Agreement, the Triparty Agreement, the Master Lease or the Sublease (including, without limitation, any replacement Master Lease or Sublease), including without limitation, out-of-pocket reasonable attorneys’ fees incurred therewith – Recourse liability for any such costs and expenses not paid by Borrower in accordance with this Agreement.

ARTICLE 14

MISCELLANEOUS

Section 14.1      Notices.

(a)       All notices, consents, approvals and requests required or permitted under any Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by: (i) certified or registered United States mail, postage prepaid, return receipt requested; or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery; addressed in either case as follows:

If to Lender, at the following address:

Massachusetts Mutual Life Insurance Company

c/o Midland Loan Services

10851 Mastin, Suite 300

Overland Park, Kansas 66210

Attention:	Barings Servicing Group
Loan No. 17602

And to:

Massachusetts Mutual Life Insurance Company

℅ Barings LLC

One Financial Plaza

Hartford, Connecticut 06103

Attention:	Structured Real Estate Loan Servicing
Loan No.: 17602

And to:

Massachusetts Mutual Life Insurance Company

℅ Barings LLC

One Financial Plaza

Hartford, Connecticut 06103

Attention:	Legal Department
Loan No.: 17602

If to Borrower, at the following address:

TPHGREENWICH OWNER LLC

c/o Trinity Place Holdings Inc.

340 Madison Avenue

3rd Floor, Suite 3C

New York, New York 10173

Attention:	Steven Kahn

With a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention:	James P. Godman, Esq.

And, in the case of any default notice, with copies to:

New York City School Construction Authority
30-30 Thompson Avenue
Long Island City, New York 11101
Attn: Ross J. Holden, Executive Vice President & General Counsel
Facsimile: (718) 472-8088
E-mail: rholden@nycsca.org

and

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attn: Doug Heller, Esq.
Facsimile: (212) 545-3338
E-mail: dheller@herrick.com

or to such other address and person as shall be designated from time to time by Lender or Borrower, as the case may be, in a written notice to the other party in the manner provided for in this Section 14.1. A notice shall be deemed to have been given: in the case of hand delivery, at the time of actual delivery; in the case of registered or certified mail, three (3) Business Days after deposit in the United States mail; in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. A party receiving a notice that does not comply with the technical requirements for notice under this Section 14.1 may elect to waive any deficiencies and treat the notice as having been properly given.

(b)       Borrower acknowledges that Lender may elect to correspond or transmit information concerning the Loan or Borrower to Borrower, the Principals, Indemnitors, investors and other third parties via email or the internet. Such transmissions shall be for the convenience of the parties hereto and shall not replace or supplement the required methods of delivering notices provided for above. In addition, Borrower acknowledges that that such information may be transmitted via the internet or by email and with or without any algorithm enhanced security software and Borrower waives any right to privacy in connection therewith.

Section 14.2     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 14.3     Successors and Assigns. This Agreement shall be binding upon Borrower’s successors and assigns and shall inure to the benefit of Lender, the Lender Parties and their respective successors and assigns.

Section 14.4     Joint and Several Liability. If more than one party is executing this Agreement as a Borrower, then each party that executes this Agreement shall be jointly and severally responsible for any and all obligations of any Borrower hereunder.

Section 14.5     Captions. The captions of the sections and Sections of this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.

Section 14.6     Further Assurances. Borrower shall do, execute, acknowledge and deliver, at Borrower’s sole cost and expense, such further acts, instruments or documentation, including additional title insurance policies or endorsements, and title reinsurance, as Lender may reasonably require from time to time to better assure, transfer and confirm unto Lender the rights now or hereafter intended to be granted to Lender under any Loan Document.

Section 14.7     Severability. All rights, powers and remedies provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent (but only to the extent) necessary so that they will not render this Agreement invalid or unenforceable. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Agreement, or the application of such term, covenant, condition or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be modified and/or limited to the extent necessary to render the same valid and enforceable to the fullest extent permitted by law.

Section 14.8     Borrower’s Obligations Absolute. All sums payable by Borrower hereunder shall be paid without notice (except as otherwise expressly provided), demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Borrower hereunder shall in no way be released, discharged, or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any condemnation or similar taking of the Premises or any portion thereof; (b) any restriction or prevention of or interference with any use of the Premises or any portion thereof; (c) any title defect or encumbrance or any eviction from the Premises or any portion thereof by title paramount or otherwise; (d) any Bankruptcy Proceeding relating to Borrower, any Principal, any Indemnitor or any general partner, manager or managing member of Borrower, or any action taken with respect to any Loan Document by any trustee or receiver of Borrower, any Principal, any Indemnitor or any general partner, manager or managing member of Borrower, or by any court, in any such proceeding; (e) any claim which Borrower has or might have against Lender; or (f) any default or failure on the part of Lender to perform or comply with any of the terms hereof or of any other agreement with Borrower. Except as expressly provided herein, Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any sum secured hereby and payable by Borrower.

Section 14.9     Amendments; Consents. This Agreement cannot be altered, amended, modified or discharged orally and no executory agreement shall be effective to modify or discharge it in whole or in part, unless in writing and signed by the party against which enforcement is sought. No consent or approval required under any Loan Document shall be binding unless in writing and signed by the party sought to be bound.

Section 14.10   Other Loan Documents and Exhibits. All of the agreements, conditions, covenants, provisions and stipulations contained in the Loan Documents, and each of them, which are to be kept and performed by Borrower are hereby made a part of this Agreement to the same extent and with the same force and effect as if they were fully set forth in this Agreement, and Borrower shall keep and perform the same, or cause them to be kept and performed, strictly in accordance with their respective terms. The Cover Sheet and each exhibit, schedule and rider attached to this Agreement are integral parts of this Agreement and are incorporated herein by this reference. In the event of any conflict between the provisions of any such exhibit, schedule or rider and the remainder of this Agreement, the provisions of such exhibit, schedule or rider shall prevail.

Section 14.11   Merger. So long as any Indebtedness shall remain unpaid, fee title to and any other estate in the Mortgaged Property shall not merge, but shall be kept separate and distinct, notwithstanding the union of such estates in any Person.

Section 14.12   Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower under every Loan Document.

Section 14.13   Transfer of Loan. Lender may, at any time, sell, transfer, encumber, pledge or assign the Loan Documents or any portion thereof, and any or all servicing rights with respect thereto (collectively, a “Transfer”), or grant participations therein (a “Participation”) or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). In the case of a Transfer, the transferee shall have, to the extent of such Transfer, the rights, benefits and obligations of “Lender” under the Loan Documents. Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Transfer, Participation or Securitization or any Rating Agency rating such Securitization (collectively, the “Investor”) that executes and delivers Lender’s form of (or another customary) non-disclosure agreement and each prospective Investor or any agency maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Loan, the Mortgaged Property, Borrower, any Principal, and any Indemnitor, whether provided by Borrower, any Indemnitor, or otherwise, as Lender reasonably determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable state or federal law to prohibit disclosure in accordance with the provisions of this Section 14.13, including any right of privacy. Further Borrower acknowledges that such information may be transmitted via the internet or by email. Lender will notify Borrower in writing of any Transfer of the Loan or any portion thereof, to the extent such Transfer occurs prior to Completion. Notwithstanding anything to the contrary, provided that no Event of Default exists and prior to Completion, Lender shall not resign as the Administrative Agent without Borrower’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. As long as no Event of Default exists, at all times prior to the Completion of Construction Work and funding of the entire Loan (or if less than the Maximum Loan Amount has been funded on the date the Borrower achieves Completion, Lender having no further obligation to make a Disbursement to Borrower), Lender shall: (i) in connection with a Transfer of a fifty percent (50%) or less interest in the Loan, make such transfer only to an Institutional Real Estate Investor with a net worth of at least $500,000,000 and liquidity (including uncalled capital commitments, commitments from parent entities, and lines of credit) in an amount not less than the lesser of (x) 125% of said entity’s pro-rata share of the then un-funded Loan amount, and (y) the sum of 100% of said entity’s pro-rata share of the then unfunded Loan amount and $10,000,000; and (ii) in connection with the Transfer of greater than a fifty percent (50%) interest in the Loan, make such Transfer only to an Institutional Real Estate Investor with a net worth of at least $1,000,000,000 and liquidity (including uncalled capital commitments, commitments from parent entities, and lines of credit) in an amount not less than the lesser of: (A) 125% of said entity’s pro-rata share of the then unfunded Loan amount, and (B) the sum of 100% of said entity’s pro-rata share of the unfunded Loan amount and $20,000,000.

Section 14.14    Cooperation. Borrower shall, and shall cause each Principal and Indemnitor to, reasonably cooperate with Lender at no material cost to Borrower in connection with servicing the Loan and any Transfer, Participation, Securitization or any other financing created or obtained in connection with the loan, including:

(a)       Estoppel Certificates. Borrower, within ten (10) Business Days following a request by Lender, shall provide Lender or any proposed assignee with an estoppel certificate containing the information set forth in Section 8.9 and such other information that Lender shall reasonably request, duly acknowledged and certified;

(b)       Bifurcation of Note. The Note and the Mortgage may, at any time until the same shall be fully paid and satisfied, at the sole election of Lender, be split or divided into two or more notes and two or more security instruments, each of which shall cover all or a portion of the Mortgaged Property to be more particularly described therein. To that end, Borrower, upon written request of Lender, shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by any Indemnitor or the then owner of any of the Mortgaged Property, to Lender and/or its designee or designees substitute notes and security instruments in such principal amounts, aggregating not more than the then unpaid principal amount of Indebtedness, and containing terms, provisions and clauses substantially the same as those contained herein and in the Note, which, in the aggregate, will have economic terms substantially consistent with the Loan, and such other documents and instruments as may be reasonably required by Lender, which have no adverse effect on Borrower. Lender shall reimburse Borrower for its reasonable out-of-pocket costs and expenses incurred in connection with any such Transfer, Participation or Securitization; and

(c)       Transfer of Funds. In the event of a Securitization, all funds held by Lender in connection with the Loan may be deposited in eligible accounts at eligible institutions as then defined and required by any Rating Agency. Borrower and Indemnitor may be required to execute additional documents in connection with any such Transfer, Participation, Securitization or financing, including a new note or notes, which have no material adverse effect on Borrower. Borrower shall not be required to incur any out of pocket costs in connection with any such cooperation.

Section 14.15     Register. Lender shall cause to be kept a register (the “Register”) for the registration of ownership and transfer or assignment of the Note or any substitute note or notes secured by the Mortgage. The names and addresses of the registered owners of such notes, the transfers or assignment of such notes and the names and addresses of the transferees of such notes will be registered in the Register under such reasonable regulations as Lender may prescribe. Borrower and Lender shall deem and treat the registered owner of any note as shown in the Register as the absolute owner thereof for all purposes, and neither Borrower nor Lender shall be affected by any notice to the contrary and payment of the principal of, interest on, and Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, if any, due on or with respect to the related note shall be made only to or upon the order of such registered owner. All such payments so made shall be valid and effective to satisfy and discharge the liability of Borrower upon such notes to the extent of the sums so paid. Upon reasonable request from time to time, Lender shall permit Borrower to examine the Register.

Section 14.16     Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited, without any Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, to the outstanding principal of the Loan; and (b) if the Maturity Date is accelerated by reason of an election by Lender in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, pro-rated, allocated and spread from the date of advance until payment in full thereof so that the actual rate of interest is uniform through the term hereof. If such amortization, pro-ration, allocation and spreading is not permitted under applicable law, then such excess interest shall be cancelled automatically on the Note as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited, without any Minimum Multiple Fee, Exit Fee or Closed Period Prepayment Fee, as applicable, to the outstanding principal of the Loan. The terms and provisions of this Section 14.16 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State as set forth in Section 14.19, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 14.17    Survival. All of the representations, warranties, covenants, and indemnities of Borrower hereunder (other than relating to environmental matters which are instead addressed in the Environmental Indemnification Agreement) shall survive (a) until full and final repayment of the entire Indebtedness (including satisfaction of any outstanding obligations under the Recourse Guaranty Agreement), (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Mortgaged Property to any party, and (c) any assignment by Lender of any interest in the Loan hereunder in accordance with the terms of this Agreement.

Section 14.18    WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT BORROWER HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT BY INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER AND THAT BORROWER HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 14.19    Governing Law. In all respects, including matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the laws of the State in which the Premises are located applicable to contracts and obligations made and performed in such State and any applicable laws of the United States of America. Interpretation and construction of this Agreement shall be according to the contents hereof and without presumption or standard of construction in favor of or against Borrower or Lender.

Section 14.20    Consent to Jurisdiction and Venue. Borrower hereby submits to personal jurisdiction in the State in which the Premises are located for the enforcement of the provisions of this Agreement and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision of this Agreement. Borrower hereby consents to the jurisdiction of and agrees that any action, suit or proceeding to enforce this Agreement may be brought in any state or federal court in the state in which the Premises are located. Borrower hereby irrevocably waives any objection that it may have to the laying of the venue of any such actions, suit, or proceeding in any such court and hereby further irrevocably waives any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

Section 14.21    Intentionally omitted.

Section 14.22    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 14.23    Pledge and Grant of Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited with Lender from time to time as additional security for the payment of the Loan, but subject to the rights of tenants with respect to any tenant security deposits under Leases and the rights of Unit Purchasers under Unit Contracts of Sale. Borrower shall not further pledge, assign or grant any security interest in any monies on deposit therein from time to time or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements (except those naming Lender as the secured party) to be filed with respect thereto. Upon the occurrence of an Event of Default, Lender may apply any such sums then deposited with Lender to the payment of the charges for which such funds have been deposited or to the payment of the Loan or any other charges affecting the security of the Loan, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Until expended or applied as above provided, such funds shall constitute additional security for the Loan.

Section 14.24    Confidentiality. Except to the extent (i) required under applicable Legal Requirements, and/or (ii) in connection with a dispute between Lender/Barings and Borrower, without obtaining the prior written consent of Lender and Barings in each case, neither Borrower, nor any of its Affiliates, Upstream Owners, brokers, attorneys, accountants or other agents or other representatives shall disclose to any Person or party through any means (including, but not limited to, orally or by correspondence, electronic communications, signage, press-releases, interviews or any publicity or advertising), other than to Lender and its representatives: (i) the existence of any business relationship between Borrower and Lender and/or Barings, or (ii) the existence of any connection between the Loan and Lender and/or Barings. Notwithstanding anything to the contrary, Borrower may make such disclosures as Borrower determines are required by law upon advice of counsel due to the fact that Indemnitor is a public company.

Section 14.25    Broker. Borrower shall indemnify, defend and hold harmless Barings and Lender from and against, and shall be responsible for, any Losses arising from any claim or litigation made or threatened by any broker or finder (but excluding any brokers or finders claiming by or through Barings or Lender) in connection with the proposed Loan, and any court costs and reasonable attorneys’ fees (including, without limitation, the cost of post-judgment remedies and appeals) incurred by Barings or Lender in connection with any such claim or litigation.

Section 14.26   Defaulting Lender. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment either (i) all of the Defaulting Lender’s interest in the Loan, or (ii) the Defaulting Lender’s remaining unfunded commitment, including the advance or other amount which, by its failure or refusal to so fund, caused such Defaulting Lender to become a Defaulting Lender (as applicable, the “Defaulting Lender’s Acquired Interest”). Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than thirty (30) Business Days after such Defaulting Lender becomes a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire the Defaulting Lender’s Acquired Interest in proportion to the interests in the Loan then held by the Lenders exercising such right. If after such thirtieth Business Day, no Lender has elected to acquire the Defaulting Lender’s Acquired Interest or, if having so elected, the Lender or Lenders that made such election have not within thirty (30) days following such election closed such acquisition of the Defaulting Lender’s Acquired Interest, then Borrower may, by giving written notice thereof to Administrative Agent, to the Defaulting Lender and to the other Lenders, demand that such Defaulting Lender assign to an Institutional Real Estate Investor proposed by Borrower, subject to and in accordance with the provisions of this Section 14.26 for the purchase price provided for below, the Defaulting Lender’s Acquired Interest. Upon any such assignment of all of its interest in the Loan (as opposed to the Defaulting Lender’s unfunded commitment), the Defaulting Lender's interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase. In connection with the purchase of the Defaulting Lender’s Acquired Interest by a Lender or Lenders or by an Institutional Real Estate Investor, the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer the Defaulting Lender’s Acquired Interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement, and the Defaulting Lender shall pay to Administrative Agent an assignment fee in the amount of $25,000. If a Lender or Lenders or an Institutional Real Estate Investor purchases all of the Defaulting Lender’s interest in the Loan (as opposed to the Defaulting Lender’s unfunded commitment), the purchase price for said interest of the Defaulting Lender shall be equal to the amount of the principal balance of the principal amounts outstanding and owed by Borrower to the Defaulting Lender. In connection with an assignment of only such Defaulting Lender’s remaining unfunded commitment, the purchase price shall be zero, and the Defaulting Lender shall be entitled to receive any amount owed to it by Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, as and when and to the extent the same are received by Administrative Agent from or on behalf of Borrower. There shall be no recourse against any Lender or Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

ARTICLE 15

THE ADMINISTRATIVE AGENT

Section 15.1     Appointment, Powers and Immunities. At all times when there is a lender other than (including in addition to) Lender under this Agreement, the Lenders shall be deemed to appoint and authorize the Administrative Agent to act for all purposes as their agent under the Loan Documents. The provisions of this Article 15 shall not apply at any time when the Administrative Agent is the sole Lender.

Section 15.2     Reliance by Borrower on Administrative Agent. At all times when there is more than one Lender, (1) Borrower (a) is entitled to rely on the Administrative Agent for any waiver, amendment, approval or consent given by “Lender” under the Loan Documents, (b) shall adhere only to waivers, amendments, approvals or consents given by Administrative Agent, on behalf of “Lender” under the Loan Documents, and (c) shall make all payments under the Notes and the other Loan Documents to Administrative Agent, as set forth herein, and (2) Administrative Agent shall, on behalf of all of the Lenders, be permitted to take all actions, including exercising all remedies, permitted to be taken by “Lender” under the Loan Documents (either by law or pursuant to the terms of the Loan Documents), and (3) all legal action taken respecting the Loan Documents shall be taken by the Administrative Agent on behalf of the Lenders, and all default notices under the Loan Documents will be provided by the Administrative Agent. Unless and until the Lenders notify Borrower otherwise, the Administrative Agent is Massachusetts Mutual Life Insurance Company. The use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Notwithstanding anything to the contrary contained in the Notes, unless otherwise directed by Administrative Agent in writing, all payments under the Loan Documents shall be made by Borrower to the Administrative Agent in accordance with the provisions of Section 2.7(a).

Section 15.3     Rights as a Lender. If the Administrative Agent is also a Lender hereunder it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.

ARTICLE 16

CONDOMINIUM UNIT RELEASE PROVISIONS

Section 16.1     The Offering Plan.

(a)       Lender has reviewed and approved the form of the Declaration (including the Bylaws) attached hereto as Exhibit R (subject to Lender’s review and approval of all missing exhibits thereto). On or before December 22, 2019, Borrower shall submit the Offering Plan and the other Condominium Documents (including all amendments to Declaration, Bylaws, Rules and Regulations, and the Condominium Plans) reflecting the subdivision of the Residential Unit to Lender for its review and approval, which approval shall not to be unreasonably withheld, conditioned or delayed, provided (i) no Event of Default exists and (ii) such amendment or modification complies with all Condominium Laws. Once approved by Lender, Borrower shall not make any amendments or modifications to the Offering Plan (except with respect to a Price Change Amendment to the Offering Plan, increasing the Schedule A—Purchase Prices only), or the other Condominium Documents (including amendments or modifications requested by the Attorney General) without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided (i) no Event of Default exists and (ii) such amendment or modification complies with all Condominium Laws. Lender shall endeavor to complete its review of any drafts, requested amendments or modifications to the Offering Plan and the other Condominium Documents within thirty (30) Business Days for the initial review of the Offering Plan, and twenty (20) Business Days for all other amendments or modifications, following its receipt of same and shall either approve or disapprove the same within aforesaid time periods. If Lender disapproves any requested amendments or modifications to the Offering Plan or any of the other Condominium Documents, Lender shall provide Borrower with a reasonably detailed explanation for Lender’s disapproval thereof, and Borrower shall then re-submit revised drafts of the same to Lender as soon as reasonably practicable. It shall be reasonable for Lender to disapprove any proposed amendment or modification if the SCA has the right to approve same and written evidence of such approval has not been delivered to Lender. Borrower shall cause the revised Offering Plan and the other revised Condominium Documents to address the reasonable concerns or reasons for Lender’s disapproval of the prior drafts of the same. Lender and Borrower shall repeat this process until any such requested amendments or modifications to the Offering Plan and the other Condominium Documents are approved by Lender. If Lender does not notify Borrower of its approval or disapproval of the initial submission of the Offering Plan within thirty (30) Business Days or within twenty (20) Business Days for all other amendments or modifications, as the case may be, after request by Borrower and submission by Borrower of all information needed by Lender to evaluate said request, then Borrower may deliver a second request, which request shall state on the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.” If Lender does not notify Borrower of its approval or disapproval of the Offering Plan or an amendment or modification to the Offering Plan within ten (10) Business Days after such second request, then as long as no Event of Default or Potential Event of Default exists, the same shall be deemed approved.

(b)       The Offering Plan and the other Condominium Documents shall be in full compliance in all material respects with all Condominium Laws. The Declaration and Condominium Plans shall be recorded no earlier than thirty (30) days prior to the deed conveying the School Unit to the SCA pursuant to the terms of the School Unit Purchase Agreement, unless otherwise approved in writing by Lender in its sole and absolute discretion. Upon written consent of Lender and the written acceptance for filing of the Attorney General of the Offering Plan (including the amended and restated Declaration, Bylaws and Condominium Plans reflecting the subdivision of the Residential Unit), the Declaration and Condominium Plans, or if the Declaration and Condominium Plans have been recorded previously with the Register’s Office, the amended and restated Declaration and the amended Condominium Plans (as the case may be) may be recorded with the Registers Office.

(c)       Borrower shall not submit an amendment to the Offering Plan to the Attorney General for the purpose of declaring the Offering Plan to be effective or record any of the Condominium Documents without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided (i) no Event of Default exists and (ii) such amendment or modification complies with all Condominium Laws. Lender will endeavor to review and approve or provide comments to the amendment to the Offering Plan declaring the Offering Plan to be effective with ten (10) Business Days from the date of receipt from the Borrower.

(d)       Borrower shall deliver to Lender a copy of any Price Change Amendment or other amendment Offering Plan (or other Condominium Documents) within fifteen (15) days after acceptance by the Attorney General, along with a copy of the letter from the Attorney General approving such amendment to the Offering Plan.

Section 16.2      Contracts of Sale.

(a)       On or before December 22, 2019, and simultaneously with the submission of the Offering Plan, Borrower shall submit to Lender for Lender’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) the standard form of purchase and sale agreement to be used by Borrower in connection with the sale of the Subdivided Residential Units. Lender shall complete its review of the form of purchase and sale agreement within thirty (30) days following its receipt of same and simultaneously with its review of the Offering Plan, and shall either approve or disapprove the same within said thirty (30) day period. If Lender disapproves any such draft, Lender shall provide Borrower with a reasonably detailed explanation for Lender’s disapproval thereof, and Borrower shall then re-submit a revised draft of the same to Lender as soon as reasonably practicable. Borrower shall cause the revised standard form of purchase and sale agreement to address the reasonable concerns or reasons for Lender’s disapproval of the prior drafts of the same. Lender and Borrower shall repeat this process until any such requested draft form of purchase and sale agreement is approved by Lender, which approved form of purchase and sale agreement shall be referred herein to as the “Approved Form of Contract of Sale”.

(b)       Borrower shall not enter into a Residential Unit Contract of Sale unless said Residential Unit Contract of Sale is in compliance with the terms and conditions of this Agreement. Each Residential Unit Contract of Sale shall be on the Approved Form of Contract of Sale (subject only to customary non-material negotiated revisions to said form that have no material adverse effect on Borrower, Lender or the Project), and all of the following conditions shall have been satisfied:

(i)	The purchase price under such Residential Unit Contract of Sale for a Subdivided Residential Unit shall be greater than or equal to the Residential Unit Minimum Sales Price for such Subdivided Residential Unit;

(ii)	such Residential Unit Contract of Sale shall not provide for Borrower, as seller, to provide any seller financing or to take back any purchase money mortgages as part of the sales price;

(iii)	such Residential Unit Contract of Sale shall not be subject to cancellation, except as provided in the Offering Plan, by the Condominium Laws (including those requiring disclosures to prospective and actual purchasers) and/or the Approved Form of Contract of Sale;

(iv)	such Residential Unit Contract of Sale shall have no contingencies thereunder, unless otherwise approved by Lender in writing, except (y) Completion of the Construction Work and (z) those set forth in the Approved Form of Contract of Sale or Offering Plan;

(v)	such Residential Unit Contract of Sale requires the applicable Residential Unit Purchaser upon execution thereof, to make a cash deposit of not less than ten percent (10%) of the gross sales price of the Subdivided Residential Unit, unless Borrower obtains Lender’s prior written consent to a deposit in an amount less than ten percent (10%) of the gross sales price of the applicable Subdivided Residential Unit, which consent shall not be unreasonably withheld, conditioned or delayed;

(vi)	such Residential Unit Contract of Sale provides for the entire purchase price and other payments thereunder payable to Borrower, as seller under the Residential Unit Contract of Sale, to be paid by wire transfer, bank check or certified funds at the closing of such Subdivided Residential Unit (either by means of an all-cash sale, or from institutional financing obtained by the purchaser);

(vii)	such Residential Unit Contract of Sale and the proceeds thereof shall have been collaterally assigned to Lender, subject to Legal Requirements and the rights of the purchaser thereunder;

(viii)	the Offering Plan and the other Condominium Documents shall have been submitted to and approved by Lender and the Offering Plan has been accepted for filing by the Attorney General;

(ix)	Borrower shall not enter into a Bulk Sale without Lender’s prior consent, which consent may be granted or withheld in Lender’s sole and absolute discretion; and

(x)	Notwithstanding anything herein to the contrary, (i) Borrower shall not sell any Subdivided Residential Unit to an Affiliate or relative of Borrower, Indemnitor or any Principal without Lender’s approval, which approval shall be in Lender’s sole and absolute discretion, and (ii) any closing expenses, fees, charges or otherwise incurred by Borrower in connection with the sale of a Subdivided Residential Unit shall only be paid to third parties unaffiliated with Borrower, Indemnitor or any Principal, unless payment of such expense is approved by Lender, which approval shall be in Lender’s sole and absolute discretion.

The approval by Lender of any Residential Unit Contract of Sale shall not obligate Lender to release any Subdivided Residential Unit from the lien of the Mortgage, unless the release requirements of Lender as set forth in this Agreement are satisfied.

(c)       Borrower shall not enter into a contract for the sale of the Retail Unit (a “Retail Unit Contract of Sale”) unless it has been approved in writing by Lender (which approval shall not be unreasonably withheld, conditioned or delayed) and all of the following conditions shall have been satisfied:

(i)	The purchase price under such Retail Unit Contract of Sale shall be greater than or equal to the Retail Unit Minimum Sales Price for the Retail Unit;

(ii)	such Retail Unit Contract of Sale shall not provide for Borrower, as seller, to provide any seller financing or to take back any purchase money mortgages as part of the sales price;

(iii)	such Retail Unit Contract of Sale shall not be subject to cancellation, except as provided in the Offering Plan, or by the Condominium Laws (including those requiring disclosures to prospective and actual purchasers) and/or pursuant to the terms of the Retail Unit Contract of Sale;

(iv)	such Retail Unit Contract of Sale provides for the entire purchase price and other payments thereunder payable to Borrower, as seller under the Retail Unit Contract of Sale, to be paid by wire transfer, bank check or certified funds at the closing of the Retail Unit (either by means of an all-cash sale, or from financing obtained by the purchaser);

(v)	such Retail Unit Contract of Sale and the proceeds thereof shall have been collaterally assigned to Lender, subject to Legal Requirements and the rights of the purchaser thereunder;

(vi)	unless Borrower shall have receive a so-called “no action” letter from the Attorney General with respect to the sale of the Retail Unit (a “No Action Letter”), the Offering Plan and the other Condominium Documents shall have been submitted to and approved by Lender and the Offering Plan shall have been accepted for filing by the Attorney General;

(vii)	Notwithstanding anything herein to the contrary, (i) Borrower shall not sell the Retail Unit to an Affiliate or relative of Borrower, Indemnitor or any Principal without Lender’s approval, which approval shall be in Lender’s sole and absolute discretion, and (ii) any closing expenses, fees, charges or otherwise incurred by Borrower in connection with the sale of the Retail Unit shall only be paid to third parties unaffiliated with Borrower, Indemnitor or any Principal, unless payment of such expense is approved by Lender, which approval shall be in Lender’s sole and absolute discretion.

The approval by Lender of any Retail Unit Contract of Sale shall not obligate Lender to release the Retail Unit from the lien of the Mortgage unless the release requirements of Lender as set forth in this Agreement are satisfied.

(d)       Borrower shall cause the Purchase Agreement Deposit Escrowee to deliver to Lender a Purchase Agreement Deposit Escrowee Acknowledgement promptly after it is first engaged to act as escrowee under any Residential Unit Contract of Sale or Retail Unit Contract of Sale and in any event prior to receipt of any deposit under a Residential Unit Contract of Sale or Retail Contract of Sale.

(e)       Borrower shall cause Purchase Agreement Deposit Escrowee to hold (at the Purchase Agreement Deposit Escrowee Bank), maintain and disburse all Purchase Agreement Deposits in accordance with the applicable Residential Unit Contract of Sale (or Retail Unit Contract of Sale), the Offering Plan (in the case of a sale of the Retail Unit, unless Borrower obtained a No Action Letter), the Purchase Agreement Deposit Escrow Agreement and all other Legal Requirements. Borrower hereby grants to Lender a security interest in Borrower’s interest in the Purchase Agreement Deposit Escrow Agreement, and in all rights of Borrower, if any, in and to all Purchase Agreement Deposit Accounts and all sums on deposit therein, including all Purchase Agreement Deposits, Residential Unit Net Sale Proceeds and Retail Unit Net Sale Proceeds and all interest that may accrue thereon, as additional security for the Obligations under the Loan Documents, subject to Legal Requirements and the right of Residential Unit Purchasers under Residential Unit Contracts of Sale or a purchaser of the Retail Unit, as applicable. Borrower shall have no right to release Purchase Agreement Deposits from the Purchase Agreement Deposit Accounts, except as expressly provided in the applicable Residential Unit Contract of Sale or the Retail Unit Contract of Sale, as applicable. The funds on deposit in the Purchase Agreement Deposit Accounts shall be disbursed in accordance with this Article 16 and the Purchase Agreement Deposit Escrow Agreement.

(f)       Intentionally omitted.

(g)       Once Borrower shall have entered into a Retail Unit Contract of Sale or any Residential Unit Contract of Sale, Borrower shall:

(i)	comply with all of the obligations, covenants and agreements of Borrower set forth in the Retail Unit Contract of Sale or Residential Unit Contract of Sale, as applicable.

(ii)	make all necessary efforts to cause any sales to be in compliance with all Legal Requirements of any Governmental Authorities having jurisdiction thereof;

(iii)	except for customary non-material negotiated amendments that have no material adverse effect on Borrower, Lender or the Project, not modify, amend or terminate (unless such termination is as a result of a default by purchaser) any Retail Unit Contract of Sale or a Residential Unit Contract of Sale without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); and

(iv)	deliver to Lender a true and complete copy of each and every notice of default received or sent by Borrower with respect to the obligations of Borrower or the contract purchaser under any Residential Unit Contract of Sale or Retail Unit.

(h)       Borrower shall deliver to Lender, promptly after execution thereof, an executed counterpart of the Retail Unit Contract of Sale and each Residential Unit Contract of Sale and any amendments, modifications and terminations thereof.

Section 16.3      Conditions for Release of Units. After all of the following conditions have been satisfied, and upon Borrower’s written request to Lender, Lender shall release any Subdivided Residential Unit or the Retail Unit, as applicable, from the lien of the Mortgage:

(a)       Lender shall have received the Offering Plan and the other Condominium Documents in accordance with the terms and conditions of this Agreement, and the Offering Plan and any amendment thereto shall have been accepted for filing by the Attorney General;

(b)       no Potential Event of Default or Event of Default under this Agreement or the other Loan Documents shall then exist;

(c)       if such request is made with respect to a Subdivided Residential Unit, Lender shall have received a fully executed counterpart of the Residential Unit Contract of Sale for such Subdivided Residential Unit with a bona fide “third party” Residential Unit Purchaser of the Subdivided Residential Unit (unless otherwise approved by Lender in its sole and absolute discretion), which Residential Unit Contract of Sale shall satisfy the conditions set forth in Section 16.2 hereof;

(d)       if such request is made with respect to the Retail Unit, Lender shall have received a fully executed counterpart of the Retail Unit Contract of Sale with a bona fide “third party” purchaser (unless otherwise approved by Lender in its sole and absolute discretion), which Retail Unit Contract of Sale shall satisfy the conditions set forth in Section 16.2 hereof;

(e)       Prior to the first closing of a sale of any Subdivided Residential Unit or the Retail Unit, Borrower, Lender and Purchase Agreement Deposit Escrowee have entered into an escrow agreement in substantially in the form attached hereto as Exhibit S (the “Purchase Agreement Deposit Escrow Agreement”).

(f)       Borrower shall to notify Lender not later than five (5) Business Days prior to any closing of such Subdivided Residential Unit or the Retail Unit of (i) the proposed closing date for the sale of such Subdivided Residential Unit or the Retail Unit, as applicable, and (ii) the amount of the Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds, as applicable, to be paid to Lender in connection with such sale;

(g)       Simultaneously with the closing under the Residential Unit Contract of Sale or the Retail Unit Contract of Sale, as applicable, Lender shall receive the Residential Unit Net Sale Proceeds for the Subdivided Residential Unit in question or the Retail Unit Net Sale Proceeds for the Retail Unit, as applicable, which Residential Unit Net Sale Proceeds or Retail Unit Net Sale Proceeds, as applicable, shall be paid to Lender in immediately available funds, by, at Borrower’s option, wire transfer in accordance with wiring instructions provided by Lender or check by overnight mail and shall, as long as no Event of Default exists, be applied by Lender in accordance with the provisions of Section 2.7(d).

Section 16.4      Subordination of Mortgage; Merging of Tax Lots. Following the recordation of the Declaration in accordance with the terms of this Agreement, as long as no Event of Default exists, simultaneously with the sale of the School Unit to the SCA, Lender and Borrower shall execute and deliver a subordination and mortgage modification agreement approved by Lender in its reasonable discretion. Borrower shall reimburse Lender for all out-of-pocket costs and expenses incurred in connection with Lender’s negotiation of said subordination agreement. Additionally, if as a condition to recording the Declaration, the New York City Department of Finance requires merging the tax lots currently comprising the Property in advance of recording the Declaration, Lender shall permit Borrower to so merge the tax lots pursuant to documents approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

[No Further Text on this Page.]

IN WITNESS WHEREOF, Lender and Borrower have executed and delivered this Agreement as of the date first written above.

LENDER AND ADMINISTRATIVE AGENT:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
a Massachusetts corporation

By:	Barings LLC
As Investment Adviser

	By:	/s/ William J. Jordan
	Name:	William J. Jordan
	Its:	Managing Director

[Signatures continue on the following page]

Lender’s Signature Page to Master Loan Agreement

IN WITNESS WHEREOF, Lender and Borrower have executed and delivered this Agreement as of the date first written above.

BORROWER:

TPHGREENWICH OWNER LLC,
a Delaware limited liability company

By:	/s/ Steven Kahn
Name:	Steven Kahn
Its:	Chief Financial Officer

Borrower’s Signature Page to Master Loan Agreement

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

FEE PARCEL

PARCEL I (Lot 11 for information only):

ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York, being bounded and described as follows:

BEGINNING at a point on the easterly side of Greenwich Street, distant seventy-four (74) feet, eight (8) inches northerly from the corner formed by the intersection of the easterly side of Greenwich Street with the northerly side of former Edgar Street;

RUNNING THENCE northerly along the said easterly side of Greenwich Street forty (40) feet, six (6) inches to the center line of a party wall between these premises and premises now or late of Henry Nayler;

THENCE easterly along the same, seventy-five (75) feet, eight (8) inches to the westerly side of Trinity Place, (formerly Church Street), as extended;

THENCE southerly along the same, thirty-nine feet (39), two (2) inches, to land now or late of S.J. Callender;

THENCE westerly along the same through the center of a party wall seventy (70) feet, six (6) inches to the easterly side of Greenwich Street at the point or place of BEGINNING; be the said several distances and dimensions more or less.

PARCEL II (Lot 13 for information only):

ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York, being bounded and described as follows:

BEGINNING at a point on the westerly side of Trinity Place, distant 111 feet 2-1/2 inches southerly from the corner formed by the intersection of the southerly side of Rector Street with the westerly side of Trinity Place;

RUNNING THENCE southerly along the westerly side of Trinity Place 133 feet, 11 inches;

THENCE westerly along a line which forms an interior angle of 90 degrees 30 minutes 30 seconds with the westerly side of Trinity Place, 75 feet 6-3/4 inches to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, 134 feet 10-3/4 inches;

THENCE easterly along a line which forms an exterior angle of 98 degrees 21 minutes 30 seconds with the easterly side of Greenwich Street, 97 feet 1-1/4 inches to the westerly side of Trinity Place the point or place of BEGINNING; be the said several distances and dimensions more or less.

Perimeter Description

Parcel I and Parcel II taken together being more particularly described as follows:

BEGINNING at a point on the westerly side of Trinity Place, distant 111 feet 2-1/2 inches southerly from the corner formed by the intersection of the southerly side of Rector Street with the westerly side of Trinity Place;

RUNNING THENCE southerly along the westerly side of Trinity Place 173 feet, 1 inch to land now or late of S.J. Callender;

THENCE westerly along the same, 70 feet 6 inches to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, 175 feet, 4-3/4 inches to a point;

THENCE easterly along a line which forms an exterior angle of 98 degrees 21 minutes 30 seconds with the easterly side of Greenwich Street, 97 feet 1-1/4 inches to the westerly side of Trinity Place the point or place of BEGINNING.

TOGETHER WITH:

1.	The benefits of the light and air easement set forth in that certain Light and Air Easement between Tony Seiden and Syms Corp. dated as of November 28, 2007, recorded in the Register’s Office on January 9, 2008 as CRFN 2008000009878.

SUBLEASEHOLD PARCEL

PARCEL I (Lot 11 for information only):

ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York, being bounded and described as follows:

BEGINNING at a point on the easterly side of Greenwich Street, distant seventy-four (74) feet, eight (8) inches northerly from the corner formed by the intersection of the easterly side of Greenwich Street with the northerly side of former Edgar Street;

RUNNING THENCE northerly along the said easterly side of Greenwich Street forty (40) feet, six (6) inches to the center line of a party wall between these premises and premises now or late of Henry Nayler;

THENCE easterly along the same, seventy-five (75) feet, eight (8) inches to the westerly side of Trinity Place, (formerly Church Street), as extended;

THENCE southerly along the same, thirty-nine feet (39), two (2) inches, to land now or late of S.J. Callender;

THENCE westerly along the same through the center of a party wall seventy (70) feet, six (6) inches to the easterly side of Greenwich Street at the point or place of BEGINNING; be the said several distances and dimensions more or less.

PARCEL II (Lot 13 for information only):

ALL that certain plot, piece or parcel of land situate, lying and being in the Borough of Manhattan, County, City and State of New York, being bounded and described as follows:

BEGINNING at a point on the westerly side of Trinity Place, distant 111 feet 2-1/2 inches southerly from the corner formed by the intersection of the southerly side of Rector Street with the westerly side of Trinity Place;

RUNNING THENCE southerly along the westerly side of Trinity Place 133 feet, 11 inches;

THENCE westerly along a line which forms an interior angle of 90 degrees 30 minutes 30 seconds with the westerly side of Trinity Place, 75 feet 6-3/4 inches to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, 134 feet 10-3/4 inches;

THENCE easterly along a line which forms an exterior angle of 98 degrees 21 minutes 30 seconds with the easterly side of Greenwich Street, 97 feet 1-1/4 inches to the westerly side of Trinity Place the point or place of BEGINNING; be the said several distances and dimensions more or less.

Perimeter Description

Parcel I and Parcel II taken together being more particularly described as follows:

BEGINNING at a point on the westerly side of Trinity Place, distant 111 feet 2-1/2 inches southerly from the corner formed by the intersection of the southerly side of Rector Street with the westerly side of Trinity Place;

RUNNING THENCE southerly along the westerly side of Trinity Place 173 feet, 1 inch to land now or late of S.J. Callender;

THENCE westerly along the same, 70 feet 6 inches to the easterly side of Greenwich Street;

THENCE northerly along the easterly side of Greenwich Street, 175 feet, 4-3/4 inches to a point;

THENCE easterly along a line which forms an exterior angle of 98 degrees 21 minutes 30 seconds with the easterly side of Greenwich Street, 97 feet 1-1/4 inches to the westerly side of Trinity Place the point or place of BEGINNING.

TOGETHER WITH:

1.	The benefits of the light and air easement set forth in that certain Light and Air Easement between Tony Seiden and Syms Corp. dated as of November 28, 2007, recorded in the Register’s Office on January 9, 2008 as CRFN 2008000009878.

EXCLUDING that portion of the above described real property shown and labeled as “SCA SPACES” on the Plans (as hereinafter defined) lying both (a) between a lower horizontal boundary having an elevation of approximately 00.00' North American Vertical Datum of 1988 (“NAVD88”) and an upper horizontal boundary having an elevation of approximately 140.67' NAVD88 (being the approximate elevation of the bottom of the proposed floor slab of the 10th floor of the proposed building as shown on the Plans), and (b) within the vertical perimeter boundaries of the “SCA SPACES” shown on the Plans (such excluded portion, the “Excluded Area”). As used herein, “Plans” means, collectively, those certain plans entitled “M464 at Trinity Place, New York, NY, Area Calculations, December 18, 2017” prepared by Dattner Architects, consisting of thirteen sheets including a cover sheet, a cellar floor plan, floor plans for each of the 1st through 9th floors, Unit Area Analysis and Total Unit Area Analysis, and Area Comparison Chart, with respect to the proposed building to be constructed on the land pursuant to that certain School Design, Construction, Funding and Purchase Agreement by and between TPHGreenwich Owner LLC, as developer and New York City School Construction Authority. The Plans are attached to the memorandum of Sublease referenced below as Exhibit B thereof.

BUT TOGETHER WITH:

Easements in, to, over, across and through the Excluded Area for the purposes of (i) demolishing, constructing, maintaining, operating, altering, repairing, reconstruction and providing structural support for, utility facilities and improvements within, along, across, under or above the above-described land, and (ii) maintenance of any encroachments by improvements now or hereafter erected on, under or within the above-described land (so long as such encroachments do not materially interfere with the use and operation of the Excluded Area), as contained in the Sublease by and between New York City School Construction Authority, as Landlord, and TPHGreenwich Owner LLC , as Tenant, dated on or about the date hereof, a memorandum of which is dated on or about the date hereof and to be recorded.

-4-